UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

(Amendment No.     )

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REGIONS FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REGIONS FINANCIAL CORPORATION

PROXY STATEMENT AND NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

Dear Fellow Stockholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2016 Annual Meeting of Stockholders of Regions Financial Corporation, to be held at 9:00 A.M., local time, on April 21, 2016, in the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203.

Whether or not you are able to attend the meeting in person, we invite you to read this year’s proxy statement, which highlights key activities and accomplishments of 2015 and presents the matters for which we are seeking your vote at the 2016 meeting. Late last year, we held an Investor Day conference in New York where we reviewed our strategy to strengthen financial performance and build sustainable franchise value. Our business model is based on a solid foundation, which focuses on the strength of our team, our markets, our culture and our ability to execute. Additionally, we have identified steps Regions will take over the next three years to grow and diversify revenue, manage expenses and effectively deploy capital. As part of that effort, we have developed detailed plans to restructure our expense base to operate more efficiently while continuing to invest in revenue-producing businesses. We believe that these actions will accelerate our performance and drive growth and improved profitability in a challenging economy.

Overall, our 2015 performance reflected continued momentum in an environment that has presented some challenges for our industry. And while we entered 2016 with a rigorous focus on expense controls and improving operating efficiency, we also continue to focus on the fundamentals of our business, which — at its core — includes understanding and meeting our customers’ needs.

Throughout 2015, we continued our use of Regions360SM — our go-to-market strategy that allows us to effectively deliver Regions’ value proposition to customers. Regions360 begins with obtaining a fully detailed understanding of our customers’ financial needs. We connect their needs with the best products and services across all of our businesses to help customers achieve their financial goals. The end result is stronger customer relationships, a sustainable business, and communities that thrive. In addition, we also made investments in technology and other innovations during 2015 that are intended to enhance the level of service for our customers and drive revenue.

A letter from our Lead Independent Director follows this letter, as well as the formal notice of the annual meeting setting forth the business that is expected to come before the meeting. Our materials also include our proxy statement and form of proxy. If you have elected to receive your proxy statement by mail, it will be accompanied by our Annual Report on Form 10-K for the year ended December 31, 2015, and the Chairman’s Letter. If you have elected to receive your proxy statement electronically, you will be able to access all of these documents on the Internet.

Your vote is important, and in order that we may be assured of a quorum, we urge you to vote as soon as possible, even if you plan to attend the meeting. The notice and the proxy statement contain instructions on how you can vote your shares over the Internet, by mobile device, by telephone or by mail if you have received a printed copy of the materials and proxy card. If your shares are held for you by your broker, it is important that you instruct your broker on how you want to vote. Under New York Stock Exchange rules, your broker will not be able to use its discretion to vote your shares for the election of Directors or matters related to executive compensation. Please instruct your broker on how you want to vote by following the instructions on the form sent by your broker.

On behalf of the Board of Directors and the over 23,000 associates of Regions, I want to thank you for your continued investment in and support of Regions Financial Corporation.

March 8, 2016

Sincerely, O. B. Grayson Hall, Jr. Chairman, President and Chief Executive Officer

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

Dear Fellow Stockholders:

As the Lead Independent Director of your Board of Directors, I am honored to have the opportunity to write to you, our stockholders, as part of this year’s proxy statement. The proxy statement affords us the opportunity to reach out to all of Regions’ stockholders to review, among many other things, where the Company has been and where we are going.

Over the past few years, we have enhanced our proxy statement to make it clearer, simpler, and more straightforward with a focus on what matters most to stockholders. This includes providing a better understanding of Regions’ strategy, corporate governance, and executive compensation. We hope the following pages will help you better understand the Company and how our governance and compensation practices are linked to performance and accountability in a manner that drives long-term stockholder value. As overseers of the Company, it is the Board’s responsibility to remain highly engaged in the Company’s strategic approach to creating stockholder value, and therefore, we must ensure that communication with our stockholders is a dialogue rather than a monologue. We appreciate your feedback and look forward to meaningful engagement on issues that are important to all of us.

In 2015, Regions enhanced its stockholder outreach program. As part of this effort, during the summer of 2015, your Directors formalized a Director-Stockholder Engagement Framework to better define the roles of management and the Board, as well as stockholders, when engaging with one another. This Framework is designed to guide us all through the engagement process to ensure it is successful and beneficial for everyone involved.

Throughout the year, the Company conducted governance reviews and proactively reached out to stockholders on an individual basis to solicit their feedback on topics of importance to them. To reach a broad audience, Regions also hosted its 2015 Investor Day conference in New York, which was simultaneously webcast. This event was well-attended by investors and analysts and gave us the opportunity to set forth our long-term strategy, which involves, among other things, three areas of focus: (1) grow and diversify revenue, (2) practice disciplined expense management, and (3) effectively deploy capital. The Board remains very focused on the Company’s strategic initiatives to strengthen financial performance, which in turn, will foster long-term sustainable growth for our stockholders.

Let me also extend my heartfelt thanks to George W. Bryan who will not be standing for re-election this year as he reached our mandatory retirement age. He currently chairs the Risk Committee and has also served as a member of both the Audit Committee and the Compensation Committee. Throughout his tenure, he has shared his valuable time and insight, which proved crucial to the growth of Regions during a period of significant change in the financial services industry.

On behalf of the Board, I would like to express our sincere appreciation for the trust you have placed in us, and we look forward to serving you throughout the upcoming year.

March 8, 2016

Sincerely, Charles D. McCrary Lead Independent Director

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To be held Thursday, April 21, 2016

TO THE STOCKHOLDERS OF REGIONS FINANCIAL CORPORATION:

The 2016 Annual Meeting of Stockholders of Regions Financial Corporation (“Regions”), a Delaware corporation, will be held:

Date: Thursday, April 21, 2016

Time: 9:00 A.M., local time

Place: Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203

Record Date: February 22, 2016

The annual meeting is being held for the following purposes:

1.	Election to our Board of Directors of the 11 nominees named in the proxy statement to serve as Directors until the next annual meeting of stockholders or in each case until their successors are duly elected and qualified;

2.	Ratification of the appointment of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2016; and

3.	Nonbinding stockholder approval of executive compensation.

We also will act on any other business that may properly come before the meeting, although we have not received notice of any other matters that may be properly presented.

The Board of Directors fixed the close of business on February 22, 2016, as the record date for the annual meeting. This means that only Regions common stockholders of record at such date are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting. A complete list of Regions stockholders of record entitled to vote at the meeting will be made available for inspection by any Regions stockholder for 10 days prior to the meeting at the principal executive offices of Regions and at the time and place of the meeting.

The annual meeting will begin promptly at 9:00 A.M., local time, and check-in will begin at 8:00 A.M., local time. Please allow ample time for the check-in process. To be admitted to our annual meeting, you must present proof of your stock ownership as of the record date and a valid, government-issued photo identification. See page 18 for further details regarding proof of stock ownership. Your vote is important. Whether or not you plan to attend the annual meeting, you are encouraged to submit your proxy with voting instructions. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card you received in the mail. If you vote by telephone or via the Internet, you need not return a proxy card. You may revoke your proxy at any time before the vote is taken by notifying the Corporate Secretary of Regions in writing or by validly submitting another proxy by telephone, Internet or mail. If you are present at the meeting, you may vote your shares in person, which will supersede your proxy. If you hold shares through a broker or other custodian, check the voting instructions provided to you by that broker or custodian.

March 8, 2016	By Order of the Board of Directors

Fournier J. Gale, III

Corporate Secretary

  ï   2016 Proxy Statement    1

REGIONS FINANCIAL CORPORATION

1900 Fifth Avenue North

Birmingham, Alabama 35203

March 8, 2016

PROXY STATEMENT

The Board of Directors (the “Board”) of Regions Financial Corporation (“Regions”, “Company”, “we”, “us”, or “our”) is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2016 Annual Meeting of Stockholders of Regions. The 2016 Annual Meeting will be held in the Upper Lobby Auditorium of Regions Bank, 1901 Sixth Avenue North, Birmingham, Alabama 35203 on Thursday, April 21, 2016, at 9:00 A.M., local time. The proxies also may be voted at any adjournments or postponements of the annual meeting.

The mailing address of our principal executive offices is 1900 Fifth Avenue North, Birmingham, Alabama 35203. We are first furnishing the proxy materials to stockholders on March 8, 2016.

All properly executed written proxies and all properly completed proxies submitted by telephone or Internet that are delivered pursuant to this solicitation will be voted at the 2016 Annual Meeting of Stockholders in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of Regions common stock as of the close of business on February 22, 2016, the record date, are entitled to notice of, and to vote at, the meeting or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. On February 22, 2016, there were 1,277,092,719 shares of common stock issued and outstanding.

We are continuing to use the Securities and Exchange Commission rule that allows us to furnish our proxy materials to stockholders over the Internet. This means most of our stockholders will receive only a notice containing instructions on how to access the proxy materials over the Internet and vote online. This offers a convenient way for stockholders to review the materials while substantially reducing our printing and mailing expenses. If you receive the notice but would still like to receive paper copies of the proxy materials, please follow the instructions on the notice or on the website referred to on the notice.

We ask you to consider signing up to receive these materials electronically in the future by following the instructions after you vote your shares over the Internet. By delivering proxy materials electronically to our stockholders, we reduce the environmental impact of our meeting. To enroll for electronic delivery, visit http://enroll.icsdelivery.com/rf.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2016:

The Notice of Annual Meeting and Proxy Statement,

Annual Report on Form 10-K for the year ended December 31, 2015 and Chairman’s Letter

are available at www.regions.com or www.proxyvote.com

2       ï   2016 Proxy Statement

ADMISSION TO THE ANNUAL MEETING

Admission to our 2016 Annual Meeting is limited to our registered and beneficial stockholders as of the record date and persons holding valid proxies from stockholders of record. To be admitted to our annual meeting, you must bring a valid, government-issued photo identification and proof of your stock ownership as of the record date, such as:

•	If you are a stockholder of record, bring the Admission Ticket appearing on the top of your proxy card or bring the Notice of Internet Availability of Proxy Materials you received in the mail.

•	If your shares are held at a bank or broker, bring the Notice of Internet Availability of Proxy Materials you received in the mail or a brokerage statement evidencing ownership of Regions common stock as of the record date.

•	If you received our meeting materials electronically, bring a copy of the email notification.

Stockholders who do not present the Admission Ticket or other proof of stock ownership will be admitted only upon verification of ownership at the registration desk.

For security reasons, no large bags, backpacks, briefcases or packages will be permitted in the annual meeting, and security measures will be in effect to provide for the safety of attendees. The use of any electronic devices such as cameras (including mobile phones with photographic capabilities), recording devices, smartphones, tablets, laptops and other similar devices is strictly prohibited.

Individuals with a disability requesting assistance please contact Regions’ Americans with Disabilities Act Manager Kathy Lovell by email at kathy.lovell@regions.com, by phone at 205-264-7495 or toll-free 1-800-734-4667, or using Regions’ Telecommunication Device for the Deaf (TTY/TDD) toll free at 1-800-374-5791.

  ï   2016 Proxy Statement    3

PROXY SUMMARY

PROXY SUMMARY

This summary highlights certain information about Regions. This summary does not contain all of the information provided elsewhere in the proxy statement; therefore, you should read the entire proxy statement carefully before voting. For more complete information regarding the Company’s 2015 performance, review the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

2016 Annual Meeting of Stockholders

• Date:	Thursday, April 21, 2016

• Time:	9:00 A.M., local time

• Place:	Regions Bank, Upper Lobby Auditorium 1901 Sixth Avenue North Birmingham, Alabama 35203

• Record Date:	February 22, 2016

• Voting:	Common stockholders as of the record date are entitled to vote. Stockholders of record can vote by proxy several ways:
To vote with your mobile device (tablet or smartphone), scan the Quick Response Code that appears on your proxy card or Notice of Internet Availability of Proxy Materials (may require free software).
To vote over the Internet, visit www.proxyvote.com and enter your 16 digit control number that appears on your proxy card, email notification or Notice of Internet Availability of Proxy Materials.
To vote by telephone, call 1-800-690-6903 and follow the recorded instructions. If you vote by telephone, you also will need your 16 digit control number that appears on your proxy card.

If you request printed copies of the proxy materials be sent to you by mail, vote by filling out the proxy card and send it back in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

Additionally, you may vote in person at the annual meeting. We will collect the proxy cards prior to the vote being finalized.

If you hold your stock in street name or through the Regions Financial Corporation 401(k) Plan, see Questions and Answers about the Annual Meeting and Voting beginning on page 17 for more information about how to vote your shares.

Admission to our annual meeting is limited to our registered and beneficial stockholders as of the record date and persons holding valid proxies from stockholders of record. To be admitted to our annual meeting, you must bring proof of your stock ownership as of the record date or a valid proxy and a valid, government-issued photo identification. See page 18 for further details.

4       ï  2016 Proxy Statement

PROXY SUMMARY

Proposals That Require Your Vote

		Board Recommendation	More Information	Votes Required for Approval
PROPOSAL 1	Election of Directors	FOR each Nominee	Page 26	Affirmative “FOR” vote of a majority of the votes cast for or against each of these proposals. Abstentions and broker non-votes have no effect on the vote results for these proposals.
PROPOSAL 2	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Page 57
PROPOSAL 3	Nonbinding Stockholder Approval of Executive Compensation	FOR	Page 60

Information about Regions

Regions (NYSE:RF) is a financial holding company headquartered in Birmingham, Alabama, that operates in the South, Midwest and Texas. Regions, through its subsidiaries, provides traditional commercial, retail and mortgage banking services, as well as other financial services in the fields of asset management, wealth management, securities brokerage, insurance, trust services, merger and acquisition advisory services and specialty financing.

At December 31, 2015, Regions had total consolidated assets of approximately $126.1 billion, consolidated deposits of approximately $98.4 billion and total consolidated stockholders’ equity of approximately $16.8 billion.

Regions is a Delaware corporation. Regions’ principal executive offices are located at 1900 Fifth Avenue North, Birmingham, Alabama 35203. Regions is a member of the S&P 500 Index and is the 18th largest full-service bank holding company in the nation.

Regions conducts its banking operations through Regions Bank, an Alabama state-chartered commercial bank that is a member of the Federal Reserve System. At December 31, 2015, Regions Bank operated 1,962 ATMs and 1,627 banking offices in 16 states.

Our Strategy

Together, our values, mission and vision guide us in developing our business strategy. While our strategic priorities, appearing in the graphic to the right, guide our day-to-day operations, Regions developed a comprehensive three-year strategic plan in 2015 designed to further promote long-term stockholder value. As our 2016-2018 strategic financial plan was prepared and reviewed with our Board, our executive management team worked to ensure there was alignment of our corporate strategy with our Board-approved Risk Appetite Statement. The essence of our strategy demonstrates the strength of our culture, our markets, our team and our strong capital base, as well as our commitment to execute a plan that will deliver sustainable performance and stockholder returns over the next three years.

2016-2018 Strategic Initiatives

•	Grow and diversify revenue streams

•	Disciplined expense management

•	Effectively deploy capital

  ï  2016 Proxy Statement    5

PROXY SUMMARY

The Foundation of our Growth

Throughout 2015, we continued using Regions360SM, our go-to-market strategy that allows us to effectively deliver our value proposition to customers. Regions360 begins with obtaining a detailed understanding of our customers’ financial needs. We connect their needs with the best products and services across all of our businesses to help customers achieve their financial goals. The end result is stronger customer relationships, a sustainable business and communities that thrive.

In 2015, we continued to make steady progress growing customer accounts, deposits, loans and Regions360 relationships. The growth was broad-based across our footprint and across the many products and services we offer our customers.

Strength of Culture

Our basic values, beliefs and mission reflect our culture.

Regions’ mission is to achieve superior

economic value for our shareholders over time

by

making life better for our customers, our associates and our communities and creating shared value as we help them

meet their financial goals and aspirations.

Our Vision Statement

Regions aims to be the premier regional financial institution in America through being deeply embedded in its communities, operating as one team with the highest integrity, providing unique and extraordinary service to all of its customers and offering an unparalleled opportunity for professional growth for its associates.

Our vision statement is an aspiration, and it defines our future. It is meant to clarify what we do, where we do it and how we will execute. We aim to achieve our vision by providing expert financial advice, guidance and education to customers; by building well-developed business plans that we execute with discipline; by building on a foundation of integrity and trust throughout our business; by delivering excellent customer service and convenience; and by offering our associates the opportunity to grow professionally and work on an outstanding team.

We believe how we reach our potential is just as important as what we achieve. While a company can claim corporate ideals or adopt a tremendous vision statement, ultimately it is a company’s associates who embody those ideals.

Our Corporate Values

In Regions’ case, our corporate values are not simply the values of a legal entity; they are values that encompass the ethics and commitment of over 23,000 associates. Our values are the statement of how we will do business; they are a promise and a measuring stick against which to judge our behavior and results:

•	Put People First: Have respect for every person. Listen. Care. Serve others before yourself. Build the best team. Be inclusive. Work as one team. Balance work in a full life. Lead humanely. Set the good example. And remember to say thank you.

•	Do What is Right: Always. Be honest. Do what you say. Use common sense. Stand for quality and integrity. Take the long view. Earn trust. Be responsible and accountable.

•	Focus on Your Customer: Serving the customer as one team, in an exceptional way, is our business, our only business. Know your customer. Serve your customer. Be committed. Understand needs. Meet needs. Make your customer’s life better by what you do. Create shared value.

6       ï  2016 Proxy Statement

PROXY SUMMARY

•	Reach Higher: Grow. Our company must grow, and we must grow prudently. Raise the bar. Be energetic. Be innovative. Achieve excellence. Improve continuously. Inspire and enable others. Succeed the right way. Improve efficiency and effectiveness.

•	Enjoy Life: Have fun. We are in the business of banking. But more importantly, we are in the business of life. Enjoy it. Laugh. Be creative. Celebrate. Recognize success.

2015 Year-End Business Highlights

Loans $81.2B 5% v. 2014

Deposits $98.4B 4% v. 2014

Assets $126.1B 5% v. 2014

•	We reported net income from continuing operations available to common stockholders totaling $1 billion and diluted earnings per common share of $0.76.

•	We returned $927 million to our owners in the form of quarterly dividends and common share repurchases or 93 percent of net income available to common stockholders.
•	We realized a healthy 4 percent growth in adjusted non-interest income.*

•	We maintained a strong capital level with year-end Basel III Tier 1 Capital and Total capital ratios of 11.65 percent and 13.88 percent, respectively.

* See reconciliation in Regions’ Annual Report on Form 10-K for the year ended December 31, 2015 on page 46.

  ï  2016 Proxy Statement    7

PROXY SUMMARY

Stock Performance Graph

This graph shows the cumulative total stockholder return for Regions common stock in each of the five years from December 31, 2010, to December 31, 2015. The graph also compares the cumulative total returns for the same five-year period with the S&P 500 Index and the S&P 500 Banks Index.

The comparison assumes $100 was invested on December 31, 2010, in Regions common stock, the S&P 500 Index, and the S&P 500 Banks Index and that all dividends were reinvested.

	Cumulative Total Return
	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
Regions	$100.00	$61.93	$103.31	$144.87	$157.37	$146.48
S&P 500 Index	$100.00	$102.11	$118.43	$156.77	$178.22	$180.67
S&P 500 Banks Index	$100.00	$89.28	$110.76	$150.33	$173.64	$175.12

Economic Development and Community Outreach

We participated in several economic development initiatives during 2015. In August, Regions served as lead sponsor to an Inner City Capital Connections conference held in Birmingham, which serves to educate companies in or near city centers on how to access capital to expand their businesses.

In addition, our associates made a positive difference in the communities we served throughout 2015:

•	Provided more than 80,000 hours of volunteer work, up 3.2 percent from 2014, including 16,000 volunteer hours on financial education.

•	Trained over 150 facilitators to incorporate financial education into classrooms and parent workshops, and the Regions at Work® team presented over 59,000 financial education seminars during the year throughout our footprint.

•	Implemented financial education in 102 high schools and seven colleges.

•	Had more than 10,000 volunteer hours with Junior Achievement, earning us the President’s Silver Award.

•	Contributed $10.7 million in charitable giving — a 2 percent increase from 2014.

Regions also makes an indirect economic impact by taking an active role in economic development throughout our footprint. In 2013, Regions established the Alabama Economic Development Loan Pool, and at that time, earmarked $1 billion to provide economic development capital and support job growth in Alabama. Since 2013, the loan pool amount has been increased to $1.5 billion.

Regions is one of the nation’s leading direct investors in Low Income Housing Tax Credit projects. In 2015, Regions invested more than $231 million in such tax-credit partnerships, supporting 46 developments that provided 3,670 units of affordable housing for low- and moderate-income individuals and families, all within our footprint.

Corporate Social Responsibility

Corporate social responsibility at Regions encompasses coordinating, tracking and reporting our progress around diversity and inclusion; our corporate response when disasters strike; our environmental impact; and our economic development, sustainability and associate volunteer efforts. Key initiatives and activities include:

•	Annual Social Responsibility Report

•	Annual Corporate Sustainability Report

•	Regions Diversity Advisory Council

8       ï  2016 Proxy Statement

PROXY SUMMARY

•	Corporate Diversity Network

•	Supplier Diversity Program

•	Minority Capital Markets Initiative

•	Partnerships with the United Negro College Fund and Historically Black Colleges and Universities, providing scholarships and financial education

•	“What A Difference A Day Makes” program, offering all associates an annual day of Company-paid time off to volunteer in his or her community

At Regions, we recognize diversity and inclusion are essential to achieving and maintaining a thriving company, and our commitment is reinforced through our ongoing efforts to reflect, anticipate and adapt to the changing demographics of the communities where we live and work. Our public commitment to these efforts is supported by our Directors, executive management, and associates. Our strategic approach to diversity and inclusion — inside and outside of Regions — is not only good business, it is the right thing to do for our customers, communities, associates and stockholders. We have a cross-functional network of Regions associates who work together to advance the Company’s comprehensive diversity and inclusion strategy. Additionally, the Regions Diversity Advisory Council, composed of academic, community, and business leaders, offers an objective perspective on matters of diversity and inclusion in our workplace and marketplace.

Regions also supports the communities in which we operate by striving to minimize our environmental impact. This requires us to be mindful of every decision we make and to continually seek areas in which we can improve. For example, in 2015:

•	Our confidential trash program collected approximately 13 million pounds of paper and other confidential material (1.6 percent more paper than in 2014). After the paper was shredded, it was used by U.S. mills to manufacture new paper, which saved 109,000 trees, more than 2.4 million gallons of oil, 19,200 cubic yards of landfill space, more than 25.6 million kilowatts of energy and almost 45 million gallons of water.

•	Regions used 1.1 percent (2.5 million kWh) less electricity than in 2014 when comparing the same buildings. This is enough electricity to power over 236 average homes for a year (per U.S. Department of Energy Residential Energy Consumption Survey, 2014).

•	By the end of 2015, Regions reached a significant milestone in energy reduction. To measure progress, Regions’ energy consumption program has been monitoring the same buildings since 2008. For the 11.5 million square feet being tracked, electricity consumption has dropped by 20 percent since 2008. Even with rate increases, the cost of electricity for these buildings was $3.4 million less in 2015 than in 2008.

•	Regions continued our commitment to renewable energy by purchasing 5,000 kWh per month of renewable energy through Duke Energy’s GoGreen Indiana Initiative. The energy for this particular program is generated from regional wind sources.

Policy on Political Contributions

Regions’ Policy on Political Contributions and Code of Business Conduct and Ethics both govern and promote the highest standards of behavior by our Company and our associates with regard to political activities. The policies also ensure compliance with all current applicable federal and state campaign finance laws. Like most public companies, Regions recognizes that decisions made by governmental agencies and lawmakers can have a significant impact on our operations, stockholders, customers and associates. Accordingly, we monitor and track issues that affect our business and express our views to lawmakers and regulators.

Regions may make corporate political contributions in states where permissible. These contributions may be directed to state party organizations and candidates for statewide offices, state legislatures and, in rare instances, local offices.

Also, where legally permitted, Regions may make independent expenditures or corporate contributions in connection with state and local ballot initiatives and referenda on important policy issues that are likely to impact our business and our stakeholders. Regions does not, however, make contributions to political entities organized under Section 527 of the Internal Revenue Code or to special interest lobbying groups organized under Section 501(c)(4) of the Internal Revenue Code to support political activities, even when legally permissible.

Regions discloses annually its independent expenditures and corporate political giving on the Investor Relations section of our website at www.regions.com.

Recognition

Thanks to our talented, dedicated team of associates, Regions received industry recognition in a number of categories throughout the year, including:

•	Ranked Most Reputable Bank in the United States in the Reputation Institute/American Banker survey

•	Gallup Great Workplace Award, 2015

•	Recognized by the Women’s Forum of New York as being a Corporate Champion for having gender diversity on our Board

•	Corporate Secretary’s Corporate Governance Awards: Finalist for Best Proxy Statement, Large Cap

•	Ranked Best-in-Class among all 299 brands in Forrester Research Q3 Customer Experience Index Survey

•	Ranked number one in customer satisfaction among all measured banks based on the American Customer Satisfaction Index (ACSI) Retail Banking Study demonstrating our commitment to service

  ï  2016 Proxy Statement    9

PROXY SUMMARY

•	Ranked third in Engagement Lab’s “Total Social” data rankings on the top U.S. banks for online and offline conversations

•	Scored in the top 10 percent of over 250 companies evaluated for customer experience by the Temkin Group
•	Received 12 Greenwich Excellence Awards

Cybersecurity

As a financial institution, we are trusted with sensitive information, which we are expected to protect. Regions considers the safekeeping of our customer, associate, and Company data to be of paramount importance. As such, our risk management program, which is overseen by the Risk Committee of the Board, includes a robust cybersecurity program. We employ a team of information security specialists who are tasked with keeping data safe, and we have implemented multiple layers of defense to protect against intrusions.

See page 49 for a more in-depth look at Regions’ cybersecurity risk management program.

Stockholder Engagement

Regions values the viewpoints of our stockholders, and we are committed to providing our stockholders with the ability to express their opinions. Therefore, Regions has taken steps over the past year to strengthen our stockholder engagement efforts.

The following chart describes Regions’ annual stockholder engagement cycle:

As a result of engaging with our stockholders over the past few years, we have taken the following actions:

•	Made publicly available Regions’ political spending and lobbyist activities

•	Included a summary of our strategy in our Proxy Summary

•	Added more detail to our overall company performance in the Proxy Summary

•	Enhanced proxy disclosures with respect to our independent auditor

•	Publicly disclosed a summary of the Director-Stockholder Engagement Framework on our website

•	Enhanced disclosures around executive compensation practices

We encourage all stockholders as of the record date to attend this year’s annual meeting, as this provides you with an opportunity to engage in direct dialogue with the Company. Our stockholder engagements efforts are further detailed on pages 38-39.

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PROXY SUMMARY

How to contact us:

Investor Relations	Regions Financial Corporation 1900 Fifth Avenue North, Birmingham, Alabama 35203 205-581-7890 investors@regions.com
Board of Directors	Regions Financial Corporation c/o Office of the Corporate Secretary 1900 Fifth Avenue North, Birmingham, Alabama 35203
Audit Committee of the Board of Directors	Regions Financial Corporation Attention: Ms. Carolyn H. Byrd Chair, Audit Committee c/o Office of the Corporate Secretary 1900 Fifth Avenue North, Birmingham, Alabama 35203

Proposal 1 – Election of Directors (page 26)

The following chart sets forth information with respect to our 11 nominees standing for election:

	Age	Independent	Principal Occupation	Other Boards (1)	Regions Board Committee(s)
Carolyn H. Byrd (2)	67	Yes	Chairman and CEO, GlobalTech Financial, LLC	• Popeyes Louisiana Kitchen, Inc. • Federal Home Loan Mortgage Corporation	• Audit Committee (Chair) • Risk Committee
David J. Cooper, Sr.	70	Yes	Vice Chairman, Cooper/ T. Smith Corporation	• Alabama Power Company*	• Compensation Committee • Nominating and Corporate Governance (“NCG”) Committee
Don DeFosset	67	Yes	Retired Chairman, President and CEO, Walter Industries, Inc.	• Terex Corporation • National Retail Properties • ITT Corporation	• Compensation Committee (Chair) • Risk Committee
Eric C. Fast (2)	66	Yes	Retired CEO, Crane Co.	• Automatic Data Processing, Inc. • Lord Abbett Family of Funds	• Audit Committee • Risk Committee
O. B. Grayson Hall, Jr.	58	No	Chairman, President and CEO, Regions Financial Corporation and Regions Bank	• Vulcan Materials Company • Alabama Power Company*
John D. Johns (4)	64	Yes	Chairman and CEO, Protective Life Corporation	• Genuine Parts Company • The Southern Company	• NCG Committee • Risk Committee
Ruth Ann Marshall	61	Yes	Retired President, The Americas, MasterCard International, Inc.	• ConAgra Foods, Inc. • Global Payments, Inc.	• Compensation Committee • NCG Committee
Susan W. Matlock	69	Yes	Retired President and CEO, Innovation Depot, Inc.		• Compensation Committee • Risk Committee
John E. Maupin, Jr. (2)	69	Yes	Retired President, Morehouse School of Medicine	• LifePoint Health, Inc. • VALIC Company I and II • HealthSouth Corporation	• Audit Committee • NCG Committee
Charles D. McCrary (3)	64	Yes	Retired President and CEO, Alabama Power Company		• NCG Committee (Chair)
Lee J. Styslinger III (2)	55	Yes	Chairman and CEO, Altec, Inc.	• Vulcan Materials Company	• Audit Committee • Compensation Committee
(1)	Corporations subject to the registration or reporting requirements of the Securities Exchange Act of 1934, as amended, or registered under the Investment Company Act of 1940.

(2)	Audit Committee Financial Expert.

(3)	Lead Independent Director.

(4)	Risk Management Expert.

*	Alabama Power Company has no publicly traded common stock.

  ï  2016 Proxy Statement    11

PROXY SUMMARY

Corporate Governance (page 38)

Regions has a long-standing commitment to providing effective governance of the Company’s business and affairs for the benefit of stockholders. The Board’s NCG Committee periodically reviews our Corporate Governance Principles to maintain effective and appropriate standards of corporate governance. A commitment to strong governance practices is a hallmark of the Board’s stewardship on behalf of stockholders and stakeholders. As such, we regularly review our practices to ensure effective collaboration between management and our Board.

Below are some of the governance best practices that we follow.

What We Do

✓	Continuous Focus on Strategic Planning	The Board and management regularly focus on strategy and planning.
✓	Maintain an Overwhelmingly Independent Board	Of the Board’s current 12 Directors, 11 are independent, including the Lead Independent Director.
✓	Recruit the Best Directors	Our Board reflects a range of talents, ages, skills, diversity and expertise.
✓	Strive for Board Diversity	Currently, 25 percent of our Directors are female and 17 percent are ethnically diverse.
✓	Maintain a Declassified Board	Directors are elected annually by a majority of votes cast in an uncontested election.
✓	Hold Frequent Board and Committee Meetings	The Board held 9 meetings in 2015, and the Board’s Committees held 28 meetings in 2015. The Board meets in executive session at each regular Board meeting and most conference call Board meetings.
✓	Expect Director Attendance at Meetings	Our current Director attendance for Board and Committee meetings averaged over 96 percent in 2015, and each Director attended over 75 percent of Board and Committee meetings on which the Director served.
✓	Maintain Independent Committees	The Board has four independent, standing Committees to assist it in carrying out its work: an Audit Committee, a Compensation Committee, an NCG Committee, and a Risk Committee. Each Committee operates under a written charter approved by the Board and annually reviewed by each Committee and the NCG Committee.
✓	Maintain Corporate Governance Principles	The Board has adopted comprehensive Corporate Governance Principles to guide its oversight and independent governance leadership.
✓	Conduct Board Self-Evaluations	The Board and Committees conduct annual self-evaluations.
✓	Facilitate a Director Education Program	The Board has a robust Director Education Program to keep abreast of products and services offered by the Company; significant risks and compliance issues; laws, regulations and requirements applicable to the Company and its affiliates; corporate governance best practices; and changes in the financial services industry.
✓	Conduct CEO Evaluation	The Board conducts an annual evaluation of the Chief Executive Officer.
✓	Administer Board Orientation	New Directors are provided with an orientation package and attend a Board orientation session, including Committee-specific orientation sessions, as appropriate.
✓	Maintain Stock Ownership Requirements	Robust stock ownership guidelines for Directors and executive officers are in place.
✓	Properly Align Executive Compensation	We have specific policies and practices to align executive compensation with long-term stockholder interests; these policies and practices are routinely reviewed by the Compensation Committee in conjunction with an independent compensation consultant.
✓	Provide for a Strong Clawback Policy	We have adopted an enhanced clawback policy that applies to our executive officers, as well as a number of other senior management.
✓	Review Management and Succession Planning	The Board reviews management talent and succession at least annually.
✓	Promote Cross-Committee Membership	The Chairs of the Audit Committee and Risk Committee serve on both Committees. The Chair of the Compensation Committee also serves on the Risk Committee.
✓	Administer a Code of Conduct	The Company adopted a comprehensive Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all Directors, executive officers and associates. Vendors and consultants are expected to adhere to any applicable Code of Conduct provisions.
✓	Maintain an Ethics Council	Our internal Ethics Council ensures proper oversight and application of the Code of Conduct.
✓	Actively Fight Cybersecurity Threats	The Company makes on-going investments in systems and technology, as well as training and education for all associates and Directors to combat cybersecurity threats.
✓	Keep Directors Informed	Our Directors and Committees are routinely provided with articles and reports to stay well informed of trends and best practices with respect to corporate governance, risk management, compensation, audit, regulatory matters and other topics.
✓	Remain Socially Responsible	We have a long-standing commitment to corporate social responsibility.

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PROXY SUMMARY

✓	Disclose Political Contributions	Pursuant to our Policy on Political Contributions, we disclose annually our independent expenditures and corporate political giving.
✓	Maintain Mandatory Director Retirement Policy	Directors retire on the date of the next annual meeting of stockholders after reaching age 72.
✓	Require Management Accountability	Management is accountable to the Board and the stockholders for their decisions.
✓	Keep Stockholder Voting Rights Consistent with Ownership	All common stockholders are entitled to one vote per share of common stock. Holders of preferred stock are not entitled to vote at the meeting.
✓	Pay for Performance	Majority of pay is not guaranteed. Executive compensation is tied to Company performance and aligned with the long-term interests of stockholders.
✓	Engage with our Stockholders	The NCG Committee has formalized a Director-Stockholder Engagement Framework to guide Directors and stockholders in the engagement process. Throughout the year, members of management meet with stockholders to solicit their opinions on various topics. If requested by major stockholders, our Lead Independent Director will ensure he is available for consultation and direct communication.
✓	Board Oversees Risk Management	Our Board has oversight of risk management with a focus on the most significant enterprise risks facing the Company, including strategic, reputational, liquidity, market, operational, credit, legal, and compliance risks.
✓	Controls Over 10b5-1 Plans	We have guidelines governing the use of pre-established trading plans for transactions in our securities.

What We Don’t Do
X	No Hedging of Regions Securities	Long-standing policies restricting all hedging of Regions equity securities by Directors, executive officers and associates.
X	No Pledging of Regions Securities	Enacted polices restricting pledging of Regions equity securities by Directors and executive officers.
X	No Selective Disclosure of Information	We have a Fair Disclosure Policy applicable to all Directors, executive officers and associates to ensure timely, transparent, consistent and accurate financial and other information is provided to the investing community on a non-selective basis.
X	No “Poison Pill”	There is no stockholder rights plan or “poison pill.”
X	No Family Relationships among Directors and Executive Officers	No immediate family relationships exist between any of our Directors or executive officers and any of our other Directors or executive officers.

Board Leadership Structure

Our Board leadership structure currently consists of a Chairman, who also serves as our President and Chief Executive Officer, a Lead Independent Director, and independent Committee chairs and members. The Board is presently composed of 12 Directors, 11 of whom are independent. Director Bryan, who has reached Regions’ mandatory retirement age, is not standing for re-election.

The Board believes that Regions is currently best served in combining the Chairman and Chief Executive Officer positions, complemented by an independent, strong and effective Lead Independent Director with robust responsibilities and duties.

Lead Independent Director

Charles D. McCrary serves as Regions’ Lead Independent Director. Both the Board and management believe that strong, independent Board leadership is a critical aspect of effective corporate governance.

Our Lead Independent Director’s responsibilities and duties are listed on page 40 and include, but are not limited to:

•	Establishing the agenda and presiding at executive sessions of the independent Directors;

•	Coordinating the activities of the independent Directors, including the authority to call meetings of independent Directors;

•	If requested by major stockholders, ensuring that he or she is available for consultation and direct communication; and

•	Regularly communicating with our Chairman on a variety of issues including business strategy and succession planning.

  ï  2016 Proxy Statement    13

PROXY SUMMARY

Current Board Composition

The composition of our current 12-member Board represent a diverse set of experience, expertise and attributes and consist of:

Below are some of our current Directors’ skills, qualifications and areas of expertise:

✓	Academia
✓	Ethics and integrity
✓	Business operations
✓	Corporate governance
✓	Environmental/sustainability/corporate responsibility
✓	Capital allocation
✓	Financial expertise/literacy
✓	Financial services industry
✓	Insurance industry
✓	International operations
✓	Investments
✓	Real estate
✓	Risk management
✓	Technology
✓	Outside board experience
✓	CEO or senior executive officer experience
✓	Regulatory, compliance and legal
✓	Innovator/growth creator
✓	Strategic planning
✓	Executive compensation and benefits
✓	Cybersecurity

Board Committees

The four standing Committees established by the Board meet on a regular basis and operate under written charters approved by the Board and reviewed annually by each Committee and the NCG Committee. Each Committee performs an annual self-evaluation to determine whether the Committee is functioning effectively and fulfilling its duties as prescribed by its charter. All members of the Audit Committee have been determined to be an Audit Committee Financial Expert as defined by the Securities and Exchange Commission’s (“SEC”) Regulation S-K Item 407. The Risk Committee includes at least one Director who has experience in identifying, assessing and managing risk exposures of large, complex financial firms, as defined by Regulation YY of the Board of Governors of the Federal Reserve System.

All members of the Audit Committee, the Compensation Committee, the NCG Committee and the Risk Committee are independent. Cross-Committee membership is considered when the NCG Committee recommends Committee member assignments to the Board. For example, the Chairs of the Audit Committee and the Risk Committee each serve on both Committees. In addition, the Chair of the Compensation Committee serves on the Risk Committee and attends the majority of the Audit Committee meetings. The Chair of the NCG Committee, who also serves as the Lead Independent Director, attends a majority of all other Committee meetings as well. Currently, all independent Directors other than the Lead Independent Director serve on at least two Committees, providing further opportunities for cross-Committee membership.

Leadership and outside board experience are two of the many qualities considered by the NCG Committee when selecting nominees and determining Committee member assignments each year. Of the eight nominees standing for reelection who currently serve on outside public company boards, seven of these individuals chair committees on their outside boards.

Proposal 2 — Ratification of Auditors (page 57)

We are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2015. Below is summary information with respect to fees paid by us for the audit, tax and regulatory compliance advisory services provided by Ernst & Young LLP during 2015 and 2014.

	2015	2014
Audit fees	$6,303,384	$6,181,738
Audit related fees	318,769	485,650
Tax fees	71,958	218,062
All other fees	133,196	1,738,909
Total fees	$6,827,307	$8,624,359

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PROXY SUMMARY

Proposal 3 — 2015 Executive Compensation (page 60)

2016 Executive Officers

Our current executive officers are listed below.

Name	Age	Position
O. B. Grayson Hall, Jr.	58	Chairman, President and Chief Executive Officer
David J. Turner, Jr.	52	Chief Financial Officer
Fournier J. Gale, III	71	General Counsel and Corporate Secretary
C. Matthew Lusco	58	Chief Risk Officer
John B. Owen	55	Head of Regional Banking Group
John M. Turner, Jr.	54	Head of Corporate Banking Group
Brett D. Couch	52	Regional President, East Region
Barb Godin	62	Chief Credit Officer
C. Keith Herron	52	Head of Strategic Planning and Execution
William E. Horton	64	Regional President, South Region
Ellen S. Jones	57	Head of Strategic Performance and Alignment
David R. Keenan	48	Head of Human Resources
Scott M. Peters	54	Consumer Services Group Head
William D. Ritter	45	Wealth Management Group Head
Ronald G. Smith	55	Regional President, Mid-America Region

Executive Compensation

In 2015, the majority of compensation awarded to our Named Executive Officers (“NEOs”) was performance-based:

•	The 2015 target annual cash incentive for our CEO was 150 percent of base pay, and represented 20 percent of total target compensation. Due to our performance, however, the annual incentive paid below target and, therefore, made up a slightly lower percentage of total compensation for the CEO, as well as the rest of our NEOs.

•	Long-term incentives issued under our 2010 Long-Term Incentive Plan represent the largest portion of direct compensation for our NEOs, which includes:

¡	Performance Stock Units and Performance Cash Unit grants that do not vest for three years and for which the ultimate value and amount is based on the future performance of the Company.

¡	Restricted Stock Unit grants that do not vest for three years and are subject to maintaining certain safety and soundness criteria.

The chart below shows the 2015 compensation for Regions’ Chairman, President and CEO, O. B. Grayson Hall, Jr. and other NEOs, as a group, in each case expressed as a percentage of total direct compensation.

  ï  2016 Proxy Statement    15

PROXY SUMMARY

For 2015, after reviewing our NEO pay levels compared to market medians, the Compensation Committee determined that current target levels of compensation for all of our NEOs with the exception of the Chief Risk Officer (“CRO”) were appropriately positioned to market. As a result, the Committee approved an increase in the total compensation target for our CRO. Because Regions’ executive compensation is designed to balance compensation with an emphasis on performance-based pay that is both deferred and subject to future performance, the increase in target compensation for the CRO was to the long-term incentive compensation portion. The decisions made and the results of performance on pay for 2015 is more fully described in the Compensation Discussion and Analysis (“CD&A”) on page 61.

The following table shows actual NEO compensation attributable to the 2015 performance year. Refer to the discussion of each compensation element described in the section 2015 Compensation Decisions – What We Paid and Why beginning at page 66.

2015 Compensation Overview Table

			Long-Term Awards($)
Name	Principal Position	Salary ($)	Stock Awards ($)	Non Equity Incentives (Cash) ($)	Annual Incentive ($)	Total ($)
O. B. Grayson Hall, Jr.	Chief Executive Officer	1,007,692	3,284,720	1,666,667	1,381,546	7,340,625
David J. Turner, Jr.	Chief Financial Officer	636,862	788,340	400,000	633,295	2,458,497
John B. Owen	Head of Regional Banking Group	651,977	788,340	400,000	655,498	2,495,815
C Matthew Lusco	Chief Risk Officer	559,269	788,340	400,000	499,987	2,247,596
Fournier J. Gale, III	General Counsel	564,308	591,250	300,000	504,491	1,960,049

The table above illustrates how the Compensation Committee viewed NEO compensation for 2015. It differs from the Summary Compensation Table required by the SEC and included in the section Compensation of Executive Officers beginning on page 79 of this proxy statement. The principal differences can be summarized as follows:

•	The table above provides the entire value of the long-term incentive grants made to NEOs in 2015 in the “Long-Term Award” column. The annual grant consisted of three equal parts, Restricted Stock Units, Performance Stock Units and a Performance Cash Award. Both the stock and non-equity (cash) portion of the 2015 grant is reflected in this table and considered 2015 compensation by the Compensation Committee.

Under rules established by the SEC, the Summary Compensation Table reports only the portion delivered in the form of stock equivalents in the year granted. Cash awards from the 2015 grant will not be reflected in the Summary Compensation Table until the year they are earned, which for 2015 grants will be in 2018. Similarly, the Summary Compensation Table reports the value of the cash performance portion of the 2013 long-term incentive grant in the Non-Equity Incentive Compensation column in this year’s table because the performance period for that award ended as of December 31, 2015. As described in the CD&A on page 70, the 2013 performance grant was earned at 75 percent of target. The value of this award is not included in this alternative table as it is considered by the Committee to be compensation awarded for a previous year and subject to future performance criteria.

•	The Summary Compensation Table reports the change in pension value and nonqualified deferred compensation earnings, as well as all other compensation.

For more detail, refer to the CD&A beginning on page 61 of this proxy statement.

Submission of Stockholder Proposals or Nominations for 2017 Annual Meeting of Stockholders (page 91)

Stockholder proposals submitted for inclusion in our 2017 Proxy Statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by us by November 8, 2016.

Regions’ By-Laws include provisions requiring advance notice of a stockholder’s nomination of persons for election to the Board or the proposal of other business to be considered by the stockholders, even if not to be included in the 2017 Proxy Statement for the 2017 Annual Meeting of Stockholders. To be timely outside of Rule 14a-8 of the Exchange Act, such notice must be delivered no earlier than November 8, 2016, and no later than December 8, 2016, for our 2017 Annual Meeting of Stockholders.

16       ï  2016 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our 2016 Annual Meeting, stockholders will act upon the matters outlined in the Notice of 2016 Annual Meeting of Stockholders on page 1 and described in this proxy statement.

What matters or proposals are scheduled to be presented, and what vote is required to approve each proposal?

The matters to be acted upon at the meeting are:

		Board Recommendation	More Information	Votes Required for Approval
PROPOSAL 1	Election of Directors	FOR each Nominee	Page 26	Affirmative “FOR” vote of a majority of the votes cast for or against each of these proposals. Abstentions and broker non-votes have no effect on the vote results for these proposals.
PROPOSAL 2	Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Page 57
PROPOSAL 3	Nonbinding Stockholder Approval of Executive Compensation	FOR	Page 60

Could other matters be decided at the annual meeting?

We are not aware of any other matters that will be voted on at the meeting. If, however, other matters properly come before the meeting, or at any adjournment or postponement thereof, the persons named as proxies for stockholders will vote on those matters in a manner they consider appropriate.

What were the voting results of last year’s annual meeting?

At Regions’ annual meeting held in 2015, the stockholders re-elected Regions’ 12 nominees, ratified the appointment of Ernst & Young LLP as the independent registered public accounting firm for the 2015 fiscal year, approved executive compensation (“Say-on-Pay”) and approved the Company’s 2015 Long Term Incentive Plan (“2015 LTIP”). The following is a summary of the voting on each matter presented to our stockholders last year:

Eligible Votes	1,342,806,171
Total Voted	1,131,464,057	(84.26%	)
Broker Non-Votes	189,128,270	(14.08%	)

Proposal	Votes “For”
George W. Bryan	97.83%
Carolyn H. Byrd	98.90%
David J. Cooper, Sr.	97.23%
Don DeFosset	98.37%
Eric C. Fast	99.48%
O. B. Grayson Hall, Jr.	95.79%
John D. Johns	97.38%
Ruth Ann Marshall	97.80%

Proposal	Votes “For”
Susan W. Matlock	97.94%
John E. Maupin, Jr.	97.29%
Charles D. McCrary	81.92%
Lee J. Styslinger III	98.09%
Ratification of Selection of Auditors	98.69%
Say-on-Pay	96.06%
2015 Long Term Incentive Plan	94.98%

  ï   2016 Proxy Statement    17

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is a proxy statement, and what is a proxy?

In accordance with the federal securities laws and the regulations of the SEC, a proxy statement is a document we give to you, or provide you access to, when we are soliciting your vote.

A proxy is your designation of another person to vote stock that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your “proxy vote.”

Fournier J. Gale, III, our General Counsel and Corporate Secretary, and Hope D. Mehlman, our Assistant General Counsel and Assistant Corporate Secretary, have been designated as the proxies to cast the votes of our stockholders at our 2016 Annual Meeting.

What is Notice and Access?

Notice and Access is an SEC rule that allows us to furnish our proxy materials over the Internet to our stockholders instead of mailing paper copies of those materials to each stockholder. As a result, beginning on or about March 9, 2016, we will send to most stockholders a Notice of Internet Availability of Proxy Materials by mail or email containing instructions on how to access our proxy materials over the Internet and vote online.

The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.

Who is entitled to vote at the meeting, and what are my voting rights?

The Board set February 22, 2016, as the record date for the annual meeting. If you were a stockholder of record at the close of business on February 22, 2016, you are entitled to vote at the meeting. As of the record date, 1,277,092,719 shares of our common stock were issued and outstanding and, therefore, eligible to be voted at the meeting. Holders of our common stock are entitled to one vote per share. Therefore, a total of 1,277,092,719 votes are entitled to be cast at the meeting. There is no cumulative voting.

Holders of our Depositary Shares, each representing 1/40th interest in a share of our Non-Cumulative Perpetual Preferred Stock, Series A (the “Class A Depositary Shares”) or representing 1/40th interest in a share of our Non-Cumulative Perpetual Preferred Stock, Series B (the “Class B Depositary Shares”), are not entitled to vote at the meeting.

How many shares must be present to hold the meeting?

A majority of the outstanding shares of Regions common stock must be present, in person or by properly executed or otherwise documented proxy, to constitute a quorum at the annual meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

We urge you to vote promptly by proxy, even if you plan to attend the meeting, so that we will know as soon as possible that enough shares will be present for us to hold the meeting.

Who can attend the annual meeting?

Only common stockholders of Regions at the close of business on February 22, 2016, the record date, may attend the annual meeting.

Admission to the annual meeting will be on a first-come, first-served basis. You will need a valid government-issued identification to gain admission. Admission to our annual meeting is limited to our registered and beneficial stockholders as of the record date and persons holding valid proxies from stockholders of record.

To be admitted to our annual meeting, you also must bring proof of your stock ownership as of the record date, such as the Admission Ticket appearing on your proxy card or the Notice of Internet Availability of Proxy Materials if you are a stockholder of record. If your shares are held at a bank or broker, you should bring the Notice of Internet Availability of Proxy Materials you received in the mail or a brokerage statement evidencing ownership of Regions common stock as of the record date. Stockholders who do not present the Admission Ticket or other proof of ownership will be admitted only upon verification of ownership at the registration desk.

For security reasons, no large bags, backpacks, briefcases or packages will be permitted in the annual meeting, and security measures will be in effect to provide for the safety of attendees. The use of any electronic devices such as cameras (including mobile phones with photographic capabilities), recording devices, smartphones, tablets, laptops and other similar devices is strictly prohibited.

18       ï   2016 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the difference between being a stockholder of record and a “street name” holder or “beneficial owner”?

If your shares are registered directly in your name with Computershare, our transfer agent, you are considered the stockholder of record with respect to those shares.

If your shares are held in a brokerage account or by another nominee or custodian, you are considered the “beneficial owner” of shares held in “street name.” If you hold your shares in street name, you will have the opportunity to instruct your broker, bank, trustee or other nominee as to how to vote your shares. Street name stockholders may only vote in person if they have a legal proxy as subsequently discussed in detail.

How do I vote my shares as a stockholder of record?

If you are the record holder of your shares, there are several ways you can vote by proxy:

To vote with your mobile device (tablet or smartphone), scan the Quick Response Code that appears on your proxy card or Notice of Internet Availability of Proxy Materials (may require free software).

To vote over the Internet, visit www.proxyvote.com and enter your 16 digit control number that appears on your proxy card, email notification or Notice of Internet Availability of Proxy Materials.

To vote by telephone, call 1-800-690-6903 and follow the recorded instructions. If you vote by telephone, you also will need your 16 digit control number that appears on your proxy card.

If you request printed copies of the proxy materials be sent to you by mail, vote by proxy by filling out the proxy card and return it in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

Additionally, you may vote in person at the annual meeting. We will collect the proxy cards prior to the vote being finalized.

If you have Internet access, we encourage you to record your vote through the Internet to reduce corporate expenses. The deadline for voting by telephone or through the Internet is 11:59 P.M., Eastern Time on April 20, 2016. If you vote by mail, your proxy card must be received by April 20, 2016.

How do I vote my shares held in street name?

If your shares are held in nominee or street name, you may vote your shares before the meeting by phone or over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials you received or, if you received a Voting Instruction Form from your brokerage firm, by mail by completing, signing and returning the form you received. You should check your Voting Instruction Form to see if Internet or telephone voting is available to you. Although most brokers and nominees offer telephone and Internet voting, availability and specific processes will depend on their voting arrangements. See the Notice of Internet Availability of Proxy Materials or Voter Instruction Form for available options.

If you have Internet access, we encourage you to record your vote through the Internet to reduce corporate expenses. The deadline for voting by telephone or through the Internet for most street name holders is 11:59 P.M., Eastern Time on April 20, 2016. If you vote by mail, we must receive your Voter Instruction Form by April 20, 2016.

If you hold your shares through a broker, bank or other nominee and you wish to vote in person at the meeting, you will need to bring a legal proxy to the meeting, which you must request through your broker, bank, or other nominee. Note that if you request a legal proxy, any proxy with respect to your shares of our common stock previously executed by your broker, bank or other nominee will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

  ï   2016 Proxy Statement    19

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How do I vote if I hold my stock through the Regions 401(k) Plan?

If you are a participant in the Regions 401(k) Plan, the electronic voting instructions constitute the voting instruction form and cover all shares you may vote under the Regions 401(k) Plan. Under the terms of the Regions 401(k) Plan, the Regions 401(k) Plan trustee votes all shares held by the Regions 401(k) Plan, but each participant may direct the trustee how to vote the shares of Regions common stock allocated to his or her Regions 401(k) Plan account. If you own shares through the Regions 401(k) Plan and do not submit voting instructions, the Regions 401(k) Plan trustee will vote the shares in favor of Proposals 1, 2 and 3. To vote your stock held in the Plan, you must do one of the following by 11:59 P.M., Eastern Time on April 18, 2016:

To vote with your mobile device (tablet or smartphone), scan the Quick Response Code that appears on your proxy card or Notice of Internet Availability of Proxy Materials (may require free software).

To vote over the Internet, visit www.proxyvote.com and enter your 16 digit control number that appears on your proxy card, email notification or Notice of Internet Availability of Proxy Materials.

To vote by telephone, call 1-800-690-6903 and follow the recorded instructions. If you vote by telephone, you will also need your 16 digit control number that appears on your proxy card.

If you request printed copies of the proxy materials be sent to you by mail, vote by proxy by filling out the proxy card and return it in the envelope provided to: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

How do I vote if I hold my stock through the dividend reinvestment plan?

If you are a participant in the Computershare Investment Plan for Regions Financial Corporation (the dividend reinvestment plan), the proxy card or electronic voting instructions cover all shares allocated to your account under the plan. If you do not return your proxy card, or vote by telephone or over the Internet, your shares in the dividend reinvestment plan will not be voted. To vote your stock held in the dividend reinvestment plan, follow the above instructions.

Can I change my vote after submitting my proxy?

If you voted over the Internet or by telephone, you can change your vote by voting again over the Internet or by telephone before 11:59 P.M., Eastern Time on April 20, 2016.

You can revoke your proxy at any time before the vote is taken at the annual meeting by submitting to our Corporate Secretary written notice of revocation or a properly executed proxy of a later date, or by attending the annual meeting and voting in person. Written notices of revocation and other communications about revoking Regions proxies should be addressed to:

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Attention: Fournier J. Gale, III, Corporate Secretary

If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

What if I do not specify how I want my shares voted?

If you requested printed copies of the proxy materials and sign and return your proxy card without giving specific voting instructions, your proxy will be voted in accordance with the Board’s recommendations.

Our telephone and Internet voting procedures do not permit you to submit your proxy vote by telephone or Internet without specifying how you want your shares voted.

Will my shares be voted if I don’t provide my proxy and don’t attend the annual meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

As previously described, if you hold your shares through the Regions 401(k) Plan and do not vote your shares, your shares (along with all other shares in the Plan for which votes are not cast) will be voted by the Plan trustee and in favor of Proposals 1, 2 and 3.

If you are a participant in the Computershare Investment Plan for Regions and do not return your proxy card, or vote by telephone or over the Internet, your shares in that plan will not be voted.

If you hold your shares in street name and do not give your broker instructions on how to vote your shares, see the next question.

20       ï   2016 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the materials you receive from your broker. If you do not provide voting instructions to your broker, whether your shares can be voted depends on the item being considered for vote. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares. If you hold your shares in street name and do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on proposals not considered “routine.” This is known as a broker non-vote.

Therefore, without instructions from you, the broker may not vote on any proposal other than Proposal 2 (the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for 2016).

Brokers and other nominees will not be able to vote your shares regarding Proposal 1 (election of Directors) or Proposal 3 (nonbinding stockholder approval of executive compensation) unless you return your voting instruction form or submit your voting instructions by telephone or over the Internet.

Has Regions hired a proxy solicitor?

We have made arrangements with Innisfree M&A Incorporated to assist us in soliciting proxies. We also may use several of our associates, without additional compensation, to solicit proxies from Regions stockholders, either personally or by telephone, facsimile, email or letter on Regions’ behalf.

If you have any questions or need assistance voting your shares, please contact Innisfree M&A Incorporated:

Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022.

Stockholders may call Innisfree toll-free: 1-888-750-5834.

Banks and brokers may call Innisfree collect: 1-212-750-5833.

How does the Board recommend that I vote?

For the reasons set forth in more detail later in this proxy statement, the Board recommends you vote:

•	FOR all the nominees named in this proxy statement (Proposal 1)

•	FOR the ratification of appointment of Ernst & Young LLP as Regions’ independent registered public accounting firm for the year 2016 (Proposal 2)

•	FOR the nonbinding stockholder approval of executive compensation (Proposal 3)

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions received.

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast in person by ballot and to act as Inspector of Election. A representative from Broadridge will be present at the annual meeting.

When will the Company announce the voting results?

We will announce the preliminary voting results at the annual meeting. The Company will report the final voting results in a Current Report on Form 8-K filed with the SEC within four business days of the annual meeting.

How can I access Regions’ proxy materials and annual report electronically?

This proxy statement, the Company’s 2015 Annual Report on Form 10-K, and the Chairman’s Letter are available to Regions stockholders on the Internet in the Investor Relations section of www.regions.com and at www.proxyvote.com through the notice and access process.

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you already have Internet access, there will be no additional charge for you to have electronic access through the Internet to our proxy materials and annual report.

  ï   2016 Proxy Statement    21

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

If you are a registered stockholder, you can choose to receive future proxy statements and annual reports electronically by following the prompt if you choose to vote through the Internet. Stockholders who choose to view future proxy statements and annual reports through the Internet will receive an email with instructions containing the Internet address of those materials, as well as voting instructions, approximately four weeks before future meetings.

If you elect to view our future proxy statements and annual reports electronically and vote your proxy through the Internet, your enrollment will remain in effect for all future stockholder meetings until you cancel it. To cancel, registered stockholders should access http://enroll.icsdelivery.com/rf and follow the instructions to cancel your enrollment. If you hold your Regions stock in nominee name, check the information provided by your broker or nominee for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the proxy statement or annual report, please email investors@regions.com, call 205-581-7890, or write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203.

We also encourage you to visit the Investor Relations section of www.regions.com which, among other things, will enable you to learn more about Regions and elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

22       ï   2016 Proxy Statement

OWNERSHIP OF REGIONS COMMON STOCK

OWNERSHIP OF REGIONS COMMON STOCK

As of February 22, 2016 (the “Record Date”), Regions had issued 1,318,125,395 shares of common stock, of which 1,277,092,719 shares were outstanding and 41,032,676 shares were held as treasury stock. Treasury stock cannot be voted.

Stockholders are entitled to one vote for each share on all matters to come before the meeting. Only common stockholders of record at the close of business on the Record Date, will be entitled to vote at the annual meeting or any adjournment or postponement thereof.

Holders of our Preferred Stock are not entitled to vote at the annual meeting. As of the Record Date, 20,000,000 Class A Depositary Shares and 20,000,000 Class B Depositary Shares were issued and outstanding.

Security Ownership of Certain Beneficial Owners

The following table sets forth the beneficial ownership of our common stock by any stockholder known to us to own more than 5 percent of the outstanding shares of our common stock as of the Record Date. The number of shares and percentage of our outstanding common stock indicated in the table are as reported by the respective stockholder in its most recent Schedule 13G filed with the SEC:

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	No. of Common Shares	% of Class
BlackRock, Inc. (and subsidiaries) (1) 55 East 52nd Street New York, New York 10055	92,412,362	7.1%
FMR LLC (and subsidiaries) (2) 245 Summer Street Boston, Massachusetts 02210	116,895,209	8.95%
State Street Corporation (and subsidiaries) (3) One Lincoln Street Boston, Massachusetts 02111	74,029,397	5.7%
The Vanguard Group, Inc. (and subsidiaries) (4) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	110,259,940	8.44%
(1)	This information was derived from the Schedule 13G filed on January 27, 2016, by BlackRock, Inc. and subsidiaries, which states that BlackRock has sole voting power over 80,478,255 shares and sole dispositive power over 92,412,362 shares as of December 31, 2015, which constitutes 7.2% of our outstanding common stock as of the Record Date.
(2)	This information was derived from the Schedule 13G filed on February 12, 2016, by FMR LLC and subsidiaries, which states that FMR LLC has sole voting power over 15,960,471 shares and sole dispositive power over 116,895,209 shares as of December 31, 2015, which constitutes 9.2% of our outstanding common stock as of the Record Date.
(3)	This information was derived from the Schedule 13G filed on February 12, 2016, by State Street Corporation and subsidiaries, which states that State Street Corporation has shared voting and shared dispositive power over 74,029,397 shares as of December 31, 2015, which constitutes 5.8% of our outstanding common stock as of the Record Date.
(4)	This information was derived from the Schedule 13G filed on February 10, 2016, by The Vanguard Group, Inc. and subsidiaries, which states that The Vanguard Group, Inc. has sole voting power over 2,458,748 shares, sole dispositive power over 107,684,656 shares, and shared dispositive power over 2,575,284 shares as of December 31, 2015, which constitutes 8.6% of our outstanding common stock as of the Record Date.

Security Ownership of Directors and Executive Officers

The following table presents information about beneficial ownership of Regions equity securities as of the Record Date by the Directors and executive officers of Regions. Unless otherwise indicated, each person has sole voting and investment power over the indicated shares. A person is deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the Record Date. The shares of Regions common stock that are issuable to a person upon exercise of the vested portion of the outstanding options are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned by that person.

Most of the Directors of Regions have elected to defer receipt of some or all of the cash compensation they are due for services on the Board under the Directors’ Deferred Stock Investment

Plan (“DDSIP”). Each Director’s deferred amounts are credited as notional shares of Regions common stock as of the time of deferral and will be settled in actual shares of common stock at the end of the deferral period. Therefore, the ultimate value of the amounts deferred are tied to the performance of Regions common stock.

As of the Record Date, the Directors and executive officers as a group were credited with 4,150,349 notional shares of common stock, which are included in the table as additional information in the “Additional Underlying Units” column. These may include notional shares allocated under the DDSIP, share equivalents held in the Regions Supplemental 401(k) Plan, Restricted Stock Units or Performance Stock Units.

  ï   2016 Proxy Statement    23

OWNERSHIP OF REGIONS COMMON STOCK

Name of Beneficial Owner	Shares of Common Stock (1)	Number of Shares Subject to Exercisable Options	Total Number of Shares Beneficially Owned	Percent of Class	Additional Underlying Units (2)	Total Shares Beneficially Owned Plus Additional Underlying Units
Current Directors including Nominees for Director
George W. Bryan (3)	133,031	14,000	147,031	*	4,300	151,331
Carolyn H. Byrd	50,558	0	50,558	*	35,705	86,263
David J. Cooper, Sr.	172,853	21,177	194,030	*	18,497	212,527
Don DeFosset	76,120	21,177	97,297	*	14,852	112,149
Eric C. Fast (4)	83,063	0	83,063	*	77,823	160,886
O. B. Grayson Hall, Jr.	398,567	451,700	850,267	*	1,115,823	1,966,090
John D. Johns (5)	20,941	0	20,941	*	49,112	70,053
Ruth Ann Marshall	57,764	0	57,764	*	47,305	105,069
Susan W. Matlock	48,003	14,000	62,003	*	91,190	153,193
John E. Maupin, Jr.	53,543	14,000	67,543	*	59,089	126,632
Charles D. McCrary	92,329	21,177	113,506	*	159,555	273,061
Lee J. Styslinger III	78,498	14,000	92,498	*	132,356	224,854
Other Named Executive Officers (See Summary Compensation Table)
John B. Owen (6)	189,528	128,191	317,719	*	268,981	586,700
David J. Turner, Jr. (7)	182,998	113,632	296,630	*	270,021	566,651
C. Matthew Lusco (8)	73,092	0	73,092	*	208,303	281,395
Fournier J. Gale, III (9)	95,304	114,065	209,369	*	187,549	396,918
Directors and executive officers as a group (26 persons)	2,882,636	4,241,333	7,123,969	*	4,150,349	11,274,318
*	Less than 1 percent
(1)	Includes share equivalents held in the Regions 401(k) Plan.
(2)	Additional underlying units may include notional shares allocated under the DDSIP, share equivalents held in the Regions Supplemental 401(k) Plan, restricted stock units or performance stock units.
(3)	Includes 18,580 shares held by Director Bryan’s spouse.
(4)	Includes 20,000 shares held in a grantor retained annuity trust.
(5)	Includes 384 shares held by Director Johns’ spouse, as to which he disclaims beneficial ownership, and 1,661 shares held in an IRA.
(6)	Includes 174,857 shares held jointly with spouse.
(7)	Includes 98,363 shares held jointly with spouse, 1,726 shares held by Mr. Turner’s spouse, 575 shares held for Mr. Turner’s children, and 65,000 held in family trusts.
(8)	Includes 8,000 shares held in an IRA
(9)	Includes 7,400 shares held in an IRA.

No change-in-control of Regions occurred during 2015, meaning that no person or group has acquired the ability to direct or cause the direction of management and policies of Regions through the ownership of voting securities, by contract, or otherwise, and no arrangements are known to Regions that may at a later date result in such a change-in-control of Regions.

Regions’ General Policy on Insider Trading prohibits (a) all hedging transactions by Directors, executive officers and all associates, and (b) future pledging of Company equity securities by our Directors and executive officers. In June 2014, a newly appointed executive officer who is not an NEO, had 13,505 shares of Regions common stock pledged as collateral for a line of credit and had until the 2016 Annual Meeting of Stockholders to eliminate that pledge. Due to an administrative oversight, those pledged shares were not disclosed in our 2015 Beneficial Ownership Table. During 2015, the line of credit was paid in full and the shares are no longer pledged.

Stock Ownership and Holding Period Requirements

The Board believes that Directors should have a financial stake in Regions so their interests are aligned with those of the stockholders. Currently, non-management Directors are expected to own shares of Regions common stock with a value equal to or greater than five times the value of the cash portion of the annual retainer paid to Directors.

Directors are required to retain 50 percent of the after-tax net value of any compensatory grant upon vesting until such time as the ownership guidelines are met. Each Director currently meets the robust Director Stock Ownership Guidelines.

24       ï   2016 Proxy Statement

OWNERSHIP OF REGIONS COMMON STOCK

Anti-Hedging and Pledging

Regions believes it is inappropriate for any Director, executive officer or associate to enter into speculative transactions in Regions equity securities and, therefore, prohibits all hedging transactions. Regions’ General Policy on Insider Trading prohibits all hedging transactions and pledging of Regions equity securities by our Directors and executive officers. “Executive officers” are those officers who perform a policy-making function. No nominee for Director has pledged Regions equity securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Regions’ Directors, executive officers, Controller and stockholders who own more than 10 percent of a registered class of Regions equity securities, if any, to file reports of ownership and changes in ownership of Regions stock with the SEC. Regions’ Directors, executive officers, Controller and stockholders owning greater than 10 percent are required to furnish Regions with copies of all Section 16(a) forms they file.

Based solely on a review of the forms filed during or with respect to fiscal year 2015 and written representations from the reporting persons, Regions believes that its Directors, executive officers and Controller filed all required reports on a timely basis.

  ï   2016 Proxy Statement    25

PROPOSAL 1 — ELECTION OF DIRECTORS

PROPOSAL 1 — ELECTION OF DIRECTORS

What am I voting on?

You are voting on a proposal to elect 11 nominees for a one-year term as Directors of the Company.

What vote is required to approve this proposal?

Each nominee requires the affirmative “FOR” vote of a majority of the votes cast for or against the nominee. Abstentions and broker non-votes have no effect on the vote results.

What does the Board recommend?

The Board unanimously recommends that you vote “FOR” each nominee standing for election as Director.

The nominees are:

Carolyn H. Byrd	Ruth Ann Marshall
David J. Cooper, Sr.	Susan W. Matlock
Don DeFosset	John E. Maupin, Jr.
Eric C. Fast	Charles D. McCrary
O. B. Grayson Hall, Jr.	Lee J. Styslinger III
John D. Johns

What is the makeup of the Board, and how often are the members elected?

All Directors are elected annually. Our Board currently has 12 members.

Board Composition
Independent Directors	92%
Fewer than 10 Years of Board Tenure	50%
Diversity • Women • Ethnicity	25% 17%
Banking or Financial Industry Experience	58%
CEO Experience	67%
Other Public Company Board Experience	83%

Under the Company’s Corporate Governance Principles, each Director is required to retire immediately prior to the call to order of the annual stockholders’ meeting of the Company following his or her 72nd birthday. Director George W. Bryan, having reached the mandatory retirement age, will not stand for re-election at our 2016 Annual Meeting. Our Board extends its sincere gratitude to Mr. Bryan for his outstanding leadership and dedicated service. Mr. Bryan is the outgoing Chair of our Risk Committee and a member of our Audit Committee. He also previously served on our Compensation Committee. We are immensely grateful for his many contributions to the Company over his years of service and wish him all the best in his retirement.

As permitted by the By-Laws, the Board has determined that, effective at the annual meeting, the Board will consist of 11 members, to be elected for a term of one year expiring at the 2017 Annual Meeting. Any Director vacancies created between annual meetings (such as by a current Director’s death, resignation, removal or an increase in the number of Directors) may be filled by a majority vote of the remaining Directors then in office. Any Director appointed in this manner would hold office until the next election.

What if a nominee is unable or unwilling to serve?

This is not expected to occur, as all nominees have previously consented to serve for the upcoming one-year term. If, however, a nominee is unable or unwilling to serve and the Board does not elect to reduce the size of the Board, shares represented by proxies will be voted for a substitute candidate nominated by the Board.

26       ï   2016 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

What if a nominee does not receive a majority of votes cast?

Under our By-Laws, each of the 11 nominees will be elected if a majority of the votes cast at the annual meeting at which a quorum is present are voted in favor of the Director. This means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” the nominee. Shares voting “abstain” and broker non-votes will have no effect on the election.

Under the Corporate Governance Principles, an incumbent nominee who fails to receive a majority of the votes cast with respect to the election must submit his or her resignation. The NCG Committee will consider the resignation and any factors it deems relevant in deciding whether to accept the resignation and recommend to the Board the action to be taken. The Director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation.

The Board will take action within 90 days following certification of the stockholder vote unless such action would cause Regions to fail to comply with requirements of the New York Stock Exchange (the “NYSE”) or the securities laws, in which event Regions will take action as promptly as practicable while continuing to meet such requirements.

The Board will promptly disclose its decision and the reasons for the decision in a Current Report on Form 8-K filed with the SEC. If the resignation is not accepted, the Director will continue to serve until the next annual meeting and until the Director’s successor is duly elected and qualified.

What criteria were considered by the NCG Committee in selecting the nominees?

The NCG Committee is charged with identifying and evaluating individuals to be recommended to the Board and are believed to be qualified to become Directors. The NCG Committee will consider and assess candidates consistent with criteria established by the Board and set forth in the Corporate Governance Principles and will consider such pertinent issues and factors bearing on the qualifications of candidates in light of such criteria. The NCG Committee may, from time to time, use its authority under its charter to retain a professional search firm to help identify candidates. During 2015, the NCG Committee engaged a professional search firm to assist in compiling information concerning potential nominees.

The Corporate Governance Principles affirm that the Board will seek members from diverse professional backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure that the Board maintains an appropriate mix of skills and characteristics to meet the needs of the Company. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated and be selected based upon contributions they can make to the Board and management. Although the Company does not have a formal policy with respect to Board diversity, the NCG Committee actively considers diversity in its recruitment and nomination of individuals for directorship, and diversity is one component of the Board’s annual self-evaluation. To ensure full flexibility in choosing candidates for nomination, there is no formal process for implementing the nomination policy.

In addition to the items specified in the Corporate Governance Principles, the NCG Committee also considers the technical and professional skills that these nominees have gained through their leadership roles. Such skills may include, but not limited to, corporate governance, strategic planning, financial, information technology, cybersecurity, business risk assessment, financial modeling, marketing, real estate, insurance, strategic planning, regulatory, international, executive compensation and legal.

Regions’ By-Laws establish the procedures and requirements for a stockholder to nominate candidates for Director. For Regions’ 2017 Annual Meeting, such notice must be submitted to the Corporate Secretary and be delivered no earlier than November 8, 2016, and no later than December 8, 2016. The notice must be accompanied by all required information relating to each nominee as described in Regions’ By-Laws, including information to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and various statements, consents and agreements provided by the nominee. The Company’s By-Laws include additional information that is required to be submitted with the notice about the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made.

See the section Submission of Stockholder Proposals or Nominations for 2017 Annual Meeting of Stockholders on page 91 for further instructions on how to submit such nominations and what must be included with the submission. It is the current policy and practice of the NCG Committee to evaluate any qualified candidate for Director under the applicable criteria without regard to the source of the recommendation of the candidate. A stockholder who desires to recommend a candidate for Director should follow the procedure set forth in our By-Laws.

The NCG Committee considers a wide breadth of factors and characteristics when evaluating nominees. In selecting the 2016 nominees, the NCG Committee believes it selected candidates who possess the highest personal and professional ethics, integrity and values. Candidates are also committed to representing the long-term interests of Regions stockholders. In addition to reviewing a candidate’s background and accomplishments, the NCG Committee reviewed candidates for directorship in the context of the current composition of the Board and Regions’ evolving needs. The NCG Committee also considered the number of boards on which the candidates already serve. It is the Board’s policy that at all times at least a substantial majority of its members meet the standards of independence promulgated by the SEC and the NYSE, and as set forth in the Company’s Corporate Governance Principles. The NCG Committee also sought to ensure that the Board reflects a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, strategic planning, leadership, and financial related industries, sufficient to provide sound and prudent guidance with respect to Regions’ operations and interests.

  ï   2016 Proxy Statement    27

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board seeks to maintain a diverse membership. The Board also requires that its members be able to dedicate the time and resources necessary to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and Committee meetings.

The following are some key qualifications and skills the NCG Committee considered in evaluating the nominees.

Experience or Acumen	Description
CEO or senior executive officer experience	We believe that Directors with CEO or senior executive officer experience provide Regions with valuable insights. These individuals have a demonstrated record of leadership qualities and a practical understanding of organizations, processes, strategy, risk and risk management and the ability to drive change and growth. Through their service as top leaders at other organizations, they also bring valuable perspective on common corporate issues affecting both their company and Regions.
Banking and/or financial services industry experience	We seek to have Directors with leadership experience as executives or directors or experience in other capacities in the financial services industry. The financial services industry has issues, risks and opportunities that do not exist or are different from other types of businesses. Directors with financial services industry experience have valuable perspective on issues specific to Regions’ business.
Financial and/or accounting acumen	We believe that an understanding of finance and financial reporting processes is important for our Directors. Regions measures its operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to Regions’ success. We seek to have a number of Directors who qualify as audit committee financial experts, and we expect all of our Directors to be financially knowledgeable.
Outside Board experience	Directors that sit on other public company boards are able to provide valuable comparisons to Regions’ corporate practices. They often gain significant experience and skills from service on other public boards that prove to be valuable to Regions.
Innovator/ growth creator	Regions’ future success depends, in part, on its success in growing our businesses. Directors with a track record of innovation and growth creation experience provide a valued perspective on our opportunities to grow.
Operations acumen	Directors who have significant expertise in operations will often have a better dialog with management on operational issues. They can probe more deeply into potential problems and opportunities with respect to business operations.
Corporate governance and/or regulatory acumen	The financial services industry is heavily regulated. A Director who has significant corporate governance acumen or experience with regulatory authorities is better situated to oversee and advise management on governance and regulatory issues.
Risk, compliance and/or legal acumen	Risk management, compliance and the management of legal risk are critical elements of our business. Directors with significant knowledge in these areas are better situated to oversee and advise management with respect to these complex issues.
Executive compensation and/or benefits acumen	Directors with a significant understanding of executive compensation understand its various forms, the purpose of each type and how these can be used to motivate executives and drive performance while not encouraging imprudent risk.
Strategic planning or strategy development experience	Directors who understand how to plan for the future of the Company in a strategic fashion are better able to interact, oversee and advise management effectively with respect to the formulation and execution of the Company’s strategic planning.
Environmental and/or sustain-ability acumen	Directors who have a significant understanding of environmental issues or issues involving sustainability are better situated to oversee and advise management with respect to these important issues. For Regions, sustainability is not just an environmental issue; it is also an issue regarding making our business and profits sustainable.

28       ï   2016 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS

The following are some of the personal attributes, which each nominee possesses.

Attribute	Description
Ethics and Integrity

A commitment to:

•    understanding and fulfilling the duties and responsibilities of a director and maintaining knowledge in this regard through professional development;

•    putting Regions’ interests before any personal interests;

•    being transparent; and

•    maintaining Board confidentiality.

Critical and Innovative Thinker	The ability to critically analyze complex and detailed information, readily distill key issues and develop innovative approaches and solutions to problems.
Leader	Leadership skills include the ability to: • appropriately represent Regions; • set appropriate Board and organizational culture; and • make and take responsibility for decisions and actions.
Financially Literate	The ability to read and understand fundamental financial statements and make appropriate decisions.
Unbiased	The ability to represent all stockholders and not a particular interest group.
Effective Listener and Communicator

The ability to:

•    listen to, and constructively and appropriately debate, other people’s viewpoints;

•    develop and deliver compelling arguments; and

•    communicate effectively with a broad range of stakeholders.

Constructive Questioner	The preparedness to ask questions and challenge management and peer Directors in a constructive and appropriate way.
Contributor and Team Player	The ability to work as part of a team, and demonstrate the passion and time to make a genuine and active contribution to the Board.
Influencer and Negotiator	The ability to negotiate outcomes and influence others to agree with those outcomes, including an ability to gain stakeholder support for the Board’s decisions.
Commitment	The ability to commit the time necessary to function as an effective Director by attending on-site meetings in person.

The individual Director biographies that follow provide additional information about each nominee’s specific experiences, qualifications and skills.

What is the average tenure of the Directors?

Our Directors have a variety of lengths of tenure, with the average tenure being 11 years; however, of the 11 nominees, 6 have served on our Board for 9 years or less, and 5 have served between 11 and 15 years. Following Director Bryan’s retirement, the average tenure will be 9.4 years among the remaining nominees. The NCG Committee, which is responsible for nominating individuals to the Board, considers tenure, among many other factors, when making its determination with respect to Director nominations.

By nominating Directors for continued service on our Board, the NCG Committee believes that a Director is able to become intimately acquainted with all aspects of our business and best direct our course over time. Our long-serving Directors have vital expertise and institutional knowledge that provides the Board with a better understanding of our business. The NCG Committee believes that this knowledge and perspective continues to generate long-term value for all of our stakeholders. Notwithstanding a Director’s tenure, each Director is evaluated annually by the NCG Committee to ensure he or she continues to possess valuable skills, talents and expertise that Regions believes are necessary for the long-term success of our Company.

Who are this year’s nominees?

All of the 2016 nominees being voted upon at the annual meeting are Directors standing for re-election.

The following biographies show the age and principal occupations during at least the past five years for each nominee, the year the nominee was first elected to the Board of Regions, and the directorships he or she now holds and have held within at least the last five years with corporations subject to the registration or reporting requirements of the Exchange Act or registered under the Investment Company Act of 1940. The Board believes that all the nominees are highly qualified. Each nominee’s key experiences, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a Director of Regions are subsequently described. There are no family relationships among our Directors and executive officers.

  ï   2016 Proxy Statement    29

PROPOSAL 1 — ELECTION OF DIRECTORS

On July 1, 2004, Regions became the successor by merger to Union Planters Corporation and the former Regions Financial Corporation. Several of our Directors were previously members of the boards of directors of either of those companies. On November 4, 2006, AmSouth Bancorporation was merged with and into Regions. Several of the members of the board of directors of AmSouth Bancorporation joined the Board of Regions at that time.

The Directors of Regions also serve as the Board members of Regions Bank, an Alabama state-chartered commercial bank and wholly-owned subsidiary of Regions.

Carolyn H. Byrd Independent Director Since: 2010 Age: 67

Regions Committees:

•    Audit Committee (Chair) (Audit Committee Financial Expert)

•    Risk Committee

Public Directorships:

•    Popeyes Louisiana Kitchen, Inc.

•    Federal Home Loan Mortgage Corporation (“Freddie Mac”)

Ms. Byrd is the Chairman and Chief Executive Officer of GlobalTech Financial, LLC (“GlobalTech”), in Atlanta, Georgia, which she founded in 2000. GlobalTech specializes in business process outsourcing and financial consulting.

Skills and Qualifications:

Prior to forming GlobalTech in 2000, Ms. Byrd had a long career with The Coca-Cola Company, where she was ultimately appointed Vice President, Chief of Internal Audits and Director of the Corporate Auditing Department. In this position, she provided leadership for the worldwide audits of The Coca-Cola Company. Ms. Byrd served as Senior Account Officer with Citibank, N.A. in New York before joining The Coca-Cola Company.

At Popeyes Louisiana Kitchen, Inc., Ms. Byrd serves on the Audit Committee and Executive Committee and is Chair of the Corporate Governance and Nominating Committee. At Freddie Mac, she serves as Chair of the Audit Committee and serves as a member of the Nominating and Governance Committee and Executive Committee. She previously served on the Audit Committee of Circuit City Stores, Inc., RARE Hospitality International, Inc. and The St. Paul Travelers Companies. Ms. Byrd earned her Bachelor of Science degree from Fisk University and a Masters in Finance and Business Administration from the University of Chicago Graduate School of Business. Ms. Byrd has held many positions in which she was responsible for key managerial, strategic, financial and operational decisions, and such positions provide significant experience to draw upon in her capacity as a Director of Regions. Her service on the boards of directors of a variety of large public companies, including Freddie Mac, further augments her experience. All of these qualifications make her well qualified to be a member of Regions’ Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

David J. Cooper, Sr. Independent Director Since: 2006 Age: 70

Regions Committees:

•    Compensation Committee

•    Nominating and Corporate Governance Committee

Mr. Cooper served on the board of directors of AmSouth Bancorporation from 2005 to 2006. He is currently the Vice Chairman and was previously the President of Cooper/T. Smith Corporation, a privately held corporation that is one of the largest stevedoring and maritime-related firms in the United States. He also serves as a director of Alabama Power Company, a wholly-owned subsidiary of The Southern Company. Alabama Power Company has no publicly traded common stock.

Skills and Qualifications:

After graduating from the University of Alabama School of Commerce and Business Administration, Mr. Cooper joined his family’s stevedoring company, Cooper/T. Smith Corporation. Under the direction of Mr. Cooper and his brother, the company expanded its activities to over 37 ports on the East, West and Gulf Coasts of the United States, with additional operations in South America. The company has diversified its business interests, including warehousing, terminal operations, tugboats, push boats, barging and restaurants. Mr. Cooper is also active in civic and educational organizations.

Mr. Cooper served on the board of directors of SouthTrust Corporation and SouthTrust Bank prior to joining the board of AmSouth Bancorporation, which merged with Regions in 2006. Mr. Cooper’s service on the board of Alabama Power Company provides him with insight in an industry that, similar to banking, is highly regulated. He also brings to our Board extensive knowledge of how to effectively run a large business with international operations as evidenced by the diversification and growth of Cooper/T. Smith Corporation under his direction. Mr. Cooper’s experience makes him well qualified to be a member of Regions’ Board.

Don DeFosset Independent Director Since: 2006 Age: 67

Regions Committees:

•    Compensation Committee (Chair)

•    Risk Committee

Public Directorships:

•    Terex Corporation

•    National Retail Properties

•    ITT Corporation

Former Public Directorships within the Past Five Years:

•    EnPro Industries, Inc.

Mr. DeFosset served on the board of directors of AmSouth Bancorporation from 2005 to 2006. He is the former Chairman, President and Chief Executive Officer of Walter Industries, Inc. (now Walter Energy, Inc.) (“Walter”). During the time of his service, Walter was a diversified public company with businesses in water infrastructure products, metallurgical coal and natural gas, home building and mortgage financing.

Skills and Qualifications:

Throughout his career, Mr. DeFosset held significant leadership positions in major multinational corporations, including Dura Automotive Systems, Inc., Navistar International Corporation and AlliedSignal, Inc. Mr. DeFosset is also active in civic and charitable organizations. He formerly served on Regions’ Audit Committee and was, during his tenure, determined to be an Audit Committee Financial Expert.

At Terex Corporation, Mr. DeFosset chairs the Governance and Nominating Committee and serves on the Audit Committee. At National Retail Properties, he serves on the Compensation Committee and chairs the Governance and Nominating Committee. At ITT Corporation, Mr. DeFosset serves on the Compensation and Personnel Committee and the Nominating and Governance Committee. In addition, he also served on the Audit and Risk Management, Compensation and Human Resources, and Nominating and Corporate Governance Committees of EnPro Industries, Inc. Mr. DeFosset has an Industrial Engineering degree from Purdue University and a Master of Business Administration degree from Harvard University. Having served as Chairman, Chief Executive Officer and President of Walter, Mr. DeFosset brings extensive management and business experience to Regions’ Board as well as a deep understanding of complex issues concerning public companies. Mr. DeFosset is also able to draw upon his knowledge of the mortgage industry acquired during his tenure at Walter. His service on the boards of directors of a variety of large public companies further augments his experience. All of these credentials make Mr. DeFosset well qualified to be a member of Regions’ Board.

  ï   2016 Proxy Statement    31

PROPOSAL 1 — ELECTION OF DIRECTORS

Eric C. Fast Independent Director Since: 2010 Age: 66

Regions Committees:

•    Audit Committee (Audit Committee Financial Expert)

•    Risk Committee

Public Directorships:

•    Automatic Data Processing, Inc.

•    Lord Abbett Family of Funds

Former Public Directorships Held During the Past Five Years:

•    Crane Co.

From 2001 through January 2014, Mr. Fast served as the Chief Executive Officer for Crane Co., a diversified manufacturer of engineered industrial products. He also served as President of Crane Co. from 1999 through January 2013. Mr. Fast serves on the board of directors of the privately held National Integrity Life Insurance Company. Additionally, he serves as a director/trustee of the twelve investment companies in the Lord Abbett Family of Funds.

Skills and Qualifications:

Prior to joining Crane Co., Mr. Fast worked for Salomon Brothers and later Salomon Smith Barney, where he ultimately was co-head of Global Investment Banking and a member of the firm’s Management Committee. He previously served as Treasurer of MacMillan Inc. and began his career as a commercial lending officer at The Bank of New York.

Mr. Fast earned a political science degree from the University of North Carolina, Chapel Hill and received a Master of Business Administration in Finance degree from New York University Graduate School of Business. He currently serves as Chair of the Audit Committee and serves on the Compensation Committee of Automatic Data Processing, Inc., is a member of the Audit Committee at the privately held National Integrity Life Insurance Company, and is a member of the Proxy Committee, Nominating and Governance Committee and Contract Committee at The Lord Abbett Family of Funds.

Mr. Fast brings extensive management and business experience to our Board as well as a deep understanding of complex issues concerning public companies. His service as President and Chief Executive Officer of a large public company further augments his experience. All of these qualifications make him well qualified to be a member of Regions’ Board.

O. B. Grayson Hall, Jr. Management Director Since: 2008 Age: 58

Public Directorships:

•    Vulcan Materials Company

Former Public Directorships Held During the Past Five Years:

•    Zep Inc.

Mr. Hall has been the Chairman, President and Chief Executive Officer of Regions and Regions Bank since May 2013. He served as President and Chief Executive Officer of Regions and Regions Bank from April 2010 to May 2013. He also serves as a director of Alabama Power Company, a wholly-owned subsidiary of The Southern Company. Alabama Power Company has no publicly traded common stock.

Skills and Qualifications:

Mr. Hall’s banking career started in 1980 as a participant in the management trainee program at AmSouth, which merged with Regions in 2006. He has served in roles of increased responsibility, including head of the Operations and Technology Group from 1993 to 2004 and manager of all lines of business from 2005 to 2006. Mr. Hall was named Head of the General Banking Group in 2006 and, in 2008, was elected Vice Chairman and a member of the Board of Regions. The General Banking Group included all banking offices across Regions’ footprint. His responsibilities also included oversight of several key divisions of Regions. In October 2009, the Board named him President. From October 2009 through March 2010 he served as President and Chief Operating Officer of Regions and Regions Bank. Thereafter, the Board named Mr. Hall Chief Executive Officer effective April 1, 2010. Mr. Hall assumed the additional role of Chairman of the Board in May 2013. Mr. Hall is also active in several civic and leadership organizations.

Mr. Hall serves as a representative on the Federal Advisory Council of the Board of Governors of the Federal Reserve System. At Vulcan Materials Company, Mr. Hall serves on the Executive Committee, Finance Committee and is Chair of the Governance Committee. While a director at Zep Inc., he served on the Compensation Committee and the Nominating and Corporate Governance Committee. In addition to a Bachelor’s degree in Economics from The University of the South and a Master of Business Administration degree from the University of Alabama, Mr. Hall is a graduate of the Stonier School of Banking. Mr. Hall’s knowledge of all areas of the Company, together with his years of experience in banking, make him well qualified to be a member of Regions’ Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

John D. Johns Independent Director Since: 2011 Age: 64

Regions Committees:

•    Nominating and Corporate Governance Committee

•    Risk Committee (Risk Management Expert)

Public Directorships:

•    The Southern Company

•    Genuine Parts Company

Former Public Directorships Held During the Past Five Years:

•    Protective Life Corporation

Since 2003, Mr. Johns has served as the Chairman and Chief Executive Officer of Protective Life Corporation (“Protective”). On February 1, 2015, Protective became a wholly-owned subsidiary of Dai-ichi Life Insurance Company, Limited, a kabushiki kaisha organized under the laws of Japan, a holding company with subsidiaries that provide insurance and other financial services. Mr. Johns continues to serve on the board at Protective, which is no longer a publicly traded company.

Skills and Qualifications:

Prior to joining Protective in 1993, Mr. Johns was Executive Vice President and General Counsel at Sonat, Inc. and was a founding partner of the Birmingham-based law firm of Maynard, Cooper & Gale, P.C.

Mr. Johns serves on the Audit Committee at The Southern Company. At Genuine Parts Company, he serves as Chair of the Compensation, Nominating and Governance Committee and is a member of the Executive Committee. Mr. Johns graduated from the University of Alabama and received his Masters of Business Administration and Juris Doctorate degrees from Harvard University. Mr. Johns’ background and considerable experience as a senior executive of a large insurance corporation, his extensive exposure to complex financial issues at large public companies, leadership in other business, economic development, civic, educational, and not-for-profit organizations, and seasoned business judgment are valuable and make him well qualified to be a member of Regions’ Board.

Ruth Ann Marshall Independent Director Since: 2011 Age: 61

Regions Committees:

•    Compensation Committee

•    Nominating and Corporate Governance Committee

Public Directorships:

•    ConAgra Foods, Inc.

•    Global Payments, Inc.

Ms. Marshall is retired from MasterCard where she served in various management roles beginning in 1999 and served as President of The Americas, MasterCard International, Inc. from 2004 to 2007.

Skills and Qualifications:

At MasterCard, Ms. Marshall was responsible for building all aspects of MasterCard’s issuance and acceptance business in the United States, Canada, Latin America and the Caribbean. Prior to joining MasterCard International, Inc. in 1999, Ms. Marshall served as Group Executive President of two electronic payment service companies, MAC Regional Network and Buypass Corporation. Upon acquisition of these companies by Concord EFS, Ms. Marshall became Senior Executive Vice President of the combined companies, where she oversaw marketing, account management, customer service and product development. Ms. Marshall started her career at IBM, where, for more than 18 years, she served in managerial and executive positions. In 2004 and 2005, Ms. Marshall was selected by Forbes.com as one of the “World’s 100 Most Powerful Women.”

At ConAgra Foods, Inc., Ms. Marshall serves as Chair of the Human Resources Committee and serves on the Nominating, Governance and Public Affairs Committee and Executive Committee. At Global Payments, Inc., she serves as Chair of the Governance and Risk Oversight Committee and serves on the Governance and Nominating Committee. Additionally, she is a former director of American Standard Inc. and privately held companies, Pella Corporation, a building materials manufacturer, and Trustwave Holdings, Inc., an information security company. Ms. Marshall earned her bachelor and master degrees from Southern Methodist University. Ms. Marshall’s background and broad marketing, account management, customer service and product development experience, as well as significant domestic and international experience in growing business at MasterCard and her service as a director for other publicly traded companies all make Ms. Marshall well qualified to be a member of Regions’ Board.

  ï   2016 Proxy Statement    33

PROPOSAL 1 — ELECTION OF DIRECTORS

Susan W. Matlock Independent Director Since: 2004 Age: 69

Regions Committees:

•    Compensation Committee

•    Risk Committee

Ms. Matlock served on the board of directors of the former Regions Financial Corporation from 2002 to 2004. She retired in March 2014 as President and Chief Executive Officer of Innovation Depot, Inc., an emerging business incubation center in Birmingham, Alabama.

Skills and Qualifications:

Ms. Matlock served for nine years on the board of managers of Ascension Health Ventures, a fund that invests in innovative healthcare businesses. She currently serves on the board of directors of Blue Cross/Blue Shield of Alabama where she is a member of the Executive Committee and Chair of the Compensation Committee. In addition, Ms. Matlock serves on the boards of, and is active in, various civic, educational and leadership organizations. She is also past Chair of the National Business Incubation Association and founding Chair of the Alabama Business Incubation Network.

Ms. Matlock began her career as a banker, lending to small businesses and consumers. She has been recognized by the U.S. Small Business Administration as the Financial Services Advocate of the Year for the State of Alabama. She was named as one of the “Top 25 Most Influential People in the Southeast Technology Community” by TechJournal South in 2007. Ms. Matlock earned a Masters in Public Administration degree from the University of Alabama at Birmingham and completed an Executive in Residence Program at Harvard Business School. Ms. Matlock’s expertise in technology and healthcare entrepreneurship and innovation, combined with her other experience, make her well qualified to be a member of Regions’ Board.

John E. Maupin, Jr. Independent Director Since: 2007 Age: 69

Regions Committees:

•    Audit Committee (Audit Committee Financial Expert)

•    Nominating and Corporate Governance Committee

Public Directorships:

•    LifePoint Health, Inc. (formerly LifePoint Hospitals, Inc.)

•    VALIC Company I and II

•    HealthSouth Corporation

Dr. Maupin served as the President of Morehouse School of Medicine from 2006 through June 2014. He also serves as Chair of Regions Community Development Corporation, the Company’s non-profit corporation dedicated to providing technical assistance for affordable housing, small business, and community development initiatives.

Skills and Qualifications:

Dr. Maupin has more than 30 years of experience in healthcare administration, public health and academic medicine. Prior to becoming the President of Morehouse School of Medicine in 2006, he was the President of Meharry Medical College. His career includes over 22 years serving as a Chief Executive Officer and five years as a Chief Operating Officer. He also served in the United States Army Reserves Dental Corp. retiring in 1997 with over 28 years of service at the rank of lieutenant colonel. Dr. Maupin is a former director of Pinnacle Financial Partners, Inc., a bank holding company, and Monarch Dental Corporation, a dental care management company. He is past president of the National Dental Association and has participated as a member of numerous state and national healthcare task forces, scientific panels and advisory councils. Dr. Maupin is actively engaged in community service and has received numerous honors and awards.

At HealthSouth Corporation, Dr. Maupin serves as Chair of the Nominating/Corporate Governance Committee and as a member of the Corporate Compliance and Quality of Care Committee. At LifePoint Health, Inc., he serves as Chair of the Compensation Committee and serves on the Audit and Compliance Committee, the Corporate Governance and Nominating Committee, and the Quality Committee. At VALIC Company I and II, Dr. Maupin serves on the Audit Committee and Governance Committee. Dr. Maupin attended San Jose State College and received his Doctor of Dental Surgery degree from the School of Dentistry, Meharry Medical College, and a Master of Business Administration degree from Loyola College. Dr. Maupin’s extensive managerial responsibilities and insight gained from his broad range of experience make him well qualified to be a member of Regions’ Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS

Charles D. McCrary Independent Director Since: 2006 Age: 64

Lead Independent Director

Regions Committees:

•    Nominating and Corporate Governance Committee (Chair)

Former Public Directorships Held During the Past Five Years:

•    Protective Life Corporation

Mr. McCrary served on the board of directors of AmSouth Bancorporation from 2001 to 2006. From 2001 through February 2014, Mr. McCrary served as the President and Chief Executive Officer of Alabama Power Company, a public utility company, which is a wholly-owned subsidiary of The Southern Company, and served as Chairman of Alabama Power Company until May 2014.

Skills and Qualifications:

Mr. McCrary’s career at Alabama Power spanned over 30 years, where he held various positions of increased responsibility within The Southern Company, the parent company of Alabama Power. Mr. McCrary is active in civic, educational and charitable organizations and formerly served as Chairman of the Economic Development Partnership of Alabama.

Mr. McCrary previously served on Regions’ Audit Committee and, during such service, was determined to be an Audit Committee Financial Expert. Since May 2013, Mr. McCrary has served as Regions’ Nominating and Corporate Governance Committee Chair and Lead Independent Director. Mr. McCrary served on the Corporate Governance & Nominating Committee and the Risk, Finance and Investments Committee at Protective Life Corporation prior to its acquisition by Dai-ichi Life Insurance Company, Limited in February 2015. Mr. McCrary previously served on the board of the privately held Mercedes-Benz U.S. International, Inc.

Mr. McCrary holds an engineering degree from Auburn University and a law degree from Birmingham School of Law. As the former President and Chief Executive Officer of Alabama Power Company and with his service as a director of Protective Life Corporation, Mr. McCrary brings a valuable understanding of issues that are unique to a company in a regulated industry. Mr. McCrary’s depth of knowledge and experience running regulated companies as well as his other experience make him well qualified to be a member of Regions’ Board.

Lee J. Styslinger III Independent Director Since: 2004 Age: 55

Regions Committees:

•    Audit Committee (Audit Committee Financial Expert)

•    Compensation Committee

Public Directorships:

•    Vulcan Materials Company

Mr. Styslinger served on the board of directors of the former Regions Financial Corporation from 2003 to 2004. He currently serves as the Chairman and Chief Executive Officer of the privately held Altec, Inc., a leading equipment and service provider for the electric utility, telecommunications and contractor markets. Altec provides products and services in over 100 countries.

Skills and Qualifications:

Mr. Styslinger actively serves on the boards of many educational, civic and leadership organizations, including Harvard Business School, National Association of Manufacturers, and Northwestern University College of Arts and Sciences. He was appointed to the President’s Export Council advising the President of the United States on international trade policy from 2006-2008.

At Vulcan Materials Company, he serves on the Compensation Committee and the Safety, Health & Environmental Affairs Committee. Mr. Styslinger received his Bachelor of Arts degree from Northwestern University and earned a Master of Business Administration degree from Harvard University. As Chairman and Chief Executive Officer of Altec, Inc., Mr. Styslinger brings a wealth of management and business experience running a large company in today’s global market. All of these qualifications make him well qualified to be a member of Regions’ Board.

  ï   2016 Proxy Statement    35

PROPOSAL 1 — ELECTION OF DIRECTORS

How much stock are Directors expected to own?

The Board believes that Directors should have a financial stake in Regions so that their interests are aligned with those of stockholders. Under Regions’ Director Stock Ownership Guidelines, non-management Directors are expected to own shares of Regions common stock with a value equal to or greater than five times the value of the cash portion of the annual retainer paid to Directors.

Until such time as the minimum level of stock ownership is achieved, a Director is required to retain 50 percent of the after-tax net shares acquired as a part of any compensatory arrangement, unless granted an exception by the NCG Committee upon showing a hardship or other special circumstances. The following are taken into consideration in determining share ownership:

•	Shares purchased on the open market.

•	Shares obtained through option exercises.

•	Share equivalents held under any Director’s deferred stock plan.

•	Restricted shares awarded.

•	Shares obtained through any other sources.

Each Director currently meets the Director Stock Ownership Guidelines.

How are Directors compensated?

The Compensation Committee, along with the NCG Committee, periodically review the compensation of the non-management Directors and recommend changes to the Board. The following table describes the components of the Director Compensation Program for 2015:

Compensation Element	Director Compensation Program
Annual Cash Retainer	$60,000, which may be deferred, at the Director’s option
Annual Equity Retainer	$105,000 in restricted stock granted three business days following the annual stockholder meeting that vests at the next annual stockholder meeting
Board and Committee Meeting Fees	$1,500 per meeting
Additional Annual Fee for Lead Independent Director	$50,000
Additional Annual Fee for Committee Chairs	$20,000 — Audit Committee $20,000 — Compensation Committee $15,000 — NCG Committee $20,000 — Risk Committee $10,000 — Special Committees, as applicable
Additional Annual Fee for Special Committee Members, as applicable	$10,000

Under the Directors’ Deferred Stock Investment Plan, a Director may elect to defer receipt of some or all cash compensation. Deferred amounts are credited to a bookkeeping account for the Director, which is designated in notional shares of Regions common stock. Dividend equivalents, if any, are converted to additional notional shares of common stock in the Director’s account. At the end of the deferral period, the Director’s account is settled in actual shares of common stock, plus cash for any fractional share. Receipt and taxability of benefits are deferred until the time of payment in accordance with the payment election made by the Director at the time of the deferral. Most of the Directors have elected to defer receipt of a portion of their cash compensation.

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PROPOSAL 1 — ELECTION OF DIRECTORS

The following table contains information about the compensation paid to the non-employee Directors who served during 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
George W. Bryan	128,000	105,000	5,000	238,000
Carolyn H. Byrd	128,000	105,000	—	233,000
David J. Cooper, Sr.	93,000	105,000	—	198,000
Don DeFosset	120,500	105,000	—	225,500
Eric C. Fast	88,500	105,000	5,000	198,500
John D. Johns	91,500	105,000	—	196,500
James R. Malone	39,000	—	—	39,000
Ruth Ann Marshall	91,500	105,000	5,000	201,500
Susan W. Matlock	94,500	105,000	5,000	204,500
John E. Maupin, Jr.	99,000	105,000	1,500	205,500
Charles D. McCrary	173,000	105,000	—	278,000
Lee J. Styslinger III	99,000	105,000	5,000	209,000

(1)	The amounts presented in this column represent the grant date fair values of the 2015 restricted stock award made to all non-employee Directors in service on April 28, 2015. The grant date fair value of the restricted stock granted April 28, 2015, was $9.64 per share, for a total grant date fair value of $105,000. The shares awarded on April 28, 2015, are scheduled to vest in one lump sum on the date of the 2016 Annual Meeting.

(2)	The amounts presented in this column reflect matching charitable gifts made through the Regions Matching Gifts Program.

The following table sets forth those non-employee Directors who served during 2015 and who had stock options or restricted stock outstanding as of December 31, 2015, and the number outstanding as of that date:

Name	Outstanding Stock Options (#)	Outstanding Restricted Stock (#)
George W. Bryan	14,000	10,892
Carolyn H. Byrd	—	10,892
David J. Cooper, Sr.	21,177	10,892
Don DeFosset	21,177	10,892
Eric C. Fast	—	10,892
John D. Johns	—	10,892
James R. Malone	21,177	—
Ruth Ann Marshall	—	10,892
Susan W. Matlock	14,000	10,892
John E. Maupin, Jr.	14,000	10,892
Charles D. McCrary	21,177	10,892
Lee J. Styslinger III	14,000	10,892

  ï   2016 Proxy Statement    37

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The following corporate governance documents are available on the Investor Relations section of our website at www.regions.com:

•	Code of Ethics for Senior Financial Officers

•	Code of Business Conduct and Ethics

•	Corporate Governance Principles

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance (“NCG”) Committee Charter

•	Risk Committee Charter

•	Director-Stockholder Engagement Framework Summary

•	Government Affairs Annual Report

•	Fair Disclosure Policy Summary

Also available on our website are this proxy statement; 2015 Annual Report on Form 10-K; Chairman’s Letter; information regarding our executive officers, Board members and Board committee composition; and instructions for how to contact the Board.

Regions’ Board and executive management work together to ensure we are in compliance with laws and regulations, as well as to provide guidance for sound decision-making and accountability. Regions strives to conduct business according to the highest moral standards, as evidenced by our Code of Business Conduct and Ethics. Our associates and Directors take this Code of Conduct seriously and are mindful of our value to “Do What Is Right.” We maintain an environment of openness and take every opportunity to protect our culture by promoting Regions’ values. And we do this because it is the right thing to do, and our customers, stockholders, communities and associates expect it if they are to continue to give us their trust and confidence.

The Company believes that transparency with respect to any engagement with lawmakers is important to our stockholders. Since 2014, we have voluntarily published on our website the Company’s Policy on Political Contributions, as well as our activities. There, the Company sets out a description of our oversight process for political contributions and a summary of contributions. The Company also discloses in this report the trade associations the Company joined where $25,000 or more of the dues are allocated for lobbying purposes by the trade association. The Company believes that these disclosures on our website offer transparency with respect to the Company’s public policy advocacy on behalf of stockholders, the Company, our associates, and our customers.

The NCG Committee periodically reviews the Corporate Governance Principles to maintain effective and appropriate standards of corporate governance. The Board adopted the principles to further its longstanding goal of providing effective governance of Regions’ business and affairs for the long-term benefit of stockholders. Regions’ Corporate Governance Principles address important governance matters, including:

•	Structure of the Board and its leadership, including the responsibilities and duties of the Lead Independent Director.

•	Director qualification standards, including, but not limited to:

¡	A description of ordinary course relationships that will not be deemed to impair a Director’s independence;

¡	A limit on the number of other public company boards and other audit committees on which Directors may serve; and

¡	Our mandatory retirement age of 72.

•	Nomination and selection of new Directors.

•	Director responsibilities, including, but not limited to:

¡	Attending Board and stockholder meetings;

¡	Meeting in executive session; and

¡	Complying with our Code of Business Conduct and Ethics, General Policy on Insider Trading and confidentiality of Board information and materials.

•	Board Committees, including, but not limited to, number and types of committees.

•	Board operations, including, but not limited to, scheduling meetings and selecting agenda items for meetings.

•	Director access to management and independent advisors.

•	Director compensation.

•	Director orientation and continuing education.

•	Management succession planning.

•	Annual performance evaluation of the Board, Committees and individual Directors.

•	Board interaction with stockholders, investment managers and the press.

•	Communications with the Board.

Stockholder Engagement

Our commitment to our stockholders is front and center in our Company’s mission: to achieve superior economic value for our stockholders over time by making life better for our customers, our associates and our communities, and creating shared value as we help them meet their financial goals and aspirations. We take a long-term view of how we create value, and we are committed to constructive and meaningful communications with our stockholders.

Regions believes that engaging with our stockholders and soliciting their points of view is critical to providing long-term

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CORPORATE GOVERNANCE

value to all of the Company’s stakeholders. For that reason, Regions took steps during 2015 to strengthen our stockholder engagement efforts. Following the 2015 Annual Meeting, a cross-functional team worked together to formalize a Director-Stockholder Engagement Framework (the “Framework”), a summary of which is available on the Investor Relations section of our website at www.regions.com. The primary purpose of the Framework, which is overseen and maintained by the NCG Committee, is to assist stockholders with the engagement process. In addition, the Framework also provides guidance to Regions’ management and Directors by defining who is responsible for engaging with stockholders and receiving their feedback, thus ensuring accountability.

While the Board principally provides oversight, members of management are primarily responsible for engaging with stockholders under the Framework. There are certain topics, however, that may be better addressed by the Board, including financial results, strategic direction, executive compensation, corporate governance, and general Board oversight. Generally, in those instances when it would be more appropriate for Board members to respond to questions about the Board’s oversight responsibilities, the Lead Independent Director will assume this responsibility; however, other members of the Board are available when appropriate. Our Corporate Governance Principles specifically state that the Lead Independent Director is to be available for consultation and direct communication if requested by our major stockholders.

During 2015, we reached out to our 100 largest stockholders, which represented approximately 65 percent of Regions outstanding stock held by institutional investors, to solicit their feedback on Regions and, if so desired, to set up a time to discuss their perspectives. Further, members from Regions’ investor relations, executive compensation, and legal groups met with some of our largest stockholders during 2015. These conversations yielded constructive feedback and discussions, which covered topics such as corporate governance, executive compensation, and Company strategy. Where appropriate, stockholders’ opinions expressed during these engagement sessions were communicated to other individuals within the Company, including members of the Board.

Regions, directly or through our Board, also had the opportunity to engage with various stakeholders and other corporate governance professionals through corporate governance events throughout the year, such as the Council of Institutional Investors’ 2015 Fall Conference, the 21st Annual Stanford Directors’ College, the American Bar Association’s 2015 Business Law Section Spring Meeting, and the Corporate Secretary’s Corporate Governance Awards 2015. These events afforded Regions the ability to not only connect with various stakeholders on an individual basis, but also provided us with the opportunity to discuss those corporate governance and stockholder engagement best practices currently being used by other leaders within their respective sectors.

In addition to meeting with stockholders on a one-on-one basis throughout the year, Regions hosted its Investor Day in November 2015. Members of management reviewed the Company’s strategy, as well as short- and long-term targets. The event, which was simultaneously webcast, was well attended by both investors and analysts and gave members of management the opportunity to speak directly to and receive immediate feedback from a large group of investors.

As a result of engaging with our stockholders over the past few years, we have taken actions, which include:

•	Made publicly available Regions’ political spending and lobbyist activities

•	Included a summary of our strategy in our Proxy Summary

•	Added more detail to our overall Company performance in the Proxy Summary

•	Enhanced proxy disclosures with respect to our independent auditor

•	Publicly disclosed a summary of our Director-Stockholder Engagement Framework on our website

•	Enhanced our executive compensation disclosures

We encourage all stockholders as of the record date to attend this year’s annual meeting, as this provides you with an opportunity to engage in direct dialogue with the Company.

Our Board Leadership Structure

Governance plays a critical role at Regions, and the Company understands that Governance is only as strong as its Board. The Board assumes an active role in providing oversight of and guidance to Regions’ executive management team in order to maintain a strong system of checks and balances.

Furthermore, Regions’ Corporate Governance Principles are comprehensive. They address: Board leadership structure; Lead Independent Director’s responsibilities; Director qualification standards and responsibilities; management succession planning; assessment of Board, Committees, and individual Director performance; Director compensation; Director orientation and continuing education; direct access of the Board to management and independent advisors; and more.

In addition, based on the requirements of the New York Stock Exchange (“NYSE”) listing standards, Regions’ Corporate Governance Principles and an assessment of current needs, the Board believes that an appropriate leadership structure includes a substantial majority of independent Directors, extremely capable Committee Chairs, and a strong Lead Independent Director with specific duties. The Board’s current leadership structure meets these attributes.

The Board is presently composed of 12 Directors, 11 of whom are independent. Directors are required to stand for election each year, allowing our stockholders the opportunity to express their views on each Director’s individual performance on an annual basis. All Committee Chairs and members are independent. Our executive officers benefit from the highly experienced, well-informed, and fully engaged Board members who have experience managing various organizations, both public and private. In addition, many of our Directors have experience in areas such as corporate governance, strategic planning, risk management, information technology, and financial modeling. We have not adopted a policy mandating the separation of the Chairman and Chief Executive Officer positions. The Board believes that the leadership structure

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should be flexible to accommodate different approaches based on an evaluation of relevant facts and circumstances as it deems in the best interest of the Company and its stockholders.

The Board considers its structure and leadership each year in conjunction with the NCG Committee.

At the present time, the Board believes that the Company is best served in having a combined Chief Executive Officer and Chairman position, complemented by an independent, strong and effective Lead Independent Director. The Board has determined that the Company benefits from having a single leader with the primary responsibility of managing our operations and representing us to our stockholders, customers, associates, regulators, and the public. This structure also allows the Board to carry out its oversight responsibilities with the full involvement of each independent Director. Additionally, this structure utilizes Mr. Hall’s extensive experience and knowledge regarding the Company and provides for effective leadership of our Board and Company, while simultaneously providing for robust communication between the Board and management. Moreover, this combination also provides clear accountability to the stockholders, customers and associates concerning the performance of the Company.

Mr. Hall has more than 35 years of experience with the Company and has been our Chief Executive Officer since 2010. Under his leadership, the Company has successfully met a number of challenges. Regions is a large financial institution and Mr. Hall, with over three decades of banking experience, including service on our Board of Directors since 2008, and service as President since October 2009, has extensive knowledge, expertise and experience in all aspects of our current business operations. In the Board’s opinion, Mr. Hall is the best person to understand and clearly articulate to the Board the opportunities and challenges facing the Company, and also has the leadership and management skills to promote the Company’s values and execute its strategies. Mr. Hall’s service as Chairman provides clarity of leadership and allows the Company to present its vision and strategy effectively and in a unified voice.

Under the Corporate Governance Principles, unless there is an independent, non-executive Chairman, the Chair of the NCG Committee, who must be “independent” under the rules of the NYSE, and who is elected by and from the independent Board members, serves as the Lead Independent Director for the Board. Charles D. McCrary has served as the Lead Independent Director since 2013.

Lead Independent Director Duties:

✓	Presides at Board meetings when the Chairman is not present;

✓	Establishes the agenda and presides at executive sessions of the non-management and independent Directors;

✓	Receives topic suggestions from other Directors to be discussed at upcoming executive sessions and facilitates discussion on key issues outside of meetings;

✓	Acts as a liaison and facilitates communication between the Chairman of the Board and the non-management and independent Directors (provided, however, that each Director will also be afforded direct and complete access to the Chairman of the Board at any time as such Director deems necessary or appropriate);

✓	Facilitates teamwork and communication among the independent Directors;

✓	Approves information sent to the Board;

✓	Approves meeting agendas for the Board;

✓	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items;

✓	Coordinates the activities of the non-management and independent Directors including the authority to call meetings of non-management and independent Directors;

✓	If requested by major stockholders, ensures that he or she is available for consultation and direct communication;

✓	Communicates, as appropriate, with our regulators;

✓	Regularly communicates with our Chairman on a variety of issues including business strategy and succession planning;

✓	Maintains close contact with the Chair of each standing committee of the Board, i.e., Compensation, Audit and Risk, and serves as an ex-officio member of each committee where he/she is not a member;

✓	Assists the Committee Chairs in the establishment of committee agendas and schedules;

✓	As Chair of the Nominating and Corporate Governance Committee, provides input, as needed, into the assessment of the Board committees’ effectiveness, structure, organization and charters, and the evaluation of the need for changes; and

✓	With the Nominating and Corporate Governance Committee, coordinates the performance of the annual Board and Committees’ self-evaluation and the evaluation of the Chairman and Chief Executive Officer by the Compensation Committee.

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Board, Committee and Individual Director Evaluation Program

Each year the NCG Committee oversees the self-evaluation process for our Board, its Committees, and individual Directors. This self-evaluation is a necessary process in ensuring the Board and its Committees are best equipped to create superior economic value for the Company’s stockholders over time by creating shared value for our customers and communities.

More specifically, the self-evaluation program assesses the Board’s and Committees’ performance in areas such as:

•	Board and Committee structure and composition;

•	Efficiency of Board and Committee meetings;

•	Directors’ ability to carry out key Board responsibilities;

•	Exchanges between the Board and management;
•	Interactions with key stakeholders;

•	Assessing Board member performance; and

•	Committee-level assessment.

Using these topics as a springboard for discussion, the Chair of the NCG Committee facilitates the self-evaluation discussions, during which Directors bring their individual expertise and experience to bear on the topics raised. The self-evaluation pays particular attention to the Board’s oversight of Regions’ risk management framework and the management’s risk-taking activities, as well as the Board’s ability to take actions and make decisions independently from Regions’ management.

Each Committee also conducts its own self-evaluation on topics that are applicable only to the Committee.

Continuing Education

The Corporate Governance Principles provide that Directors should receive continuing education in areas that will assist them in discharging their duties. The Board’s Director Education Program includes regular reviews of compliance and corporate governance developments, business-specific learning opportunities through site visits and Board meetings, and briefing sessions on topics that present special risks and opportunities to the Company. Directors are provided training on products and services offered by Regions; significant risks and compliance issues; laws, regulations and supervisory requirements applicable to the Company and its affiliates; corporate governance best practices; changes in the financial services industry; and other topics identified by the Directors.

Director Independence

To be independent under NYSE rules, our Board must make an affirmative determination that a Director does not have a “material relationship” with Regions (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Regions). Under our Corporate Governance Principles, the Board has determined that a substantial majority of its members must be independent.

The NYSE bright-line independence tests. The NYSE has bright-line tests that disqualify a Director from being determined to be independent. The following relationships will preclude a Director from being considered independent for a period of three years:

•	The Director is employed by Regions;

•	The Director has an immediate family member who is an executive officer of Regions;

•	The Director or an immediate family member has received in a year more than $120,000 in direct compensation from Regions (not including certain permitted payments such as Director and Committee fees);

•	The Director has certain relationships with Regions’ external or internal auditors;

•	The Director or an immediate family member is employed as an executive officer of another company and a Regions executive officer serves on that other company’s compensation committee; or
•	The Director is a current employee, or an immediate family member is a current executive officer, of a company that made payments to, or received payments from, Regions in an amount that exceeds the greater of $1,000,000 or 2 percent of the applicable company’s consolidated gross revenues.

Corporate Governance Principles guidance regarding independence. Despite that none of the NYSE’s bright-line tests are applicable to our current non-management Directors, this does not make a Director independent. The Board must still consider all circumstances surrounding any existing relationship between Regions and a Director to determine whether a material relationship exists outside of the bright-line tests.

To aid in conducting this evaluation, our Corporate Governance Principles describe relationships and transactions that, in the absence of unusual facts and circumstances, would not impair a Director’s exercise of independent judgment or compromise the oversight role that an independent Director is expected to perform, and therefore, presumptively are not material:

•	The Director or an immediate family member has a customer relationship with Regions that is established and administered by Regions in the ordinary course of business, on terms and conditions not more favorable than those afforded by Regions to other similarly situated customers.

•

If the Director or immediate family member has a loan or extension of credit, and that loan was made or credit was extended on substantially the same terms, including interest rates and collateral, as those prevailing at the time for

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comparable transactions with other persons, and involved no more than the normal risk of collectability and presented no other unfavorable features.

•	If Regions employs an adult family member of the Director in the ordinary course of business in a capacity other than as an executive officer.

•	The Director’s or immediate family member’s interest in a transaction results solely from service as a director (or comparable position) of another company that is a party to the transaction or from the beneficial ownership of less than 10 percent of the other entity’s equity.

•	The transaction is one where the rates or charges involved in the transaction are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

In applying this guidance, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

If a Director has a relationship that would be deemed non-material under our guidelines for independence, but meets one of the NYSE’s bright-line tests, the NYSE test governs and the Director will not be treated as independent.

Board independence considerations. The Board has made an affirmative determination as to all 12 current Directors’ independence. The NCG Committee presented to the Board its evaluations and made a recommendation as to each Director’s independence.

Director Hall is employed by Regions. Therefore, under the NYSE bright-line relationship test, he was determined not to be independent.

With respect to the remaining Directors, the following specific relationships were also considered while making a determination:

•	All of the Directors, except Directors DeFosset and Fast, either individually or through an affiliated entity, have customer relationships with Regions’ subsidiaries, such as a deposit, brokerage, trust or other financial services relationship in the ordinary course of Regions’ banking and/or brokerage business, on terms and conditions not more favorable than those afforded by Regions or its subsidiaries to other similarly situated customers.

•	All of the Directors, except Directors DeFosset and Fast, either individually or through an affiliated entity, have bank loans from Regions’ subsidiaries on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans by Regions’ subsidiaries to unrelated persons, and involving no more than the normal risk of collectability and no other unfavorable features.

•	Directors Bryan, Cooper, DeFosset, Johns, Maupin, McCrary and Styslinger serve solely as a member of the board of directors of a charitable organization to which Regions or its subsidiaries made charitable contributions of less than the greater of $1,000,000 or 2 percent of such organization’s consolidated gross revenues in 2013, 2014, or 2015.
•	Director Byrd serves as an outside director of the Federal Home Loan Mortgage Corporation (“Freddie Mac”). The revenue Regions’ subsidiaries receives from servicing loans for Freddie Mac is not a material portion of Regions’ total revenues. Additionally, Regions’ subsidiaries are not dependent solely on Freddie Mac as a purchaser of loans.

•	Director Johns currently serves as Chairman and Chief Executive Officer of Protective Life Corporation (“Protective”), which was a publicly traded life insurance company headquartered in Birmingham, Alabama until February 1, 2015, when it became a wholly-owned subsidiary of Dai-ichi Life Insurance Company, Limited. The NCG Committee and the Board have determined that the relationships between Regions and Protective do not impair Director Johns’ independence given that the transactions are:

¡	Not material to Protective in light of its annual income or gross revenues because the payments to or received from Protective were well below 2 percent of Protective’s consolidated gross revenues and were approximately 0.13 percent in 2015, 0.07 percent in 2014, and 0.03 percent in 2013;

¡	Not material to Regions in light of its annual income or gross revenues;

¡	Conducted at arm’s-length in the ordinary course of business of each party to the transactions;

¡	Not material to Director Johns as Chairman and Chief Executive Officer of Protective;

¡	Not involving a personal stake of Director Johns in the transactions;

¡	Not involving Director Johns in the negotiations or discussions leading to the transactions; and

¡	Typical of transactions that Protective conducts with other financial institutions.

•	Director Johns does not have a direct or indirect material interest in the transactions arising out of the business relationships between Regions and Protective, and Director Johns has no material relationships with Regions that would impair his exercise of independent judgment as a Director.

•	Director Maupin serves as Chair of the Board of Directors of Regions Community Development Corporation, a non-profit corporation sponsored by Regions, dedicated to providing technical assistance for affordable housing, small business and community development initiatives.

•	Directors Cooper and Hall serve on the board of directors of Alabama Power Company (a subsidiary of The Southern Company), where Director McCrary previously served as President and Chief Executive Officer. Alabama Power’s common stock is not publicly traded. Director Johns serves on the board of directors of The Southern Company, the parent company of Alabama Power. C. Dowd Ritter, the father of Regions Executive Officer, William D. Ritter, serves on the board of directors of Alabama Power Company.

•

Prior to the February 2015 acquisition of Protective Life Corporation, Directors Johns and McCrary served on its board of directors, where Director Johns continues to serve as Chairman and Chief Executive Officer. C. Dowd Ritter, the

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father of Regions Executive Officer, William D. Ritter, served on the board of directors of Protective Life Corporation prior to its merger.

•	Directors Hall and Styslinger also serve on the board of directors of Vulcan Materials Company.

In each case, the Board concluded, in light of the applicable independence standards of the NYSE and the description of relationships and transactions contained in the Corporate Governance Principles, that such relationship would not be considered to impair a Director’s exercise of independent judgment or compromise the oversight role that an independent Director of Regions is expected to perform, and therefore, are not material.

Board independence determinations. The Board has affirmatively determined that each Director is an independent Director, other than O. B. Grayson Hall, Jr., Chairman, President and Chief Executive Officer. The following current Directors have been determined by the Board to be independent:

George W. Bryan	Ruth Ann Marshall

Carolyn H. Byrd	Susan W. Matlock

David J. Cooper, Sr.	John E. Maupin, Jr.

Don DeFosset	Charles D. McCrary

Eric C. Fast	Lee J. Styslinger III

John D. Johns

Director Bryan, who has reached Regions’ retirement age, is not standing for re-election this year.

During a portion of 2015, one former Director, James R. Malone, served on the Board. In early 2015, the Board made the determination that Mr. Malone was independent based upon the applicable independence standards of the NYSE; the description of relationships and transactions contained in the Corporate Governance Principles; and the consideration by the Board of all relevant transactions, relationships and arrangements with respect to Mr. Malone.

Additional determinations made by the Board. The Board has also affirmatively determined that all members of the Audit Committee are “independent” and “financially literate.” Additionally, all members of the Audit Committee have banking or related financial management expertise as defined by the Federal Deposit Insurance Corporation Improvement Act of 1991. Finally, each of Directors Bryan, Byrd, Fast, Maupin and Styslinger has accounting or related financial management expertise as described in Section 303A.07 of the NYSE Governance Rules and is an Audit Committee Financial Expert as defined in Item 407(d) of Regulation S-K of the Securities Act. Further, all members of the Audit Committee are independent within the meaning of the independence standards for audit committee members under the Sarbanes-Oxley Act of 2001.

The Board also determined that Director Johns, a member of the Risk Committee, is a Risk Management Expert as defined by Regulation YY that implements certain of the enhanced prudential standards mandated by Section 165 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Almost 92 percent of Regions’ Directors, as well as all members of the Audit Committee, the Compensation Committee, the NCG Committee, and the Risk Committee, are independent directors within the meaning of the listing standards of the NYSE.

Family Relationships

No immediate family relationship exists between any of our Directors or executive officers and any other Directors or executive officers.

Transactions with Directors

The following chart reflects transactions, as applicable, between Regions and:

(i)	our non-management Directors or their immediate family members;

(ii)	a company or charitable organization of which the non-management Director or the Director’s immediate family member is, or was during 2015, a partner, officer, employee; or

(iii)	a company in which the non-management Director or the Director’s immediate family member holds a significant ownership position.

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All of these transactions were considered by our Board in making the determination with respect to independence.

	“Ordinary Course” Customer Relationships (1)	Loans or Extensions of Credit (2)	Charitable Contributions (3)	Nonmaterial Relationships (4)	Family Relationships (5)
George W. Bryan	●	●	●	None	None
Carolyn H. Byrd	●	●	None	●	None
David J. Cooper, Sr.	●	●	●	●	None
Don DeFosset	None	None	●	None	None
Eric C. Fast	None	None	None	None	None
John D. Johns	●	●	●	●	None
Ruth Ann Marshall	●	●	None	None	None
Susan W. Matlock	●	●	None	None	None
John E. Maupin, Jr.	●	●	●	●	None
Charles D. McCrary	●	●	●	●	None
Lee J. Styslinger III	●	●	●	None	None
(1)	“Ordinary Course” customer relationships are transactions or relationships that Regions would enter into on the same terms and conditions with any similarly situated customer.

(2)	Includes a loan or extension of credit that was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and involve no more than the normal risk of collectability and present no other unfavorable features.

(3)	Directors serve solely as a member of the board of directors of a charitable organization to which Regions or its subsidiaries made charitable contributions of less than the greater of $1,000,000 or 2 percent of such organization’s consolidated gross revenues.

(4)	Nonmaterial relationships include Director Byrd’s service as a director of Freddie Mac, arm’s-length business relationships with Protective Life Corporation, Director Maupin’s service as Chairman of Regions’ non-profit corporation, Regions Community Development Corporation, and outside Directors’ service on a board of directors (i) where a Regions Director serves or recently served as President and/or Chief Executive Officer and/or (ii) where C. Dowd Ritter, the father of Regions Executive Officer, William D. Ritter, serves on the board of directors, or common service on a board.

(5)	No immediate family relationship exists between any of our Directors or executive officers and any other Directors or executive officers.

Other Business Relationships and Transactions

Certain Directors and executive officers and their affiliates, other related persons and their affiliates, and beneficial owners of more than 5 percent of Regions common stock and their affiliates were customers of, and had transactions with, Regions and our subsidiaries in the ordinary course of business during 2015, and additional transactions may be expected to take place in the ordinary course of business. As previously noted, included in such transactions are outstanding loans and commitments from Regions Bank, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to Regions, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Other business relationships. We have entered into other business relationships with entities known to or reasonably believed by us to own more than 5 percent of our common stock. These relationships are in the ordinary course of business and are described below:

BlackRock, Inc. and subsidiaries are the beneficial owners of more than 5 percent of our common stock. On October 14, 2011, Regions entered into an amended and restated agreement (the “BlackRock Agreement”) with BlackRock Financial Management, Inc. (“BlackRock Financial”), a subsidiary of BlackRock, Inc. (“BlackRock”) for BlackRock Financial to provide risk management and advisory services for Regions’ mortgage servicing rights portfolio and their proprietary trading, portfolio management and risk reporting system for Regions’ investment portfolio. The initial term of the BlackRock Agreement is for five years and upon the expiration of the initial term, the BlackRock Agreement can be renewed for successive 24-month terms unless otherwise terminated. The BlackRock Agreement provides that Regions will pay BlackRock Financial a fee of $2,250,000 per year plus an additional fee depending on the size of the portfolio. The Regions Financial Corporation Retirement Plan had invested approximately $322 million in BlackRock funds as of December 31, 2015 and paid investment management fees of approximately $272,000 in 2015. Trust accounts held at Regions Bank have invested approximately $320.2 million in BlackRock-sponsored marketable securities as of year-end 2015. Regions does not receive any revenue share, fees or commissions for client accounts invested in these securities. Additionally, in 2015, affiliates of BlackRock paid Regions fees and interest on credit facilities of approximately $125,000. These relationships began before BlackRock became the beneficial owner of more than 5 percent of Regions common stock and are expected to continue.

The Vanguard Group, Inc. and subsidiaries (“Vanguard”) are the beneficial owners of more than 5 percent of our common stock. At year-end 2015, trust accounts held at Regions Bank have invested approximately $2 billion in marketable securities issued by Vanguard Group, Inc. (“Vanguard”) entities. Regions does not receive any revenue share, fees or commissions for client accounts invested in these funds. This relationship began before Vanguard became the beneficial owner of more than 5 percent of Regions common stock and is expected to continue.

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State Street Global Advisors and affiliates (“State Street”) are the beneficial owners of more than 5 percent of our common stock. State Street Global Advisors (“State Street”) entities administer rabbi trusts for certain retirement and deferred compensation plans maintained by Regions. Regions pays State Street a nominal monthly administration fee for these services. At year-end 2015, trust accounts held at Regions Bank had approximately $25.8 million invested in marketable securities issued by State Street. Regions does not receive any revenue share, fees or commissions for client accounts invested in these funds. These relationships began before State Street became the beneficial owner of more than 5 percent of Regions common stock and are expected to continue.

FMR LLC and affiliates (“Fidelity”) are the owners of more than 5 percent of Regions common stock. At year-end 2015, trust accounts held at Regions Bank have invested approximately $312.9 million in marketable securities offered by Fidelity

Management & Research Company entities. National Financial Services (“NFS”), a subsidiary of Fidelity, serves as a sub-custodian for marketable mutual fund positions held by trust clients at Regions Bank pursuant to an agreement entered into on June 29, 2007. The duties of the sub-custodian include execution, settlement of mutual fund securities trades, distribution of earned income to clients and transfer of in-kind mutual fund positions to non-Regions entities. In 2015, NFS received net compensation of $615,657 from Regions to provide sub-custodian services. Regions received $1,369,733 from NFS in 2015 from revenue produced from Regions client-held mutual fund positions. Additionally, NFS processes, clears and holds securities transactions for Regions’ broker-dealer subsidiary, at a cost of approximately $125,000 annually pursuant to an agreement entered into on February 6, 2013. These relationships began before Fidelity became the beneficial owner of more than 5 percent of Regions common stock and are expected to continue.

Policies Relating to Transactions with Related Persons and Code of Conduct

Related Person Transactions Policy. The Board has adopted a written policy entitled the “Related Person Transactions Policy.” This policy provides a mechanism for the identification, evaluation and approval or disapproval of significant transactions involving Regions and persons related to Regions.

For purposes of this policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Regions was, is or will be a participant and the amount involved exceeds $120,000 in any fiscal year, and in which any “related person” had, has or will have a direct or indirect material interest. The category of related persons consists generally of Regions’ Directors, nominees and executive officers, any person or entity who is known to be the beneficial owner of more than 5 percent of any class of Regions voting securities, and immediate family members of any of the foregoing persons, and “associated entities” of the foregoing persons.

An “associated entity” of a related person means a firm, corporation, or other organization in which the related person is an executive officer or other executive managerial position. Associated entity also includes a firm, corporation or other organization in which the related person owns a 10 percent or greater equity interest or the related person engages in a transaction or series of transactions with Regions and the related person receives a measurable financial benefit resulting from the transaction(s).

Certain types of transactions are excluded from the category of related person’s transactions and are not subject to this policy even if the amount exceeds $120,000. For example, a related person transaction does not include any transaction that involves services of a public utility at rates or charges fixed in conformity with law or governmental authority.

Each Director and executive officer is required to provide the General Counsel, and periodically update, a list of his or her immediate family members, the affiliated entities of his or her immediate family members, and additional information elicited for administration of this policy. The General Counsel maintains a master list of related persons and affiliated entities, and distributes it to the heads of or key associates in functional areas of responsibility that include accounts payable, properties, procurement and certain other business groups, which will use the information to identify potential related person transactions in order to effectuate this policy.

Any related person transaction is subject to either advance notification procedures (if identified in advance) or ratification procedures. In either case, the related person must provide to the General Counsel notice of the facts and circumstances of the transaction, including:

•	the related person’s relationship to Regions and the person’s interest in the transaction;

•	the significant facts of the potential transaction, including the proposed aggregate value of the transaction without regard to the amount of any profit or loss;

•	the purpose of, and the benefits to Regions of the potential transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	an assessment of whether the potential transaction is on terms that are no less favorable to Regions or are comparable to the terms available to an unrelated third party or to associates generally; and

•	an assessment of whether the potential related person transaction is consistent with Regions’ Code of Business Conduct and Ethics (the “Code of Conduct”).

The General Counsel will assess whether the transaction is subject to this policy. If it is determined that the transaction is a related person transaction, it will be submitted to the NCG Committee for consideration at the next NCG Committee meeting. If it is not practicable to wait until the next NCG Committee meeting, the transaction is submitted to the NCG Committee’s Chair for prompt consideration.

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The NCG Committee, or its Chair, will consider the relevant facts and circumstances of the related party transaction, including but not limited to:

•	the benefits to Regions;

•	the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, significant stockholder or executive officer;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction;

•	the terms available to unrelated third parties or to associates generally; and

•	whether the potential related person transaction is consistent with the Code of Conduct.

Any Director or executive officer who is or whose family members or affiliated entities are the subject of the related person transaction is not permitted to participate in the review, consideration or approval of the related person transaction.

The NCG Committee (or its Chair) is authorized to approve or ratify those related person transactions that are in, or are not inconsistent with, the best interests of Regions and its stockholders, and that are consistent with the Code of Conduct, as the NCG Committee or its Chair determines in good faith. Other related person transactions should be disapproved by the NCG Committee (or its Chair) and should not be entered into or continued by Regions. The NCG Committee (or its Chair) will report the decision to the General Counsel, who will report the decision to the appropriate Regions personnel.

This policy also grants the NCG Committee the authority to address situations in which an unauthorized related person transaction subject to this policy is initiated and is subsequently disapproved.

The NCG Committee will annually review and consider any previously approved or ratified related person transaction that remains ongoing.

Regulation O Policies and Procedures. We maintain additional policies and procedures to help ensure our compliance with Regulation O. This regulation imposes various conditions on a bank’s extension of credit to Directors and executive officers. Any extensions of credit must comply with our Regulation O policies and procedures.

As previously discussed, a Director can meet our guidance for independence if the Director or immediate family member has a loan or extension of credit, and that loan was made or credit was extended on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and involved no more than the normal risk of collectability and presented no other unfavorable features.

Our Regulation O policies and procedures require that:

•	Extensions of credit (including interest rates and collateral) to covered individuals or entities must be made on substantially the same terms as those prevailing at the time for comparable transactions with those who are not covered.

•	The covered extension of credit must be made following credit underwriting procedures no less stringent than those prevailing at the time for comparable transactions with non-covered individuals or entities. The extension of credit may not involve more than the normal risk of repayment or present other unfavorable features.

•	The amount of covered extensions of credit do not exceed individual and aggregate lending limits, depending on the identity of the borrower and the nature of the loan.

Our subsidiary bank, Regions Bank, designates a Regulation O Credit Officer to review extensions of credit to determine our compliance with our policies and procedures. If an extension of credit would result in an aggregate credit extension of more than $500,000 to a covered individual or entity, the board of Regions Bank must approve it. Reports of all extensions of credit made to executive officers under Regulation O are provided to the Regions Bank board.

All loans to Directors and executive officers:

•	Comply with our Regulation O policies and procedures;

•	Are made in the ordinary course of business;

•	Are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Regions; and

•	Do not involve more than the normal risk of collectibility or present other unfavorable features.

Code of Conduct. The Code of Conduct contains several provisions that also serve to regulate transactions with our associates and Directors and to guide them in avoiding situations that could be viewed as actual or perceived conflicts of interest. For example, the Code of Conduct prohibits activities that could be construed as self-dealing, such as:

•	Personally extending credit to a non-relative who applied for and was denied credit by Regions;

•	Representing Regions in a relationship or transaction in which the associate or Director has a family, financial or other material interest;

•	Representing an entity other than Regions in any transaction with Regions;

•	Co-signing, acting as power of attorney or otherwise representing a customer (other than an immediate family member) with respect to a Regions account;

•	Purchasing any property that the associate or Director understands Regions intends to purchase;

•	Using Regions’ property or corporate time for personal gain not related to job performance;

•	Processing of bank transactions by an associate for that associate’s own personal account, for the account of an immediate family member or for an account on which the associate is a signatory; and

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•	Borrowing from customers, suppliers or other persons or companies that do business with Regions except those that engage in lending in the ordinary course of their business on terms offered others in the normal course of business.

Additionally, under the Code of Conduct, associates or Directors who learn of a business opportunity in the course of their service for Regions cannot appropriate that opportunity for themselves or for others. Instead, the Code of Conduct requires that they allow Regions to take advantage of the opportunity.

Among other things, the Code of Conduct is designed to provide guidance and resources to help ensure, among other matters, that:

•	Regions and its associates remain in compliance with all applicable laws and regulations.

•	Regions is a safe and nondiscriminatory place to work and do business.

•	Confidential and proprietary information is protected.
•	Inappropriate gifts or favors are not accepted.

•	Conflicts of interest are avoided.

Any material departure from a provision of the Code of Conduct on behalf of a member of an executive officer, a Director or a Senior Financial Officer (as defined in the paragraph below) may only be waived by the Board, and any such waiver will be promptly disclosed as required by applicable law, rule or regulation.

Code of Ethics for Senior Financial Officers. The Senior Financial Officers are bound by the provisions set forth in the Code of Conduct relating to, among other topics, ethical conduct, conflicts of interest and compliance with law. The Board has, however, adopted a separate Code of Ethics for Senior Financial Officers that supplements the Code of Conduct and applies to Regions’ CEO, CFO, and the Principal Accounting Officer and Controller. This Code of Ethics for Senior Financial Officers may be found on the Investor Relations section of our website at www.regions.com. Regions will disclose any amendments or waivers with respect to its Code of Ethics for Senior Financial Officers on its website.

Director Attendance

Pursuant to Regions’ Corporate Governance Principles, Directors are expected to attend and participate in all Board meetings and meetings of Committees on which they serve. Directors are expected to be available for consultation with management as requested from time to time.

In 2015, all incumbent Directors attended at least 75 percent of the aggregate number of meetings held by the Board and by Committees of which they were members.

Our current Director attendance for Board and Committee meetings averaged over 96 percent in 2015. In his role as Lead Independent Director, Mr. McCrary attended a majority of the meetings of the Committees of which he is not a member.

Director Attendance at the Annual Meeting

As stated in Regions’ Corporate Governance Principles, Directors are expected to attend all meetings of stockholders. At the 2015 Annual Meeting, all 12 incumbent Directors attended the meeting in person.

Meetings of Independent Directors

All Directors, and then the independent Directors, meet in executive sessions at each regular meeting of the Board, and have the opportunity to meet in executive sessions at regularly scheduled conference call meetings held by the Board.

These executive sessions provide the opportunity for discussion of the CEO’s performance, compensation, succession planning,

critical strategic matters and other topics that should, in certain instances, be discussed without management being present.

The independent Directors met in executive session seven times in 2015 with no other attendees present. Mr. McCrary, as the Lead Independent Director, presided over these executive sessions of the independent Directors.

Communications between Stockholders and Other Interested Parties and the Board of Directors

The Corporate Governance Principles adopted by the Board include a mechanism for stockholders and other interested parties to communicate with Directors. The Board believes questions or concerns related to matters such as financial results, strategic direction, executive compensation, corporate governance and general Board oversight, including accounting, internal accounting controls, auditing and other related matters are appropriately addressed to the Board. Matters that deal with the Company’s general business operations are more appropriately addressed by management.

The Corporate Secretary circulates communications to the appropriate Director or Directors, with the exception of those communications that are of a personal nature or not related to the duties and responsibilities of the Board, including without

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limitation, routine customer service complaints. The Corporate Secretary maintains a log of any such communications not shared with the Board and such log is provided to the Board on a quarterly basis. In addition, Directors may review any communication upon request. Items such as commercial solicitations, opinion survey polls, new product or service suggestions, resumes, job inquiries and mass mailings are not shared with the Board nor maintained in a log.

Stockholders and other interested parties may send communications directed to the Board, a Committee, the

Chairman, the Lead Independent Director, the independent Directors as a group or an individual member of the Board by sending a letter with clear notation as “Board Communication” or “Director Communication” to:

Regions Financial Corporation

c/o Office of the Corporate Secretary

1900 Fifth Avenue North

Birmingham, Alabama 35203

Board’s Role in the Risk Management Process

The Board oversees the management of risk primarily through its Risk Committee, with guidance from the Audit Committee on major financial risks, while the Compensation Committee oversees risk as it relates to compensation matters. The Board establishes the foundation for the Company’s risk culture by adopting the Board’s Risk Appetite Statement, which documents the Company’s tolerance for risk. The Risk Appetite Statement is reviewed and approved annually by the Risk Committee. The Risk Committee monitors the Company’s performance to ensure alignment with the tolerance levels articulated in the Risk Appetite Statement. The Risk Committee is responsible for the risk management policies of Regions’ enterprise operations and oversight of the enterprise risk management framework. This includes the policies, procedures, strategies and systems established by management to identify, measure, mitigate, monitor and report major risks, including emerging risks and other enterprise risks, as well as capital planning, management and assessment processes.

In accordance with Regulation YY, the Risk Committee is required to consist of a minimum of three outside members of the Board. Members of the Risk Committee are appointed by the Board based on the recommendation of the NCG Committee and serve at the Board’s discretion. Currently, the Risk Committee consists of six independent Directors, with a least one Director who has experience in identifying, assessing, and managing risk exposures of large, complex financial firms. The Chair of the Risk Committee, as designated by the Board, is required to be a Director who (i) is not an officer or employee of the Company; (ii) has not been an officer or employee of the Company during the previous three years; (iii) is not a member of the immediate family of a person who is, or has been within the last three years, a Regulation O executive officer of the Company; and (iv) is an independent director under Item 407 of SEC Regulation S-K.

The categories of enterprise risks (including emerging risks) overseen by the Risk Committee currently include legal risk, reputational risk, liquidity risk, credit risk, market risk, strategic risk, compliance risk and operational risk. In addition, the Risk Committee approves, at least annually, the contingency funding plan that sets out the Company’s strategies for addressing liquidity needs during liquidity stress events, as well as certain other plans from time to time. The Risk Committee is required to meet at least quarterly or more frequently if it deems necessary and fully document and maintain records of its proceedings, including risk management decisions. The Risk Committee meets, receives and reviews information and regular reports from the Chief Risk Officer (“CRO”) and risk management on at least a quarterly basis, as well as from others from time to time, and recommends actions and other steps to be taken, as it deems appropriate. In addition, the Risk Committee receives written reports from an independent review function regarding material liquidity risk management, as applicable and permitted by law. In the course of these reviews, the Risk Committee interacts on a regular basis with the CRO, the Chief Credit Officer, the Credit Review Director, and the Internal Audit Director. The Risk Committee is also responsible for ensuring that the compensation of the CRO is consistent with providing an objective assessment of the risks taken by the Company.

The Risk Committee reports to the Board with respect to any notable risk management issues and coordinates with other Board and management level committees as appropriate regarding risk-related issues. In addition, the Risk Committee, along with the CRO, oversees risk management’s responsibilities, budget and staffing. In carrying out its duties, the Risk Committee is authorized to select, retain, terminate and approve fees and other retention terms of independent legal, accounting or other advisors as it deems appropriate, without seeking approval of management or the Board.

The Audit Committee also plays a role in risk management oversight. The Audit Committee reviews the guidelines and policies by which risk management and risk assessments are undertaken with respect to Regions’ major financial exposures. The Audit Committee discusses these major financial exposures with Regions’ management, as well as steps taken to monitor and control such exposures. In addition, the Audit Committee assists and advises the Board in monitoring the integrity of the Company’s financial reporting processes, including matters relating to internal controls over financial reporting. The Audit Committee also has oversight responsibilities for compliance with legal and regulatory requirements, as well as the internal audit function and independent auditor. Furthermore, the Audit Committee reviews any significant report and management response to such report, including any significant instance where business units or risk management personnel have not adhered to the Company’s risk governance framework.

The Compensation Committee also participates in risk management oversight particularly as it relates to compensation risk. The Compensation Committee considers, in establishing and reviewing the Company’s associate and executive compensation programs, whether these programs encourage unnecessary or excessive risk taking that could threaten the value of or have a material adverse effect on Regions and has concluded that they do not. Moreover, in consultation with senior risk officers, the Compensation Committee establishes and

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maintains appropriate processes and procedures and sufficient personnel to manage compensation-related risks. The Compensation Committee, in consultation with management, also oversees regulatory compliance with respect to compensation matters, including any required certification or reporting requirements under applicable law. Like the Risk Committee, the Compensation Committee also receives information from Regions’ risk management and, in particular, the CRO.

Cybersecurity

At a time when protecting financial institutions from cyber threats is a top priority, Regions continues to fortify its risk management program around cybersecurity.

•	The Risk Committee of the Board oversees operational risk, which includes information technology activities and related risks, through multiple management oversight committees that specifically focus on information security.

•	On a regular basis, the Audit Committee of the Board reviews our cyber security risk management, primarily by receiving reports on the Company’s cyber security management program prepared by the Chief Information Security Officer, risk management and internal audit.

•	Key positions at Regions include:

¡	Enterprise Chief Information Officer

¡	Chief Information Security Officer

¡	Cyber Security and Threat Intelligence Officer

¡	Intrusion Detection Officer

¡	Vulnerability Management Officer

¡	Cyber Risk Management Officer

¡	Director of IT Audit

¡	International and Cyber Investigation Manager

•	We have a dedicated Security Operations Center for monitoring and responding to cyber events to protect the information of our customers, associates and the Company.

•	Regions Information Security Program includes:

¡	Multiple layers of security controls as part of our in-depth defense strategy; and

¡	Security measures to reliably authenticate customers accessing the Company’s Internet-based services, including multi-factor authentication for high risk systems.

•	We continuously develop and enhance controls, processes and systems to protect our networks, computers, systems, and data from attacks or unauthorized access. This includes comprehensive due diligence and ongoing oversight of third-party relationships, involving vendors.

•	We retain a computer forensics firm and an industry-leading consulting firm in case of a breach event.

•	Regions continuously makes investments in our technology infrastructure.

•	Regions’ insurance policies have been custom tailored to cover potential financial losses due to cyber breaches.

•	Regions is a member of the Financial Services Information Sharing and Analysis Center (FS-ISAC), a nonprofit organization funded entirely by its member firms and sponsors. The overall objective of FS-ISAC is to protect the financial services sector against cyber and physical threats and risk. It acts as a trusted third party that provides anonymity to allow members to submit threat, vulnerability and incident information in a non-attributable and trusted manner so information that would normally not be shared is instead provided for the good of the membership.

•	Regions is also a member of BITS, the technology arm of the Financial Services Roundtable. BITS serves the financial community and its members by providing industry best practices on a variety of security and fraud topics.

•	Regions leverages a robust management framework to address cyber risk: information security owns the controls, risk management assesses and oversees the risk, and internal audit tests control effectiveness.

•	The Board consults with outside experts with an expertise in cybersecurity from time to time.

•	Cybersecurity education and training is regularly provided to our Directors and associates.

•	Regions’ Information Security group performs ongoing social engineering assessments and engages independent third parties to perform annual network penetration tests.

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Relationship of Compensation Policies and Practices to Risk Management

Regions has long adhered to compensation policies and practices that are designed to support a strong risk management culture. Accordingly, we employ strong and effective corporate governance that includes active oversight and monitoring by the Compensation Committee over our incentive compensation practices.

While we cannot avoid all risk, the successful execution of our strategy requires effective management of the risks we do take. Our risks may be generated from external or internal sources, and may or may not be within our control. We do not attempt to eliminate all risk, but rather identify, understand, assess, monitor and manage the risk. We want our decisions to reflect a defined risk appetite and a moderate risk profile. It is our responsibility to establish an enterprise risk management framework that facilitates risk management for the benefit of our stockholders.

As we describe in the Compensation Discussion and Analysis (“CD&A”) section, which begins on page 61, we attempt to align how we manage risk with how we compensate associates. The process of limiting risk starts with the Board in setting the risk appetite for the Company and establishing policies and implementing appropriate limits. Strategic business plans are developed for each business group and unit of the Company, and these plans recognize and account for the risk tolerances supported by the Board. Compensation policies and plans are then designed and periodically reviewed and revised to ensure that they continue to support the strategic direction for the Company.

Consistent with effective risk management principles, base salaries of associates are competitive and represent a significant portion of the compensation of all associates and, therefore, do not encourage excessive risk taking in order to increase compensation levels. Variable compensation payments are made to many, if not most, associates within the Company, and provide an important tool to motivate associates to excel at executing our business plans. However, variable incentive policies and plans are, by design, aimed at aligning long-term associate and stockholder interests and, overall, represent a small percentage of total revenue. Compensation decisions also rely on the Compensation Committee’s and management’s discretion to consider other factors, such as effective risk management, compliance with controls and ethical conduct, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.

As further discussed in our CD&A, our Compensation Committee continues to monitor the effect changes in the economic environment have on our existing risk management practices. Certain practices established by the Company include:

•	Strong clawback policy;

•	Policy providing guidance to business leadership as to the appropriate use of discretion in compensation decisions;

•	Policy covering adverse risk events and how we consider those events in making compensation decisions;

•	Robust compliance, internal control, disclosure review and reporting programs;

•	Long-term compensation awards that are subject to substantial future performance requirements;

•	Robust internal governance process covering the administration of our incentive compensation programs; and

•	Policy that prohibits hedging strategies related to the ownership stakes our key associates have in Regions.

As more fully described in the CD&A, the Compensation Committee oversees our compensation practices, and meets at least on an annual basis with the CRO to review incentive compensation arrangements for associate compensation plans in order to identify any features that might encourage unnecessary and excessive risk-taking or manipulation of earnings. Based on our approach to enterprise risk management, including the comprehensive risk review and assessment of our incentive compensation plans, our risk assessments for significant businesses and staff functions, and the continued emphasis on incorporating risk mitigating practices and performance requirements within our compensation programs, we believe that the risks arising from our compensation plans, policies, and practices are not reasonably likely to have a material adverse effect on the Company.

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Compensation Consultant Disclosure

Since 2012, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) to provide independent advice and information regarding the design and implementation of our executive compensation programs. Cook & Co. is a nationally recognized compensation consulting firm that works exclusively for the Compensation Committee. The duties and services provided by Cook & Co. are more fully described in the CD&A section of this proxy statement.

It is the Compensation Committee’s view that its compensation consultant and any other advisors should be able to render candid and direct advice independent of management’s influence, and numerous steps have been taken to satisfy this objective.

Annually, and most recently in December 2015, the Compensation Committee considered the independence of Cook & Co. in light of current SEC rules and NYSE listing standards. The Compensation Committee requested and received a letter from Cook & Co. addressing its independence, including the following factors:

•	other services provided to us by Cook & Co.;

•	fees paid by us as a percentage of Cook & Co.’s total revenue;

•	policies or procedures maintained by Cook & Co. that are designed to prevent a conflict of interest;

•	any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee;

•	any Regions equity securities owned by the individual consultants involved in the engagement; and

•	any business or personal relationships between Regions’ executive officers and Cook & Co. or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that the work of Cook & Co. did not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

Directors who served on Regions’ Compensation Committee at any time during 2015 are listed to the right. During 2015, there were no relationships that would create a Compensation Committee interlock as defined under applicable SEC regulations.

Compensation Committee Members During 2015
David J. Cooper, Sr.
Don DeFosset
Ruth Ann Marshall
Susan W. Matlock
Lee J. Styslinger III

Committees of the Board of Directors

Our Board has established four standing committees: an Audit Committee, a Compensation Committee, an NCG Committee and a Risk Committee. Each of these Committees meet on a regular basis and operate under a written charter approved by the Board. In addition, each standing Committee reviews and reassesses its charter on an annual basis. Moreover, each Committee performs an annual self-evaluation to determine whether such Committee is functioning effectively and fulfilling its duties as prescribed by its charter. Each Committee may form and delegate authority to subcommittees or one or more committee members.

We describe the main responsibilities of the Board’s standing Committees on the following pages. The descriptions of the Committee functions in this proxy statement are qualified by reference to the charters and our relevant By-Law provisions. The charters for these Committees discussed in this section are all available on the Investor Relations section of our website at www.regions.com.

In addition, our By-Laws authorize the Board to create other committees as needed.

Board and Committee Meetings in 2015

The table to the right shows the number of Board and Committee meetings held in 2015. Under our Corporate Governance Principles, Board members are expected to attend and participate in all Board meetings and meetings of Committees on which they serve and to attend all meetings of stockholders.

Each Director attended at least 75 percent of the combined total number of meetings of the Board and all Committees on which the Director served (the threshold for disclosure under SEC rules).

Attendance for current Directors for Board and Committee meetings averaged over 96 percent in 2015.

Number of Meetings Held
Board of Directors	9
Audit Committee	9
Compensation Committee	7
NCG Committee	5
Risk Committee	7

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Committee Composition

The table below indicates the current members and Chairs of each standing Committee. Each Director serving on one of Regions’ standing four Board Committees has been determined to be independent. Also identified are the Directors who have been determined by our Board to be an Audit Committee Financial Expert, as defined under SEC regulations, and the Risk Committee Risk Management Expert, as defined under Regulation YY.

Cross-Committee membership is a consideration when the NCG Committee recommends Committee member assignments to the

Board. For example, the Chairs of the Audit Committee and the Risk Committee each serve on both Committees. In addition, the Chair of the Compensation Committee serves on the Risk Committee. The Chair of the NCG Committee, who also serves as the Lead Independent Director, attends the majority of all other Committee meetings as well. All independent Directors other than the Lead Independent Director serve on at least two Committees, providing further opportunities for cross-Committee membership.

	Audit Committee	Compensation Committee	NCG Committee	Risk Committee
George W. Bryan	Member			Chair
Carolyn H. Byrd	Chair			Member
David J. Cooper, Sr.		Member	Member
Don DeFosset		Chair		Member
Eric C. Fast	Member			Member
John D. Johns †			Member	Member
Ruth Ann Marshall		Member	Member
Susan W. Matlock		Member		Member
John E. Maupin, Jr.	Member		Member
Charles D. McCrary *			Chair
Lee J. Styslinger III	Member	Member
Audit Committee Financial Expert

†	Risk Committee Risk Management Expert

*	Lead Independent Director

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Chair

Carolyn H. Byrd

Members

George W. Bryan

Eric C. Fast

John E. Maupin, Jr.

Lee J. Styslinger III

Audit Committee

The Audit Committee currently consists of Carolyn H. Byrd (Chair), George W. Bryan, Eric C. Fast, John E. Maupin, Jr., and Lee J. Styslinger III. All of these Directors are independent and were selected for membership on the Audit Committee based on the recommendation of the NCG Committee.

The Audit Committee has a written charter that is posted on the Investor Relations section of our website at www.regions.com and is reviewed and approved on an annual basis.

The purpose of the Audit Committee is to assist the Board in monitoring:

(a)	Integrity of the Company’s financial statements and the financial reporting process, including matters relating to internal accounting and financial controls;

(b)	Independent auditor’s qualifications and independence;

(c)	Performance of the Company’s internal audit function and independent auditor; and

(d)	Compliance with legal and regulatory requirements.

The Audit Committee has direct access to and open communication with management and may obtain advice and assistance from internal legal, accounting or other advisors. The Audit Committee is authorized to select, retain, terminate, and approve the fees of independent legal, accounting, or other advisors as it deems appropriate.

Each member of the Audit Committee must be independent and financially literate as defined by the SEC and NYSE regulations. Additionally, at least one member of the Audit Committee must be an Audit Committee Financial Expert as that term is defined by the SEC. Pursuant to the Audit Committee’s written charter, members of the Audit Committee may only serve on two other public company audit committees.

The Audit Committee meets at least quarterly, and more often if deemed necessary or advisable. In 2015, the Audit Committee met seven times, as well as two times jointly with the Risk Committee.

Additionally, pursuant to its charter, the Audit Committee will:

•	Appoint or replace the independent auditor;

•	Pre-approve all auditing services, internal control-related services and, subject to certain de minimis exceptions, permitted non-audit services to be performed by the independent auditor;

•	Discuss with management (i) the Company’s major financial risk exposures and (ii) the steps management has taken to monitor and control such exposures;

•	Review and discuss financial statements and disclosure matters that will be filed with the SEC;

•	Review and discuss with management non-GAAP information;
•	Oversee, review and evaluate the Company’s relationship with the independent auditor and the independent auditor’s performance and independence; and

•	Oversee the Company’s internal audit function.

The Audit Committee serves as a Board-level oversight role. Management is responsible for preparing the Company’s consolidated financial statements, for maintaining internal controls, and for complying with laws and regulations. The independent auditors are responsible for auditing the Company’s consolidated financial statements and internal controls.

The Audit Committee regularly meets with Regions’ internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.

The Audit Committee also must prepare the report required to be included in this proxy statement. The Audit Committee has approved such report, which is on page 59.

Audit Committee Financial Experts

The Board believes that all of the members of the Audit Committee have accounting or related financial management expertise under the rules of the NYSE. Additionally, all members qualify as Audit Committee Financial Experts within the meaning of the rules of the SEC.

In addition, all Audit Committee members are financially literate, as required by NYSE listing standards, and all members meet the additional criteria for independence of audit committee members as set forth in Rule 10A-3(b)(1) under the Exchange Act.

Accounting or Audit-Related Matters

The Audit Committee has established procedures for the receipt, retention and evaluation of complaints and submissions concerning accounting and audit-related matters, the features of which include insulation from management, safeguards for protecting anonymity and confidentiality of associate submissions, alternative methods for submissions, dedication of resources for investigations and the recording and preservation of findings.

The procedures are administered by the Audit Committee and a limited number of individuals in Regions’ corporate security, risk, legal and internal audit areas. Regions has notified its associates that the procedures are in place and how to direct a complaint or submission.

In addition, any interested party may communicate concerns regarding accounting, internal accounting controls or auditing matters directly to the attention of the Audit Committee as follows:

Regions Financial Corporation

Attention: Audit Committee Chair

c/o Office of the Corporate Secretary

1900 Fifth Avenue North

Birmingham, Alabama 35203

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Compensation Committee

The Compensation Committee currently consists of Don DeFosset (Chair), David J. Cooper, Sr., Ruth Ann Marshall, Susan W. Matlock and Lee J. Styslinger III.

Each member of the Compensation Committee must be independent as defined by the NYSE. Accordingly, all of our Directors who serve on the Compensation Committee are independent, qualify as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and satisfy the requirement as an “outside director” for the purposes of IRC Section 162(m).

These Directors were selected for membership on the Compensation Committee based on the recommendation of the NCG Committee. The Compensation Committee has a written charter, which is posted on the Investor Relations section of our website at www.regions.com and is reviewed and approved on an annual basis.

The purpose of the Compensation Committee is to assist the Board in:

(a)	Fulfilling its responsibilities relating to the compensation of the executive officers; and

(b)	Ensuring that all executive compensation is fair, appropriate, reasonable, and in compliance with all applicable regulations.

The Compensation Committee may retain and obtain the advice of any compensation consultant, outside legal counsel, or any such other advisors as it deems necessary or desirable to assist with the execution of its duties and responsibilities.

The Compensation Committee meets as frequently as deemed necessary, but not less than three times per year. The Compensation Committee met six times, as well as one time jointly with the Risk Committee in 2015.

The Compensation Committee regularly invites certain members of management to its meetings, as it deems appropriate, consistent with the maintenance of the confidentiality of compensation discussions. The CEO does not attend any portion of a meeting where his performance is evaluated or his compensation discussed.

The Compensation Committee has the additional authority and responsibilities relating to compensation matters to:

•	Approve the Company’s compensation philosophy;

•	Supervise and monitor the Company’s compensation plans and programs to determine whether they are properly aligned with the Company’s strategic and financial objectives and ensure that such employee compensation plans and programs are supportive of the Company’s Risk Appetite Statement as established by the Board and maintain the appropriate processes and procedures and sufficient personnel to manage compensation-related risks;

•	Review and approve all Company goals and objectives relevant to the CEO’s compensation and evaluate the CEO’s performance in light of those goals and objectives;
•	Determine the CEO’s compensation (including base salary, incentive compensation, long-term compensation, executive benefits, and perquisites);

•	Approve the compensation of the executive officers and such senior officers as the Compensation Committee determines appropriate;

•	Review and approve any employment agreement, new hire award or new hire payment proposed to be made with any proposed or current executive officer;

•	Ensure that the compensation and other incentives granted to the CRO are consistent with providing an objective assessment of the risks taken by the Company, in consultation with the Risk Committee;

•	Review and approve any severance, change-in-control or similar termination agreement, award or payment proposed to be made with any current or former executive officer;

•	Approve the creation, termination and amendment of executive compensation plans;

•	Approve any new equity compensation plan or any material change to an existing plan where stockholder approval is not required; and

•	Review and make recommendations as to the form and amount of Director compensation in connection with the NCG Committee.

The Compensation Committee meets with the CRO at least annually to review incentive compensation arrangements for employee compensation plans in order to identify any features that might encourage unnecessary and excessive risk-taking or manipulation of earnings.

The Compensation Committee also must prepare the report required to be included in this proxy statement. The Compensation Committee has approved such report, which appears on page 78.

Compensation Philosophy

In determining the long-term incentive award component of compensation for the executive officers, the Compensation Committee considers the Company’s performance for the year. The Compensation Committee may also take into consideration such items as relative stockholder return, the award practices of competitive financial institutions, the awards granted in past years, the Compensation Committee’s assessment of the current and expected contribution of the executive officer to the Company’s success, and such other factors as the Compensation Committee considers appropriate.

Compensation Committee Interlocks and Insider Participation

During 2015, there were no relationships that would create a Compensation Committee interlock as defined under applicable SEC regulations.

Chair

Don DeFosset

Members

David J. Cooper, Sr.

Ruth Ann Marshall

Susan W. Matlock

Lee J. Styslinger III

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Chair

Charles D. McCrary

Members

David J. Cooper, Sr.

John D. Johns

Ruth Ann Marshall

John E. Maupin, Jr.

Nominating and Corporate Governance Committee

The NCG Committee currently consists of Charles D. McCrary (Chair), David J. Cooper, Sr., John D. Johns, Ruth Ann Marshall, and John E. Maupin, Jr. All of these Directors are independent. The NCG Committee has a written charter, which is posted on the Investor Relations section of our website at www.regions.com and is reviewed and approved on an annual basis.

The primary purpose of the NCG Committee is to assist the Board by:

(a)	Identifying individuals qualified to become Board members; and

(b)	Establishing and maintaining effective corporate governance policies and practices.

The NCG Committee has direct access to and open communication with management and may obtain advice and assistance from internal legal, accounting or other advisors. The NCG Committee is authorized to select, retain, terminate, and approve the fees of independent legal, accounting, or other advisors as it deems appropriate.

Each member of the NCG Committee must be independent as defined by the SEC and NYSE. In the absence of a non-executive Chairman of the Board, the NCG Committee Chair serves as the Lead Independent Director.

The NCG Committee meets as frequently as deemed necessary, but not less than three times per year. In 2015, the NCG Committee met five times.

The NCG Committee recommends to the Board the Director nominees for each annual meeting, and may recommend the appointment of qualified individuals as Directors between annual meetings.

The NCG Committee oversees and facilitates the annual evaluation of the performance of the Board, all committees and individual Directors.

The NCG Committee annually reviews and recommends any changes to its charter and the charters of the other standing Committees.

Further, the NCG Committee assesses the Board’s leadership structure, recommends the appropriate size of the Board, and makes an annual evaluation of the independence of each Director.

In addition, the NCG Committee will:

•	Monitor Directors’ service on other boards to ensure that each Director has adequate time to appropriately serve on Regions’ Board;

•	Make recommendations as to the appropriate stock ownership and compensation of non-employee Directors, in consultation with the Compensation Committee;

•	Review and assess the Company’s Corporate Governance Principles, Code of Conduct, and Director-Stockholder Engagement Framework;

•	Oversee the Company’s management succession plan; and

•	Oversee any amendment to the Company’s Certificate of Incorporation or By-Laws. The NCG Committee recommends to the Board the number, identity and responsibilities of Board committees, including the Chair of each Committee and the membership of each Committee.

The NCG Committee assesses the skills, qualifications and experience of our Directors and each year recommends a slate of nominees to the Board. From time to time, the NCG Committee also evaluates changes to the composition of our Board. In evaluating existing Directors or new candidates, the NCG Committee assesses the needs of the Board and the qualifications of the individual. See the discussion on pages 29 through 35 for more information on each of our current nominees.

In consultation with the Chairman, President and CEO, the NCG Committee evaluates potential new candidates for Board membership, including candidates recommended by stockholders in compliance with procedures set forth in the By-Laws of the Company. Stockholders who wish to nominate Directors at an annual meeting in accordance with the procedures in our By-Laws should follow the instructions in the section Submission of Stockholder Proposals or Nominations for 2017 Annual Meeting of Stockholders on page 91.

The NCG Committee will seek Board members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity, such that the Board will maintain an appropriate mix of skills and characteristics to meet the needs of the Company. The NCG Committee and the Board assess the qualifications of nominees based on criteria such as general business knowledge, an understanding of the financial services industry, experience in positions with a high degree of responsibility, leadership positions in the companies or institutions with which they are affiliated, and the contributions they can make to the Board and management.

Nominees are evaluated based on their individual merits, taking into account the Company’s needs and the composition of the Board. Although the Company does not have a formal policy with respect to Board diversity, the NCG Committee actively considers diversity in its recruitment and nomination of individuals for directorship and Board diversity is one component of the Board’s annual self-evaluation. The NCG Committee evaluates diversity in a broad sense, recognizing the benefits of demographic diversity, but also considering the breadth of diverse backgrounds, skills, and experiences that Directors may bring to our Board.

To assist in its identification of qualified Directors, the NCG Committee reviews key qualifications and skills that are described on pages 27 through 29 of this proxy statement.

The NCG Committee may identify potential Directors in a number of ways, including recommendations made by current or former Directors or members of management and through contacts in the business, civic, academic, legal and non-profit communities. When appropriate, the NCG Committee may retain a search firm to identify candidates.

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CORPORATE GOVERNANCE

Risk Committee

The Risk Committee currently consists of George W. Bryan (Chair), Carolyn H. Byrd, Don DeFosset, Eric C. Fast, John D. Johns and Susan W. Matlock. All of these Directors are independent and were selected for membership on the Risk Committee based on the recommendation of the NCG Committee.

The Chair of the Risk Committee, as designated by the Board, is required to be a Director who (i) is not an officer or employee of the Company; (ii) has not been an officer or associate of the Company during the previous three years; (iii) is not a member of the immediate family of a person who is, or has been within the last three years, a Regulation O executive officer of the Company; and (iv) is an independent director under Item 407 of SEC Regulation S-K. The Risk Committee must include at least one Director who has experience in identifying, assessing, and managing risk exposures of large, complex financial firms. Mr. Johns has been determined as the Risk Committee’s Risk Management Expert.

The Risk Committee has a written charter, which is posted on the Investor Relations section of our website at www.regions.com and is reviewed and approved on an annual basis.

The Risk Committee is responsible for: (a) the risk management policies of the Company’s enterprise operations; (b) oversight of the Company’s risk management framework; and (c) the Board’s risk appetite parameters to be used by management to operate the Company.

Generally, Regions’ enterprise risks (including emerging risks) can be categorized as follows: legal risk, reputational risk, liquidity risk, credit risk, market risk, strategic risk, compliance risk and operational risk. The Risk Committee considers risk in relation to the potential for growth and increase in stockholder value.

The Risk Committee met four times, as well as two times jointly with the Audit Committee and one time jointly with the Compensation Committee in 2015. The Risk Committee has direct access to management, with open lines of communication. The Risk Committee meets separately with each of the CRO, Chief Credit Officer, the Credit Review Director, and Internal Audit Director at least quarterly, or more frequently if the Risk Committee deems advisable.

The Risk Committee oversees Regions’ enterprise risk management framework, including policies, procedures, strategies and systems established by management to identify, measure, mitigate, monitor and report major risks, including emerging risks and other enterprise risks.

The Risk Committee reviews and approves the level and nature of risks that Regions is willing to assume and communicates such approval in the form of a measurable Risk Appetite Statement.

The Risk Committee monitors the Company’s performance to ensure alignment with the tolerance levels articulated in the Risk Appetite Statement.

The Risk Committee ensures that the compensation of the CRO is consistent with providing an objective assessment of the risks taken by the Company.

In addition, the Risk Committee approves, at least annually, the contingency funding plan that sets out the Company’s strategies for addressing liquidity needs during liquidity stress events. The Committee will also receive written reports from an independent review function regarding material liquidity risk management.

The Risk Committee also has oversight of the Company’s fiduciary activities, including oversight of trust powers exercised by Regions Bank.

The Risk Committee receives information from the risk management team and other management groups, and advises management on the following items:

•	Asset and liability management and trading activities;

•	Compliance with asset/liability policies, limits, activities, and procedures;

•	Operational risk, including information technology activities;

•	Risks associated with the Company’s technology infrastructure;

•	Business continuity planning;

•	Non-credit losses and credit risk, including the level and adequacy of the allowance for loan and lease losses;

•	Credit risk rating system;

•	Significant third-party information technology, vendor and outsourcing arrangements and adherence to policies governing outsourcing arrangements;

•	Compliance risk, reputational risk, legal risk and strategic risk; and

•	Market risk, including the oversight of funding activities and liquidity risk.

The Risk Committee has oversight of the Company’s Credit Review function, including approving the appointment of the Credit Review Director and reviewing his or her performance and compensation on an annual basis.

In addition, the Risk Committee has direct access to and open communication with management. The Risk Committee has complete authority to obtain advice and assistance from internal legal, accounting or other internal advisors. In the course of performing its duties and responsibilities, the Risk Committee is also authorized to select, retain, and terminate independent legal, accounting or other advisors as it deems appropriate, without seeking approval of management or the Board.

The Risk Committee coordinates with other Board Committees, as appropriate, concerning risk management matters within the other Committees’ respective areas of responsibility. The Risk Committee makes regular reports to the Board, communicates with the Company’s regulators when appropriate, and performs such other activities that it deems necessary or advisable to fulfill its purpose.

Chair

George W. Bryan

Members

Carolyn H. Byrd

Don DeFosset

Eric C. Fast

John D. Johns

Susan W. Matlock

56       ï  2016 Proxy Statement

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on?

You are voting on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2016.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor retained by Regions to audit the Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as Regions’ independent registered public accounting firm (that is, the independent auditor) for the 2016 fiscal year.

Although we are not required to seek stockholder ratification of Ernst & Young LLP’s appointment, the Board believes it is sound corporate governance to do so, and the Board recommends that the stockholders ratify the appointment of Ernst & Young LLP. In the event the appointment is not ratified by our stockholders, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change during the current year. The vote results would, however, be considered in connection with the engagement of independent auditors for 2017.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative “FOR” vote of a majority of the votes cast for or against the proposal. Abstentions and broker non-votes have no effect on the vote results.

What does the Board recommend?

The Board unanimously recommends that you vote “FOR” this proposal.

What services are provided by Ernst & Young LLP?

Ernst & Young LLP has been engaged to provide audit, tax and regulatory compliance advisory services. The Audit Committee considered and determined that the engagement by Regions of Ernst & Young LLP for tax and regulatory compliance advisory services does not impair Ernst & Young LLP’s independence.

How much was Ernst & Young LLP paid for 2015 and 2014?

The aggregate fees paid to Ernst & Young LLP by Regions for 2015 and 2014 are set forth in the following table:

	2015	2014
Audit fees (1)	$6,303,384	$6,181,738
Audit related fees (2)	318,769	485,650
Tax fees (3)	71,958	218,062
All other fees (4)	133,196	1,738,909
Total fees	$6,827,307	$8,624,359
(1)	Audit fees include fees associated with the annual audit of Regions’ consolidated financial statements and internal control over financial reporting, reviews of Regions’ quarterly reports on Form 10-Q, SEC regulatory filings, statutory audits, and audits of subsidiaries.

(2)	Audit related fees include fees associated with audits of employee benefit plans and certain non-registered funds, as well as service organizations controls reports.

(3)	Tax fees include fees associated with tax compliance services, including the preparation, review and filing of tax returns, tax advice, and tax planning.

(4)	All other fees principally include fees associated with advisory services related to regulatory compliance reporting.

The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of Ernst & Young LLP, In accordance with the Audit Committee Charter, the Audit Committee must pre-approve any engagement of Ernst & Young LLP for audit

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PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

or, subject to certain de minimis exceptions, non-audit services on a case by case basis. The Audit Committee has delegated to its Chair the authority to pre-approve permissible non-audit services. Any such approval of non-audit services pursuant to this delegation of the full Audit Committee’s authority must be presented to the Audit Committee at its next regular meeting for ratification.

Will a representative of Ernst & Young LLP be present at the meeting?

Ernst & Young LLP served as Regions’ independent auditors for the year ended December 31, 2015, and a representative of the firm will be present at the annual meeting to make a statement if he or she so desires and to respond to appropriate questions from stockholders.

How long has Ernst & Young LLP been Regions’ independent auditor?

Ernst & Young LLP (or its predecessors) has served as Regions’ independent auditors continuously since 1971.

A new lead audit partner is designated at least every five years to provide a fresh perspective. Consistent with this practice, a new lead audit partner was designated for 2013. The Audit Committee and its Chair will be directly involved in the selection of a new lead audit partner upon rotation.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent external audit firm. In determining whether to reappoint the independent auditor, the Audit Committee considers the independent auditor’s qualifications, its independence and the length of time the firm has been engaged, in addition to considering the quality of the work performed by the independent auditor and an assessment of the past performance of both the lead audit partner and Ernst & Young LLP.

The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as Regions’ independent auditors is in the best interest of Regions and its stockholders.

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AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The consolidated balance sheets of Regions Financial Corporation and its subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, other comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2015, are included in Regions’ Annual Report on Form 10-K for the 2015 fiscal year. Regions, acting through its management and Board of Directors, has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting controls. Ernst & Young LLP, independent auditors engaged by Regions, are responsible for planning and conducting the annual audit, for expressing an opinion on the conformity of Regions’ audited financial statements with U.S. generally accepted accounting principles and for annually auditing the effectiveness of Regions’ internal controls over financial reporting.

The Audit Committee oversees Regions’ financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with Regions’ management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, the analysis of financial condition and results of operations, and the effectiveness of internal controls over financial reporting.

The Audit Committee has reviewed with Ernst & Young LLP their judgments as to the quality, not just the acceptability, of Regions’ accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16, Communications with Audit Committees.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP their independence in relation to Regions.

The Audit Committee has discussed with Regions’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee regularly meets with Regions’ internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Regions’ internal accounting and financial reporting controls, and the overall quality of Regions’ financial reporting.

In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended that the Board approve including the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Submitted by the Audit Committee:

Carolyn H. Byrd, Chair

George W. Bryan

Eric C. Fast

John E. Maupin, Jr.

Lee J. Styslinger III

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PROPOSAL 3 — NONBINDING STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

PROPOSAL 3 — NONBINDING STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

What am I voting on?

The Board is providing stockholders with the opportunity at the 2016 Annual Meeting to cast an advisory vote on the Company’s executive compensation paid to named executive officers (“NEOs”) described in the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and related disclosures, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the Exchange Act. This proposal is known as a “Say-on-Pay” proposal.

At the 2012 Annual Meeting, the Company asked stockholders to recommend how often they should be given the opportunity to cast this “Say-on-Pay” advisory vote on executive compensation. The stockholders overwhelmingly voted in favor of an annual advisory vote, and the Board affirmed the recommendation and has currently elected to hold future “Say-on-Pay” advisory votes on an annual basis. The stockholders will again be asked to vote on how frequently we should hold the “Say-on-Pay” vote at our 2018 Annual Meeting of Stockholders.

This proposal gives you, as a stockholder, the opportunity to vote for or against the following resolution:

“RESOLVED, that the stockholders of Regions Financial Corporation (the ‘Company’) approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion described in the Company’s 2016 Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee and may not be construed as overruling any decision by the Board or the Compensation Committee. The Board and the Compensation Committee, however, value our stockholders’ views on executive compensation matters and will take the outcome of the vote into account when considering future executive compensation arrangements for NEOs.

Prior to submitting your vote, we encourage you to carefully review the CD&A and the Compensation of Executive Officers sections of this proxy statement for a detailed discussion of the Company’s executive compensation program, including information about the 2015 compensation of our NEOs.

Our overall executive compensation policies and procedures are described in the CD&A and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) of this proxy statement. Our compensation policies and procedures are centered on a “pay-for-performance” culture. We emphasize compensation opportunities that reward results. Our stock ownership requirements and use of stock-based incentives foster the creation of long-term value. In doing so, our executive compensation program supports our strategic objectives and mission and is strongly aligned with the short- and long-term interests of our stockholders, as described in the CD&A.

The Compensation Committee, which is comprised entirely of independent Directors, in consultation with Cook & Co., its independent compensation consultant, oversees the Company’s executive compensation program and continuously monitors the Company’s policies to ensure they emphasize programs that reward executives for results that are consistent with stockholder interests and with the safety and soundness of the Company.

The Board and the Compensation Committee believe that Regions’ commitment to these reasonable and responsible compensation practices warrants a vote by stockholders “FOR” the resolution approving the compensation of our NEOs as disclosed in this 2016 Proxy Statement.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative “FOR” vote of a majority of the votes cast for or against the proposal. Abstentions and broker non-votes have no effect on the vote results.

What does the Board recommend?

The Board unanimously recommends that you vote “FOR” the advisory approval of the compensation of the Company’s NEOs.

What is the effect of this resolution?

Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board. The Board and the Compensation Committee, however, value our stockholders’ views on executive compensation matters and will take the outcome of the vote into account when considering future executive compensation arrangements for NEOs.

60       ï   2016 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

How Pay is Tied to Company Performance

Throughout the following pages, we describe our executive compensation philosophy and the decisions we made in 2015. In this Compensation Discussion and Analysis (“CD&A”), we focus on the compensation of our Named Executive Officers (“NEOs”) for 2015:

Name	Principal Position
O. B. Grayson Hall, Jr.	Chief Executive Officer (“CEO”)
David J. Turner, Jr.	Chief Financial Officer (“CFO”)
John B. Owen	Head of Regional Banking Group
C. Matthew Lusco	Chief Risk Officer (“CRO”)
Fournier J. Gale, III	General Counsel

One of the central principles of our executive compensation program is tying pay to Company performance. The proxy summary on page 4 more fully describes our performance and the progress we made in executing on our strategic plan. Although we saw a number of quantitative financial improvements as well as qualitative strategic successes for the year, our overall performance fell short of our high expectations and our pay programs reflect those results. Total compensation paid to our CEO fell by 25 percent from $14.4 million for 2014 to $10.8 million for 2015. Average total compensation for our other NEOs also fell by 25 percent.

The following table summarizes the key components of compensation paid and awards granted in 2015 and the impact of Company performance on compensation to our NEOs:

Compensation Component	Impact of Performance
2015 Base Salaries	At the onset of 2015, recognizing the challenging operating environment, the Compensation Committee of the Board (the “Committee”) elected not to grant any base salary increases to our NEOs.
Target 2015 Incentive Compensation Awards	No increases in target compensation under our short- or long-term incentive plans were approved except in one instance where competitive market analysis demonstrated a target pay level substantially below that of our peers. Our CRO was granted an increase in the long-term incentive portion of pay, making receipt of that pay subject to deferral, at risk, and variable based on future performance of the Company.
Actual Payout of 2015 Short-Term Incentives	Performance expectations under our short-term (annual) incentive plan were raised over the previous year and as a result of our financial performance against increased targets, payouts of 2015 annual incentives were below target as well as below payout levels for 2014.
Payout of 2013 Long Term Incentives	The long-term incentive grants made in 2013 for the performance period ending December 31, 2015 paid out at 75 percent of target based on our performance over the 3-year period.

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COMPENSATION DISCUSSION AND ANALYSIS

Summary of our Pay for Performance Decisions for 2015

Below is a graphic presentation of our 2015 pay elements and decisions discussed throughout the CD&A. Detailed discussions of each of these elements can be found in the Section entitled “2015 Compensation Decisions — What We Paid and Why” beginning on page 66.

Overall, while our 2015 performance did not meet our high expectations, we demonstrated continued progress in core operating measures despite a challenging operating environment. With a rigorous focus on the fundamentals of expense management, prudent loan growth, business development, and selective investments in people, processes and technology, we believe we are well positioned to deliver long-term growth and continue to build stockholder value in 2016 and beyond.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our compensation and benefit programs operate under the guidance and oversight of the Committee. The Committee is responsible to the Board for approving Regions’ executive compensation objectives and ensuring that the compensation programs and policies of the Company support the business goals and strategic plans approved by the Board including a commitment to a strong risk management culture. We operate in a highly competitive and highly regulated environment. As a result, our ability to successfully compete and grow our business critically depends on the skill, acumen, and motivation of our executives. Our executive team must develop and execute a dynamic strategic plan. To that end, our executive compensation programs must be driven by a pay philosophy designed to: (1) attract and retain the key talent necessary to compete; (2) incentivize that talent with a strong pay for performance culture to achieve desired results; and (3) ensure that the long-term health of the Company is not sacrificed due to imprudent short-term decisions or excessive risk taking. This section discusses how we look at compensation and make our decisions.

Our philosophy and decisions are founded on a set of five core guiding principles:

1.	Compensation targets should be set at competitive levels.

2.	Actual compensation levels should be related to performance, with incentive, or at-risk compensation, playing a greater role in the total compensation for more senior officers.

3.	Compensation should be aligned with the long-term interests of stockholders and consistent with the safety and soundness of the Company.

4.	Compensation programs and levels should not encourage associates to take unreasonable risks that may damage the long-term value of the Company.

5.	Compensation programs should align with our corporate values.

In addition to these broad principles, the Committee has also adopted a number of key practices that we believe are consistent with our philosophy and our commitment to excellence in corporate governance. Likewise, the Committee has made the decision to refrain from certain compensation and employment practices as they are not consistent with our philosophy and goals. The following details some of these decisions:

What We Do

✓	Pay for Performance (pages 66-71)	The majority of executive pay is not guaranteed. For example, more than 86 percent of our CEO’s compensation is performance-based with 78 percent of that pay subject to deferral and future performance conditions.
✓	Evaluate Performance Using a Combination of Balanced Performance Metrics (pages 66-71)	We evaluate corporate performance in our annual incentive plans using a number of diverse performance metrics. Using a variety of metrics helps ensure that no single measure can inappropriately impact the level of compensation we pay. We evaluate our performance compared to internal expectations, budgets and plans, but we also balance that evaluation with the results of our performance on a relative basis as compared to other similar financial institutions. Plans also include a degree of discretion allowing for the exercise of sound business judgment by the Committee when assessing performance and corresponding pay decisions.
✓	Require Strong Stock Ownership and Retention of Equity (pages 75-76)	Our stock ownership guidelines are robust, and each of our NEOs either meets the ownership requirement or has a strong ownership stake in the Company and is in compliance with the required retention provisions of our guidelines.
✓	Provide for a Strong Clawback Policy (pages 74-75)	In the event previously paid compensation is determined to be based on materially inaccurate performance metrics, or it is determined an executive has engaged in excessively risky or other detrimental conduct, the Committee has wide latitude to cancel or otherwise reduce any current or future compensation as well as potentially recapture compensation that has already been paid if determined to be in the best interests of the Company and our stockholders.
✓	Require Double Trigger Change-in-Control Provisions (pages 76-77)	Our change-in-control agreements as well as our long-term incentive awards require both a change-in-control and termination of employment to trigger vesting and/or payment.
✓	Use an Independent Compensation Consultant (page 73)	Our compensation consultant has been determined to be independent under the SEC and NYSE guidelines.
✓	Listen to and Engage with Our Stockholders (pages 65 and 74)	We conduct an annual advisory Say-on-Pay vote, as recommended by our stockholders, and actively review the results of these votes as we make program decisions. In addition, as a part of our stockholder engagement program, we solicit feedback regarding our compensation programs from our largest investors and consider any stockholder feedback we receive. In 2015, stockholders voiced substantial support for our executive compensation plans and programs, with more than 96 percent of votes cast approving such plans and programs.

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COMPENSATION DISCUSSION AND ANALYSIS

What We Don’t Do
X	No Incentive Plans that Encourage Excessive Risk Taking	Protecting against undue risk is a central pillar of our compensation philosophy and is demonstrated in numerous ways, including our balanced program design, the use of multiple and competing performance measures, the adoption of a clawback and other enterprise wide risk-related policies, as well as robust governance and oversight processes to identify, monitor, mitigate, and manage risk. We do not believe that any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company, as validated through our comprehensive risk assessment of incentive-based compensation plans.
X	No Employment Agreements for Executive Officers	Our executive officers are at-will employees with no employment contracts.
X	No Tax Gross-Ups on Perquisites	We do not provide tax gross-ups to our NEOs for any taxable perquisites provided to them. In addition since 2011, we have not entered into any new agreements that permit excise tax gross-ups on change-in-control payments.
X	No Repricing of Underwater Options	We do not reprice stock options that are out-of-the-money.
X	No Hedging, Pledging or Short Sales	We do not permit our associates or Directors to hedge or short-sell Regions securities. Additionally, our Directors and executive officers are prohibited from pledging Regions securities.
X	No Dividends or Dividend Equivalents on Unearned Grants	We do not pay dividends or dividend equivalents on shares or units that are not earned. We issue dividend and dividend equivalent payments at the end of a performance period only on shares and units that ultimately vest.
X	No Excessive Perks	The Committee has eliminated most perks, and those we continue to provide are monitored to ensure they continue to be based on sound business rationale.

Compensation-Setting Process and Time-Line

The Committee has designed a balanced compensation program that provides competitive fixed base compensation, as well as incentive compensation opportunities for performance over the short- and long-term. The incentive program rewards achievement against measurable goals and qualitative objectives as compared to expectations for our own performance and also on a relative basis as measured against the performance of other similar financial institutions. In making our decisions each year, the Committee must be thoughtful about program design. An objective evaluation of performance based on business results is critical, and the Committee focuses on the results achieved by the executive team. Equally important, however, is the ability of the Committee to apply discretion, flexibility and judgment in the decision making process in order to ensure executive compensation is balanced between near-term performance and progress toward our longer-term objectives.

The Committee considers market competitive pay and practices in establishing our target pay levels, and we make use of formulaic determinations, as well as discretionary decisions in determining the actual compensation paid for the year.

The following charts illustrate elements of our compensation program and processes the Committee follows in making decisions. The program uses a mix of fixed and variable compensation elements that provides alignment to the core guiding principles noted above. The large majority of compensation is performance based measuring both corporate and individual performance.

1. Review Competitiveness and Business Objectives

Prior to the start of each calendar year, the Committee focuses on two areas related to upcoming compensation decisions:

Review of Market Competitiveness of Pay	Review of Potential Plan Changes, Business Plans, Budgets and Expected Results

The Committee evaluates the market competitiveness of compensation for each of our executive officers in order to guide target compensation decisions for the coming year. With the assistance of its independent compensation consultant, the Committee reviews the compensation of our executive officers against that of the Company’s compensation peer group, as well as the financial services industry in general.

The Committee begins its discussions about plan design for the coming year. Potential plan changes are discussed based on previous effectiveness evaluations. In addition, members of the executive management team advise the Board with respect to business plans, business risks, expected financial results and stockholder return expectations of the Company. The Committee uses these discussions to facilitate the goal setting process for both our short- and long-term performance based compensation plans.

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COMPENSATION DISCUSSION AND ANALYSIS

2. Set Pay Levels and Targets

During the first quarter of the year, the Committee generally takes action on current compensation by targeting pay levels, as well as the performance requirements, executives must achieve in order to receive performance-based pay elements:

Set Competitive Target Pay Levels	Establish Incentive Plan Metrics, Targets and Other Requirements

Based on the competitive data previously reviewed and the recommendations of the independent compensation consultant (and the CEO, when appropriate for executive officers other than himself), the Committee establishes the target pay levels for each executive officer. In establishing these targets, the Committee generally sets expected pay levels at or near the 50th percentile of a competitive set of peer organizations.

From time to time, the Committee may set one or more components of compensation for an executive at a level above or below the 50th percentile if it is determined to be appropriate due to either the experience or performance of an individual executive or the needs or specific circumstances of the Company.

Based on previous discussions and presentations to the Committee and the full Board, the Committee reviews previously approved business plans and sets performance targets for both short- and long-term performance plans.

The Committee generally requires budgeted performance levels be achieved for target payout levels to be paid. Corporate performance is modeled based on adverse and extraordinarily positive performance scenarios. Meaningful threshold and maximum performance levels are also set so that executive officers are appropriately incented to achieve results while not being incented to take excessive risk in order to achieve compensation payments.

3. Assess Risks and Stakeholder Feedback

During the second and third quarters of the year, the Committee focuses on internal performance assessments, risk assessments of compensation, audits of pay practices, pay for performance evaluations, as well as stockholder and other stakeholder feedback related to compensation practices:

Internal Assessments	External Feedback Reviews

The Committee holds a joint meeting with the Risk Committee of the Board. During this Committee meeting, both Committees review a comprehensive risk analysis of incentive compensation plans presented by the CRO. The risk assessment is based on a thorough and comprehensive multi-disciplinary initiative to review incentive compensation plans to ensure they do not encourage executive officers or other associates of the Company to take excessive risks in order to achieve compensation levels.

The Committee reviews a current assessment of corporate performance against the compensation goals set at the beginning of the year for both the short-term performance plans as well as any long-term performance grants currently outstanding.

With the assistance of its independent compensation consultant, the Committee also evaluates the effectiveness of the prior year compensation programs in achieving established goals and adhering to program principles.

In addition to the internal compensation risk assessments, with the assistance of its independent compensation consultant, the Committee also considers feedback from external stakeholders including feedback from stockholders related to the annual Say-on-Pay vote each year. The Committee also reviews compensation assessments from Institutional Shareholder Services and other stockholder advisory firms as well as feedback from individual stockholders that is received by the Company through its stockholder engagement program.

In addition to stockholder and investor community feedback, the Committee evaluates any regulatory reviews and concerns and with the assistance of its independent consultant, evaluates compensation best practices and governance improvements as a part of its continuing improvement process.

The Committee also reviews the peer groups utilized for compensation benchmarking and performance evaluations and determines the appropriateness of these peer groups.

4. Evaluate and Certify Company Performance and NEO Compensation

During the fourth quarter of the current year and the first quarter of the following year, the Committee considers items related to current year compensation, as well as looks forward to compensation decisions for the following year. Decisions related to NEO compensation and current year performance can be summarized as follows:

Evaluate Company Performance	Certify Company Performance and Calculate Compensation

The Committee previews Company forecasts with regard to performance under the short- and long-term plans to prepare for payment discussions in the first quarter. Forecasts of performance include financial results based on Generally Accepted Accounting Principles in the Unites States (“GAAP”), as well as a thorough review of adjustments to earnings, and any unanticipated or extraordinary events that may have occurred during the year. The Committee begins to evaluate qualitative performance factors and participate in a detailed performance review of the CEO.

After performance results are known and calculated, the Committee reviews final performance results and determines the need to apply discretion, flexibility and judgment in order to balance the objective evaluations of performance with near-term performance and progress toward our longer-term objectives. After decisions are made, the Committee certifies the performance results that executive officers have earned for the period just ended.

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COMPENSATION DISCUSSION AND ANALYSIS

2015 Compensation Decisions — What We Paid and Why

Establishment of Compensation Targets. At the beginning of 2015, after reviewing the compensation of our NEOs against competitive peer information, the Committee determined that target compensation levels for NEOs (other than Mr. Lusco) were generally competitive and at appropriate levels to ensure we could attract and retain the talent we need to execute on our strategic plan. No base salary increases were granted to our NEOs, and the Committee elected to change the total target compensation level for only one of our NEOs. A review of competitive data and discussion with its independent compensation consultant confirmed that the CRO position is becoming an increasingly important position for all financial institutions. The competition to attract and retain experienced and talented leadership in this field has increased compensation for the position at our peer competitors and within the financial services industry overall. After review, the Committee approved an increase in total target compensation of approximately 15 percent for Mr. Lusco, our CRO.

Based on our core compensation principles that compensation be: (i) performance-based, (ii) aligned with the long-term interests of stockholders, and (iii) consistent with the safety and soundness of the Company, and in keeping with the primary responsibilities of the risk management function, the Committee granted the increase to Mr. Lusco in the long-term incentive opportunity portion of his pay. Long-term incentive compensation opportunity is the most compatible with our compensation principles, as it is at-risk and subject to deferral and sustained performance requirements over a multi-year period. Mr. Lusco received an increase of $300,000 (from $900,000 to $1,200,000) in the target value of the long term incentive grant.

The resulting 2015 base salaries, annual incentive targets and long-term compensation targets are summarized below:

Name	Annualized Base Salary	Annualized Incentive Target as a Percentage of Base Pay		Long-Term Incentive Target	Total Target Compensation
O. B. Grayson Hall, Jr.	$1,000,000	150% of Base Pay – $	1,500,000	$5,000,000	$7,500,000
David J. Turner, Jr.	$632,000	110% of Base Pay – $	695,200	$1,200,000	$2,527,200
John B. Owen	$647,000	110% of Base Pay – $	711,700	$1,200,000	$2,558,700
C. Matthew Lusco	$555,000	100% of Base Pay – $	555,000	$1,200,000	$2,310,000
Fournier J. Gale, III	$560,000	100% of Base Pay – $	560,000	$900,000	$2,020,000

Annual Cash Incentive Payments.

Plan Requirements. In designing compensation programs for 2015, the Committee determined that corporate performance must first meet a basic earnings requirement before any incentive would be paid. For 2015, the Committee established a minimum threshold of $500 million in Net Income Available to Common Shareholders from Continuing Operations (“Net Income”) in order to fund the incentive pool for our NEOs at the maximum incentive level for each NEO for deductibility purposes under Section 162(m) of the IRC.

The Committee further determined that after the 162(m) pool was funded, that the level and amount of actual incentive would be based on a performance program that considered corporate performance, as well as individual performance. For NEOs, 80 percent of the bonus was based on corporate performance using (1) profitability, (2) credit management, and (3) customer service goals. The remaining 20 percent was based on a qualitative evaluation of the individual’s performance with respect to four of our five main strategic priorities: Strengthen Financial Performance, Enhance Risk Management, Focus on Your Customer and Build the Best Team. An individual NEO’s annual cash incentive award can be earned between 0 percent to 200 percent of target depending on achievement of corporate and individual performance.

For the corporate performance portion of the plan, targets were established at the beginning of the year based on our financial plans, budgets and expectations in each of the three major categories noted above and were weighted: (1) profitability received a 50 percent weighting; (2) credit management received a 25 percent weighting; and (3) customer service received a 25 percent weighting. Performance evaluations were designed so that performance against our internal targets accounted for 75 percent of results while relative performance against a peer group accounted for 25 percent of results.

In addition to the specific corporate and individual performance requirements, as in the past, the Committee decided to subject potential bonus calculations to two important safety and soundness hurdles. Compensation guidance issued by the Board of Governors of the Federal Reserve System (the “Federal Reserve”) to all banking institutions instructs companies that compensation plans should consider the “full range of current and potential risks including the cost and amount of capital and liquidity needed to support risks.” To address this principle, the Committee included two negative modifiers designed to reduce bonus payments in the event Regions does not maintain capital and liquidity at levels determined to be vital to the safety and soundness of the Company. The deduction for not meeting each hurdle is 20 percent of the measured achievement.

In other words, even if overall corporate performance meets the financial, credit management and customer service goals set by the Board, if that performance comes at the expense of capital and/or liquidity requirements, the portion of incentive compensation based on corporate performance may be reduced by up to 40 percent (20 percent for each hurdle).

Although specific performance requirements were set at the beginning of the year, the Committee reserved some discretion to consider performance either on a GAAP or a non-GAAP adjusted basis. The Committee believes that blending the clarity provided by predetermined targets and expectations, together with the thoughtful application of discretion to consider items that should be excluded from performance calculations, provides the flexibility and judgment critical to the Committee’s ability to deliver incentive

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compensation that reflects both near-term performance results and progress toward longer-term objectives. This combination of fixed formulas, combined with latitude in assessing performance based on the Committee’s informed judgment, allows for consideration of unanticipated market conditions and events that may impact operating performance. We believe that this latitude is important in mitigating risk as it reduces the potential that our executive officers may be encouraged to take actions with respect to unanticipated items based on the impact the actions may have on their incentive compensation, rather than based on the merits and impact that the actions may have on achieving our long-term goals and objectives.

Plan Results. Net Income for 2015 was $1.01 billion, and therefore, the potential incentive opportunity for our NEOs was funded at the maximum amount, giving the Committee the latitude to determine actual incentive amounts based on the other quantitative and qualitative performance objectives established at the beginning of the year.

In early 2016, corporate performance under the criteria set at the beginning of 2015 was certified below target at 91 percent of goal with no adjustments necessary based on the liquidity and capital modifiers. Although performance was less than 10 percent below expectations, in keeping with past practices and considerations, the Committee exercised its discretion and excluded certain positive and negative “Adjusted” items, as reported to our stockholders in earnings releases and related annual reports and filings. The Committee believes these adjusted results most accurately reflect the performance of the Company as it relates to stockholder value.

The exclusion of these items impacted the Return on Average Tangible Common Equity and the Net Income Available to Common Shareholders sub-metrics within the profitability category and resulted in an adjusted performance score of 83 percent of target as shown in the following table:

			Absolute Performance Against Internal Targets - 75%				Relative Performance Against Peers - 25% Weighting
			Weighting (Customer Service - 100%)
		Sub-metric Weighting	2015 Goal Achievements				2015 Achievements
	Performance Metric		Target	Attainment	% of Goal		Peer Rank	% of Goal
50%	Profitability Metrics (1)
	Return on Average Tangible Common Equity (2)	40%	10.13%	8.70%	29.40%	}	11/14	}
	Net Income Available to Common Shareholders ($millions) (2)	30%	$ 1,084.90	$ 969.80	57.10%	44.50%		75%
	Adjusted Efficiency Ratio (3)	30%	63.40%	64.90%	51.80%		9/14
25%	Credit Metrics
	Criticized Loans/Loans	50%	3.76%	5.02%	0%	} 33.20%	10/14	} 68.80%
	NPAs/Loans + OREO + NPLs Held For Sale (5)	50%	0.99%	1.13%	66.40%		11/14
25%	Customer Service Metrics
	Gallup KDS Score	50%	75th Percentile	89th Percentile	180.10%	}185.20%	N/A
	Gallup Loyalty Score	50%	75th Percentile	91st Percentile	190.30%		N/A

	Metric	Overall Metric Weighting	Results (Percent of Goal)	Weighting (Internal Goals vs. Against Peers)	Performance Results
	Profitability Against Internal Targets	50%	44.50%	75%	16.70%
	Credit Against Internal Targets	25%	33.20%	75%	6.20%
	Customer Service Against Internal Targets	25%	185.20%	100%	46.30%
	Profitability Performance Against Peers	50%	75.00%	25%	9.40%
	Credit Performance Against Peers	25%	68.80%	25%	4.30%
	Sum of Results				82.90%
Potential Negative Modifiers	Goal		Result		Negative Modifier Indicated?
Primary Liquidity Risk Factor	Low Risk or Better		Low Risk		NO
Capital Action Status	Monitoring or Deploy		Deploy		NO
(1)	From continuing operations on an adjusted basis. For non-GAAP measures see the reconciliation in Appendix A unless otherwise indicated.

(2)	Non-GAAP measure — see reconciliation in Appendix A.

(3)	Non-GAAP measure — see reconciliation in Regions’ Annual Report on Form 10-K for the year ended December 31, 2015 on page 46.

(4)	See reconciliation in Appendix A.

(5)	See Regions’ Annual Report on Form 10-K for the year ended December 31, 2015 on page 72 for detail.

As previously noted, our NEO annual incentives were based 80 percent on corporate performance and 20 percent on a qualitative assessment of individual performance. With respect to our CEO, the independent Board members used a formal process for assessment of his performance. Each Board member provided an evaluation in the areas of leadership, strategic planning, financial performance management, customer relations, management of personnel, communications and Board relations. In its performance deliberations, the Committee had access to the input from the full Board and independently assessed the CEO’s performance achievement at 125 percent of target. In making its determination, the Committee particularly noted the Company’s financial performance in light of the slowness of the economic recovery and the extended and extraordinarily low interest rate environment. The Board also cited the CEO’s leadership in increasing regulatory and investor confidence.

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COMPENSATION DISCUSSION AND ANALYSIS

With respect to other NEOs, the Committee consulted with the CEO regarding his assessment of performance and determined that the individual level of achievement for each was as follows

Name	Individual Performance Rating	Comments
David J. Turner, Jr.	120%

•    Positioned the balance sheet to maximize net interest income and other financing income, making the Company’s financial position more resilient, regardless of future interest rate environment conditions.

•    Together with the Risk Management group, successfully developed our Liquidity Coverage Ratio (“LCR”) framework, and achieved compliance with the LCR rule without major balance sheet changes or negative effects on profitability.

•    Led the Company in successfully executing $623 million in share repurchases.

•    Led an effective stockholder engagement program, executing outreach efforts to the Company’s largest institutional stockholders, as well as a successful Investor Day (the first such event in 5 years).

John B. Owen	125%

•    Led the business group teams in the growth of loan balances in the Regional Banking Group by $1.4 billion, and delivered deposit growth of $2.5 billion.

•    Launched several new initiatives including GreenSky®, and new branch, video teller and drive-through delivery channels.

•    Executed a number of business lift-outs and acquisitions within Regions Insurance Group, and increased the number of financial consultants within the Wealth Management division.

•    Drove growth in Regions360SM relationships and customer bases in every division, Wealth Management by 29 percent, checking account customers by 2.4 percent, Now Banking® customers by 12.4 percent, credit card customers by 11.3 percent; and debit card customers by 3.3 percent.

C. Matthew Lusco	115%

•    Given the significant investments in the risk organization over prior years, reduced non-interest expenses within the division by over $1.14 million.

•    Completed expanded scope Resolution Plan and Volcker Rule compliance implementation with minimal reliance on consultants/third parties.

•    Oversaw effective use of credit portfolio and enterprise risk analytics:

-    Proactively serviced the energy portfolio through an adverse environment, and

-    Managed concentration and portfolio shaping strategies.

•    Led the implementation of effective risk appetite statements for each business unit within the Company.

Fournier J. Gale, III	115%

•    Continued to reduce outside legal fee expenses, resulting in non-Morgan Keegan expenses for 2015 being 31 percent below 2014 levels.

•    Continued to expand leadership responsibilities beyond General Counsel and Corporate Secretary duties. This included taking on responsibility for the Procurement division in addition to previously assuming responsibilities for both the External Affairs and Corporate Security divisions.

•    Increased focus on two key initiatives in 2015: reputation and public policy. Successes include being ranked as having the top reputation among U.S. banks, as measured by the Reputation Institute/American Banker survey.

•    Contributed to reducing the Company’s risk profile by decreasing the number of open legal cases, including a 30 percent reduction in our highest risk cases.

As a result of the decisions discussed above, the following annual cash incentive payments for our CEO and each of our other NEOs were certified by the Committee and paid in early 2016:

Name	2015 Target Incentive	Total Incentive Received
O. B. Grayson Hall, Jr.	$1,511,538	$1,381,546
David J. Turner, Jr.	$700,548	$633,295
John B. Owen	$717,175	$655,498
C. Matthew Lusco	$559,269	$499,987
Fournier J. Gale, III	$564,308	$504,491

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Long Term Incentive Plan (“LTIP”) Grants. As we previously noted, with the exception of one NEO, target long-term grant values remained unchanged from 2014. Our CRO received a $300,000 increase in the target amount of his long-term incentive to make his total compensation target more in line with that of the chief risk officers at our peer competitors and within the financial services industry at large.

The Committee understands that deferring a large part of compensation plays an important role in linking incentives to risk outcomes or aspects of performance that become apparent only with the passage of time. The responsibilities of our NEOs are largely strategic in nature and while we understand our risks, the actual outcomes will not be certain for extended periods of time. For this reason, long-term incentive compensation comprises the largest portion of our compensation plan for NEOs.

The plan construction is designed to drive long-term performance, enhance retention, create aligned interest with stockholders and address longer-term risk concerns. Grants to NEOs in 2015 included three components: (1) performance-based stock unit awards (“PSUs”), (2) restricted stock unit awards (“RSUs”) subject to vesting hurdles based on adherence to important safety and soundness measures, and (3) performance-based cash awards.

RSUs represent one-third of the award and include a three-year time-based vesting requirement, which means that the awards will generally not vest unless the NEO remains employed until April 2018, the third anniversary of the grant. In addition, up to 40 percent of the award may be forfeited if Regions does not continually meet standards for liquidity and capital deployment designed to protect the safety and soundness of the Company.

The remaining two-thirds of the award is represented by performance-based awards which include a three-year service-based vesting requirement and are also subject to specific performance criteria to determine the ultimate value. The performance-based awards are split equally between PSUs and a performance-based cash award.

As previously noted, only the CRO received an increase in the target value of his long-term grant compared to 2014. In addition, just like in 2014, the Committee elected to issue grants in 2015 that are split equally among RSUs, PSUs and performance-based cash awards. The following table presents the total economic value of the grant (at target) and the division of the grant between each long-term component:

Name	Total Target LTIP Economic Value	Value of PSUs	Value of Performance-Based Cash	Value of Time-vested RSUs
O. B. Grayson Hall, Jr.	$5,000,000	$1,666,666	$1,666,667	$1,666,666
David J. Turner, Jr.	$1,200,000	$400,000	$400,000	$400,000
John B. Owen	$1,200,000	$400,000	$400,000	$400,000
C. Matthew Lusco	$1,200,000	$400,000	$400,000	$400,000
Fournier J. Gale, III	$900,000	$300,000	$300,000	$300,000

Vesting of both PSUs and performance-based cash is based on two measures: cumulative compounded growth in Diluted Earnings Per Share from Continuing Operations (“Diluted EPS Growth”) and Return on Average Tangible Common Equity (“ROATCE”). Each measure carries a 50 percent weight in determining the final value of the performance award. These operating measures were chosen for a number of reasons: (i) they are critical to the long-term success of the Company, (ii) they are transparent to stockholders and the NEOs, and (iii) when used together, they create healthy tension between profitability and the quality of earnings, which is important in protecting the safety and soundness of the Company.

Each metric is weighted equally and is measured based upon both absolute performance against Company goals over the next three years, as well as an evaluation of our performance relative to our peers. We do this through the use of the matrix where the “X” axis represents our performance against the absolute goals we set for ourselves over the next three years, and the “Y” axis represents our performance against banks selected as our performance peer group on these same measures. The rationale for this approach is to have a balanced look at performance. An individual NEO’s PSUs and performance-based cash award can be earned between 0 percent and 150 percent of target depending on achievement of performance.

Absolute Diluted EPS Growth and ROATCE goals provide NEOs with a goal to strive for, but given ongoing marketplace volatility and a changing regulatory environment, establishing absolute goals and targets for a multi-year time period is challenging. We establish the goals for this portion of the matrix measurement by considering financial and operational expectations set through our strategic planning process over the performance period of January 1, 2015, to December 31, 2017. In the opinion of the Committee, these goals and expectations represent challenging yet achievable levels of performance that both create stockholder value and protect the safety and soundness of the Company.

In addition to absolute performance, we also chose to consider our Diluted EPS Growth and ROATCE performance relative to other banking competitors. Relative measurement mitigates the problems inherent with setting long-term goals in a volatile and uncertain environment, but if used as the single measurement, could allow for the outcome of being the “best of the worst.” By establishing absolute goals within a range of outcomes, coupled with performance against banks in our performance peer group, a matrix mitigates some of the challenges associated with setting precise goals that could incent imprudent risk taking on behalf of executive officers and avoids the “best of the worst” outcome that is possible with the exclusive use of relative measurement.

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COMPENSATION DISCUSSION AND ANALYSIS

The following chart sets forth the matrices used for measuring performance and the ultimate payout level of the PSUs and performance-based cash awards granted in 2015:

Diluted EPS Growth Metric — 50% Weight						ROATCE Metric — 50% Weight
		Payout Opportunity for EPS Goal						Payout Opportunity for ROATCE Goal
Relative Diluted EPS Growth (percentile)	Top 3rd of Peer Group	75%	100%	125%	150%	Relative ROATCE (percentile)	Top 3rd of Peer Group	75%	100%	125%	150%
	Middle 3rd of PeerGroup	50%	75%	100%	125%		Middle 3rd of Peer Group	50%	75%	100%	125%
	Bottom 3rd of PeerGroup	0 - 25%*	50%	75%	100%		Bottom 3rd of Peer Group	0 - 25%*	50%	75%	100%
		Below Threshold	Between Threshold and Target	Regions’ Target Range	Above Target Range			Below Threshold	Between Threshold and Target	Regions’ Target Range	Above Target Range
		Regions’ Absolute Diluted EPS Growth (3-year cumulative compounded growth rate)						Regions’ Absolute ROATCE (3-year average)

*	Award will be zero in the event a minimum level of net income is not earned over the performance period.

We do not disclose the internal targets set for the three-year performance period in the above matrices as such disclosure could be construed as earnings guidance. As previously noted, we believe the target levels set represent challenging yet achievable levels of performance. Additionally, for awards granted in 2015, we subject them to a minimum cumulative net income threshold before any payment is made. While we do not disclose the actual threshold level, the requirement is approximately one-half of the cumulative amount we projected for the three-year period ending December 31, 2017, as a part of our strategic planning process.

Differences in How the Committee Views Compensation and SEC Reporting Requirements. In order to understand the decisions made by the Committee for 2015 and the value of the compensation granted to executive officers, it is important to understand the difference between what the Committee considers as current-year compensation and what SEC rules and regulations require us to report. The values of 2015 long-term awards as considered by the Committee and shown in the table above differ from the values listed in the Summary Compensation Table on pages 80 through 81 and the Grants of Plan-Based Awards table on page 82 in two important ways.

The first difference is in how cash-based performance awards and equity awards are treated under SEC rules. As previously noted, the Committee elected to divide the total long-term award granted to our NEOs for 2015 into three equal portions including two equity denominated grants (RSUs and PSUs) and one cash-based grant (cash performance award). The value of equity denominated awards are required to be reported by the SEC in the “Stock Awards” column of the Summary Compensation Table in the year they are granted, which is the same way the Committee considers these awards.

The final one-third of the award granted for 2015, the cash performance award, was awarded to be paid in cash following the end of the performance period in 2017. In accordance with SEC rules, while the grant of these cash-based awards is reported in the Grants of Plan-Based Awards table in the year of grant (page 82), it is not reported in the Summary Compensation Table until the end of the applicable performance period. At that time, the value of the cash award earned will be reported in the column headed “Non-Equity Incentive Plan Compensation.”

Due to this difference, the Summary Compensation Table on pages 80 through 81 does not include the value of the cash performance award grant made by the Committee in 2015 to our NEOs but does include the final value of the cash performance award grant made to NEOs in 2013. When considering current year compensation, our Committee views long-term cash performance awards as compensation in the year that they are granted just as both the Committee and the SEC consider grants of long-term awards that are equity based.

In 2013, similar to 2015, the Committee awarded our NEOs a long-term incentive grant divided into three portions, one of which was a cash denominated award subject to a three-year performance period that ended at December 31, 2015. The following table sets forth the original value of the 2013 award, the performance metrics achieved for the performance period and the ultimate value of the award earned by NEOs as of the end of 2015:

In addition to the resulting below-target cash performance grant received by NEOs in 2015, it is equally important to note that the PSU portion of the three-year 2013 grant also performed below target and executives only received 75 percent of the target number of shares granted in 2013.

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The second difference in how the Committee views compensation and how it is required to be reported relates to the two-thirds of our long-term incentive compensation grants that are made in the form of equity. As noted above, SEC rules require that companies report the value of equity-denominated awards in the equity compensation column of the Summary Compensation Table in the year they are granted. This is the same way the Committee considered these awards. However, there is a difference in the values noted in the previous table and the values noted in the Summary Compensation Table on pages 80 through 81 due to the way we determine the number of shares each NEO will receive after the Committee has established the economic value of an award.

To determine the number of PSUs and RSUs, we divide the award value granted by the 30-day average closing price of Regions common stock to determine the number of units to be granted. We use this method of averaging stock price over a period of time because it minimizes the potential impact of day-to-day stock price changes on the ultimate number of shares granted. This 30 day average for 2015 was $9.60. The Summary Compensation Table and the Grants of Plan-Based Awards table require us to report the grant date fair value of shares, which is the closing price of Regions common stock on the date of the grant. For 2015, the grant date value of shares was $9.46 per share. Because the closing price of shares on the date of the grant was lower than the 30-day average share price used to calculate the number of shares granted, the tables accompanying this CD&A reflect a smaller value than considered by the Committee.

For further information, page 16 of this proxy statement includes an alternative compensation table that details the way the Committee views the compensation decisions made for 2015.

Other Benefits and Perquisites

In addition to the compensation elements described above, NEOs participate in other benefit and perquisite programs, many of which are available to all associates.

Regions Retirement Plans. Regions sponsors both a defined benefit and a defined contribution (401(k)) retirement program. In addition to the descriptions below, the operation of these benefit plans and the value of the benefits that NEOs accrue under these plans are also fully described in the discussion that accompanies the Pension Benefits and Nonqualified Deferred Compensation tables on pages 85 through 86 of this proxy statement as well as the Summary Compensation Table on pages 80 through 81.

(1) Regions Financial Corporation Retirement Plan (the “Retirement Plan”) and Regions Financial Corporation Post 2006 Supplemental Executive Retirement Plan (“SERP”). These plans are defined benefit plans. The Retirement Plan is a tax-qualified plan under Section 401(a) of the Internal Revenue Code, and our NEOs participate in this plan on the same basis as all associates. The SERP is a nonqualified plan that provides benefits using the same general formula for benefit determination as is used in the Retirement Plan with three main differences: (i) the SERP definition of eligible compensation includes compensation that exceeds qualified plan limits and annual cash bonus payments that are not included in the qualified plan’s definition of compensation, (ii) the SERP averages compensation over a consecutive three-year period rather than the consecutive five-year period used in the qualified plan, and (iii) the SERP counts service up to 35 years while the qualified plan counts service only up to 30 years.

While participation requirements were impacted over time due to several corporate transactions, the Retirement Plan and the SERP generally were closed to new participants as of 2007. Several of our executive officers participate in and continue to accrue benefits in these plans.

In addition, a limited number of executives are eligible for an alternative target retirement formula in the SERP as a result of a previously grandfathered arrangement. The alternative target benefit includes a more generous formula for determining retirement benefits, but was designed to be highly retentive as it includes significant vesting requirements. A participant must work for the Company for a minimum of 10 years and must reach age 60 before the alternative target benefits vest. Any termination of employment (except in the case of death, disability or a change-in-control) prior to reaching age 60 with a minimum of 10 years of service will result in a forfeiture of amounts attributable to the alternative target benefit in excess of the regular benefit.

As noted in the Pension Benefits table on page 85, all of our NEOs with the exception of Mr. Gale are eligible for a pension benefit. Mr. Hall and Mr. Owen are entitled to receive the alternative target benefit under the SERP; however, neither is currently vested in the benefit. Mr. Hall has accrued the minimum years of service required to vest in the benefit, but has not yet reached age 60. Mr. Owen has neither accrued the minimum number of years of service nor reached the minimum vesting age at this time. SEC rules require us to report the value of the benefit although it may not yet be vested; therefore, the numbers included in the Pension Benefits table (page 85) and in the column of the Summary Compensation Table relating to increases in pension benefits (page 80) include amounts not yet earned for Mr. Hall and Mr. Owen. Although Mr. Hall is not vested in the alternative target benefit, he has accrued vested benefits in the Retirement Plan and the SERP using the regular formula. Mr. Owen is only entitled to the alternative target benefit and will receive no pension benefits from the Company unless he meets the vesting requirements for the alternative target benefit in the future. Mr. Turner participates in both the Retirement Plan and the SERP but is not eligible for the alternative target benefit, and his benefits are determined using the regular SERP calculations previously discussed. Mr. Lusco does not participate in the Retirement Plan but is a participant in the SERP. His benefit is calculated using the regular SERP calculations previously discussed. In addition, Mr. Lusco’s participation in the SERP is subject to significant vesting requirements. Mr. Gale was hired after the plans were closed to new associates and after he had already reached full retirement age; therefore, he does not participate in either plan and will not receive any pension benefits from the Company.

The Pension Benefits description and table on pages 84 and 85 include a more detailed description of retirement benefits and a calculation of the value of pension benefits for each NEO. In

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COMPENSATION DISCUSSION AND ANALYSIS

addition, the Summary Compensation Table on pages 80 through 81 provides a figure that represents the change in the lump sum value of pension benefits from 2014 to 2015. Several factors influence the calculation of this change. First, as a result of the limitations of the Troubled Asset Relief Program on base and bonus opportunity, average pay as used in each plan’s benefit formula had been lower than normal in past averaging periods. After returning to profitability and more normalized pay practices, average pay as calculated for plan benefit purposes increased in 2013, 2014 and 2015, therefore, increasing the resulting benefits. Further, additional years of service earned, the passage of time, and discount rates lower than historical averages have all contributed to the pension benefit increases reported in the Summary Compensation Table on page 80.

(2) Regions Financial Corporation 401(k) Plan (the “401(k) Plan”) and Supplemental 401(k) Plan. These plans are defined contribution plans and generally allow eligible associates to contribute on a pre-tax or Roth basis a portion of their total base and annual incentive compensation into investment accounts that are held and invested on a tax-deferred basis until termination of employment or retirement age. The 401(k) Plan is a tax-qualified 401(k) savings plan under Section 401(a) of the Internal Revenue Code in which all eligible associates can participate, while the Supplemental 401(k) Plan is a nonqualified plan for certain associates whose participation in the 401(k) Plan is generally limited due to the qualified plan’s wage and contribution limits.

The Company makes a contribution to the plans equal to the deferral rate elected by the participant up to a maximum of 4 percent of pay. In addition to the Company matching contribution, the Company also provides a non-contributory 2 percent allocation to the plan for any associate who does not participate in the Retirement Plan described above. In 2015, all of our NEOs participated in these plans and received the Company matching contribution of 4 percent of pay. In addition, because Mr. Gale is not a participant in the Retirement Plan or SERP previously described, he was eligible for and received the additional non-contributory 2 percent allocation.

Perquisites. Our NEOs are eligible to participate in employee benefit programs generally available to all associates. While we generally do not offer a broad range of perquisites (“perks”) to our executive officers, we have provided certain personal benefits that are not generally available to the rest of our associates. The Committee periodically reviews the perks available to executive officers to determine whether these programs continue to serve the purpose of providing benefit to the Company. The Committee has historically discontinued any program that it determines is not based on sound business rationale.

In General. In 2015, NEOs continued to be eligible for financial planning services, Company-provided security coverage for private residences, certain relocation benefits and enhanced coverage for annual physicals. These items are provided to NEOs because we believe that they serve a necessary and reasonable business purpose. Each NEO is responsible for all taxes on any imputed income resulting from any of these benefits and the total cost to the Company represents a nonmaterial portion of total compensation. Any special benefits our NEOs received are included in the Summary Compensation Table on pages 80 through 81 of this proxy statement.

Use of Corporate Aircraft. The use of corporate aircraft is subject to a formal policy approved by the Committee and the NCG Committee that sets forth the criteria and procedures applicable to any use of the aircraft.

It has long been our policy to require that our CEO use corporate-owned or other non-commercial aircraft for business travel when possible. In addition, it is our policy to allow our CEO to travel for personal reasons up to a maximum value of $100,000 per year. In the event the value of personal use (as measured based on the incremental cost of operating the aircraft) exceeds $100,000 in any year, our policy requires the CEO to reimburse the Company the full incremental cost of operating the corporate aircraft.

Mr. Hall is subject to an Aircraft Time Sharing Agreement with the Company that governs the terms and conditions of personal use of the corporate aircraft. Although the policy and the agreement allow for personal use without cost up to $100,000 per year, Mr. Hall’s personal use in 2015 was limited and represented a value of approximately $20,000. The Board also has authorized the CEO to make corporate-owned aircraft available for the personal travel of other Company associates on a limited basis such as in the event of emergency or when personal use may be in the best interest of the Company due to efficiency and/or safety concerns.

Compensation Framework, Policies, Processes and Risk Considerations

Our compensation and benefit programs operate under the guidance and oversight of the Committee. The Committee is composed of independent Directors who are not eligible to participate in any of the management compensation programs or other employee benefit or compensation plans of the Company, except for grants of equity compensation under the Company’s Long Term Incentive Plan. Throughout 2015, the members serving on the Committee were:

Don DeFosset, Chair

David J. Cooper, Sr.

Ruth Ann Marshall

Susan W. Matlock

Lee J. Styslinger III

Each Committee member has been determined to be independent as defined by NYSE rules and applicable SEC rules and regulations. The Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Investor Relations section of our website www.regions.com.

Committee Meetings. The Committee holds meetings as often as it deems necessary to perform its duties and responsibilities, but not fewer than three times a year. Although many compensation decisions are made in the first quarter of the year, as outlined on pages 64 through 65, the decision-making process is continuous and neither ends nor begins with any one meeting. During 2015, the Committee met six times to review, discuss and approve compensation decisions for the Company, and held one joint meeting with the Risk Committee.

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The Committee asks its independent compensation consultant to attend all regularly scheduled meetings, as well as some of the Committee’s special meetings. Other outside advisors, including legal counsel, may also attend meetings when members feel additional guidance on specific topics is needed. Meetings are typically attended by the Chairman/CEO, the Head of Human Resources, and the Head of Compensation and Benefits for the Company. The CFO and CRO attend meetings during times when Company budget and performance information is presented and when incentive plan design is presented. As previously noted, at least one joint meeting of the Committee and the Risk Committee is held each year. During this joint meeting, representatives from the risk management function, including the CRO, review a comprehensive risk assessment of the Company’s incentive plans including both plans that cover executive officers, as well as plans that cover other associates of the Company.

Throughout the year, the Committee will hear from the heads of business groups with respect to details about the operation and effectiveness of incentive compensation programs in place within the business groups. From time to time, the Committee may ask to hear presentations from other members of management regarding topics of interest to the Committee. Every Committee meeting, however, includes an executive session without the participation of any member of the executive management team. The independent compensation consultant typically participates in a portion of these executive sessions.

Independent Compensation Consultant. During 2015, the Committee engaged the firm of Frederic W. Cook & Co., Inc. (“Cook & Co.”) to serve as the independent compensation consultant to the Committee and to provide advice relating to Regions’ executive compensation programs and practices.

As one of the leading independent compensation consulting firms in the country serving as a consultant to a large number of Fortune 500 companies, Cook & Co. advises the Committee on best practices for compensation governance, including practices outside of the financial services industry. The Committee assessed the independence of Cook & Co., as required under the listing standards adopted by the NYSE pursuant to SEC requirements, and concluded that no conflict of interest exists.

While Cook & Co. reports directly to the Committee, they also work with Regions management to obtain information and further the goals of the Committee. Cook & Co. performs no work for executive management and provides no other services to Regions.

The scope of services provided by Cook & Co. for the Committee during 2015 included:

•	Attended all Committee meetings;

•	Provided the Committee with competitive market data to assist in establishing target levels for compensation components, such as base salary levels, annual incentives and long-term performance awards, as well as benefit levels for executive management;

•	Assisted the Committee with the evaluation and establishment of the design and construct of the short- and long-term incentive programs for 2015 including values, opportunity levels, performance metrics and targets (including thresholds and maximums), performance curves, relative peer group comparisons and risk mitigants to be included in the plan;

•	Advised the Committee in connection with year-end compensation determinations based on performance evaluations and other input;

•	Advised the Committee regarding regulatory and compliance issues and the development of new best practices and market competitive information with respect to compensation guidelines established by the SEC, the Federal Reserve and other banking regulatory bodies; and

•	Provided current trend information on industry and executive compensation issues.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Policies and Practices Impacting Compensation Decisions

Use of Peer Groups for Benchmarking Purposes. In determining market competitiveness of compensation, the Committee, with the assistance of its independent compensation consultant, regularly reviews the compensation of our executive officers against that of the Company’s compensation peer group, as well as the financial services industry in general. The compensation peer group used by the Committee to evaluate compensation is not the same as the group of companies that comprise the S&P 500 Banks Index, which is the index included in the stock performance chart presented in Regions’ Annual Report on Form 10-K for the year ending December 31, 2015. Our compensation peer group represents a smaller group of financial institutions tailored primarily by asset size and core business services. The Committee believes that the companies listed below have executive positions that are most similar in breadth and scope to Regions and represent the financial institutions that compete with Regions for our top executive talent. Included in our compensation peer group are the following financial institutions:

• BB&T Corporation • Capital One Financial Corporation • Comerica Incorporated • Fifth Third Bancorp • Huntington Bancshares Incorporated	• KeyCorp • M&T Bank Corporation • The PNC Financial Services Group, Inc. • SunTrust Banks, Inc. • U.S. Bancorp

In addition to annually reviewing information with respect to the selected peer group, the Committee’s independent compensation consultant periodically reviews the Company’s total compensation program against broader financial services industry survey data compiled by other sources (including compensation surveys prepared for the financial services industry by McLagan, a leading performance/reward consulting and benchmarking firm focused specifically on the financial services industry).

In addition to our compensation peer group, both our short-term annual incentive plan and our long-term plan use a peer group against which we measure our performance. While we believe it is appropriate to measure our compensation against a peer group of financial institutions closer in size and scope to Regions, the Committee believes that performance is most appropriately measured against a broader group of financial institutions that the market would consider in competition with Regions for their next investment dollar. Previously, the Committee used the banks within the S&P 500 Banks Index as our performance peer group. However, prior to setting our performance requirements for the 2015 year, the S&P 500 Banks Index was reconstituted with large, money center banks added to the index while smaller, regional banks were excluded. With this change in the index, the Committee decided to keep the same performance peer group in 2015 that had been used in the 2014 plans and asked its independent compensation consultant to study and offer suggestions for a custom peer group against which to measure performance in future years.

Therefore, included in our 2015 performance peer group are the following financial institutions:

• BB&T Corporation • Comerica Incorporated • First Horizon National Corporation • Fifth Third Bancorp • Huntington Bancshares Incorporated • Hudson City Bancorp, Inc.* • KeyCorp	• M&T Bank Corporation • People’s United Financial, Inc. • The PNC Financial Services Group, Inc. • SunTrust Banks, Inc. • U.S. Bancorp • Wells Fargo & Company • Zions Bancorporation

*	Hudson City ceased to be part of the peer group as a result of its acquisition by M&T Bank Corporation in late 2015.

Say-on-Pay. Regions understands that investors, regulators and other stakeholders have a strong interest in executive compensation and attempts to balance the interests of these constituencies. In accordance with the vote of our stockholders, we provide an annual Say-on-Pay advisory vote regarding executive compensation. This year’s proposal is included as Proposal 3 on page 60 of this proxy statement.

In last year’s Say-on-Pay vote, we received overwhelming approval of our executive compensation programs, with more than 96 percent of the votes cast being in favor of our pay programs. Following our annual meeting, we also initiated an enhanced stockholder engagement program. Executives from our investor relations, corporate governance and executive compensation functions held meetings with key stockholders and discussed any issues of concern or questions. We will continue to monitor the results of future advisory votes on compensation and feedback from our stockholder outreach program and will take results of both into consideration when assessing compensation matters in the future.

Clawbacks. It has long been the Committee’s practice to review past awards in light of any material restatement of our financial results, and we continue to review and strengthen our policies with respect to the recoupment of prior awards and/or adjustment of future awards in these events. A formal clawback policy applies to each of our NEOs, as well as a number of other officers of the Company (each a “Covered Officer”). The policy provides that in the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under either GAAP or federal securities law, or subsequently finds that the financial information or performance metrics used to determine the amount of incentive compensation for a prior period is materially inaccurate, the Company may seek repayment of compensation or require the forfeiture or reduction of outstanding or future compensation as may be determined by the Committee. In addition to allowing for clawback in the case of financial restatement or materially inaccurate performance metrics, the policy allows the Company to recoup compensation in the case of misconduct of a Covered Officer, whether or not there is an accompanying financial restatement. For purposes of the policy, misconduct is defined as: (i) a knowing violation of federal, state

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or local law, rule or regulation; (ii) a material breach of any written Company policy or covenant between Regions and the Covered Officer; (iii) disclosure of the Company’s confidential information or trade secrets; or (iv) commission of an act of fraud, dishonesty or recklessness in the performance of the Covered Officer’s duties, which is not in good faith and subjects the Company to excessive risk or financial loss or materially disrupts, damages, impairs or interferes with the business of the Company.

Regulatory Oversight and Risk Governance. As a bank holding company, we must comply with various regulatory requirements. The Federal Reserve adopted guidelines on incentive compensation for financial institutions that include the following three main principles:

•	Incentive compensation arrangements should balance risk and financial results in a manner that does not provide employees with incentives to take excessive risks on behalf of the banking organization.

•	A banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements.

•	Banking organizations should have strong and effective corporate governance to help ensure sound compensation practices including effective oversight by the Board.

In response to these guidelines, we established a comprehensive governance and oversight process for the design, operation and monitoring of our incentive plans, which we believe improves our ability to evaluate and reduce risk or to risk-adjust payouts under the plans. We created an internal cross-functional oversight committee with representation from risk management, finance, human resources, legal and our strategic alignment function to review, consider and approve, as appropriate, certain higher risk plans. This cross-functional oversight committee also works with business group leadership to monitor the performance and effectiveness of all of our incentive plans to ensure that they include features and metrics designed to discourage inappropriate risk-taking.

As a part of our oversight process, the internal oversight committee meets on a regular basis and provides a quarterly report to the Committee with respect to the activities around incentive compensation management. In addition, at least once each year, the Committee meets with the Risk Committee, the CRO and other members of the risk management team and receives a thorough risk assessment of each of our material incentive plans.

In presenting the risk assessment, the CRO noted the process of limiting risk starts with the Board in setting the risk appetite of the Company, establishing policies and implementing appropriate limits and continues with management in developing the policies and practices to ensure the Company operates within our risk appetite and avoids unnecessary or excessive risk. As described in Relationship of Compensation Policies and Practices to Risk Management on page 50, we believe that the risks arising from our compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company. In making this determination, we consider the impact of: (i) the Board’s role in the determination of the overall risk profile and appetite; (ii) entity level controls in place; and (iii) the incentive policies, procedures and governance activities we follow.

Management and the Committee acknowledge that compensation practices are important components of our approach to risk management. Therefore, we are committed to working with the Federal Reserve, as well as other regulatory bodies to achieve our objectives. We strive for clarity and transparency in our compensation structure. As we continue the ongoing evaluation of our compensation policies and programs, we will take any steps deemed advisable to further strengthen our compensation risk management framework.

Equity Grant Policies and Practices. A grant of equity compensation to eligible key associates generally is made on an annual basis. Although the Company does not currently issue stock option grants under the 2015 Long Term Incentive Plan, in the event this practice resumes, the plan requires that the exercise price for options be based on the closing price of Regions common stock on the date of the grant. The Committee has adopted a schedule and process of reviewing the program provisions and grant levels in the first quarter of the year to coincide with the annual performance management compensation review process established by the Company for all associates. As a part of that process each year, the Committee will pre-establish a grant date for grants to eligible associates subject to the needs and business considerations of the Company. The equity grants to all eligible key associates in 2015 were made in April.

The Committee specifically approves all grants of equity compensation to executive officers, as well as other officers covered by Section 16(a) of the Exchange Act. The Committee has delegated authority to the CEO to determine and approve annual grants to other key associates within the limits and budgets established each year as part of the Committee’s consideration of the annual grant program guidelines.

From time to time, the Company may find it necessary to issue special grants to other new hires or key associates outside of the normal grant process. The Committee also has delegated authority to the CEO to determine the need for and value of these grants. For these grants, the Committee’s policy provides that grants will be made on the first business day of the calendar quarter following the hire date or the determination for the need to grant an award for retention purposes. This timing was chosen to prevent even an appearance that either management or the associate could manipulate the pricing date and also to reduce the administrative and accounting burden that would be created by multiple grant dates. Any grants made by the CEO are reported to the Committee on a regular basis each year.

Policy on Cash versus Non-Cash and Current versus Future Compensation. The Committee does not maintain a stated policy that dictates cash versus non-cash compensation or current versus future compensation. However, the allocation of cash and non-cash compensation for each of the NEOs is reviewed by the Committee annually and reflects the Committee’s best efforts to balance short- and long-term objectives of the Company.

Stock Ownership Guidelines and Stock Retention Requirements. Regions has adopted stock ownership guidelines requiring executive officers and members of the Board to have a meaningful economic stake in Regions. These guidelines are designed to maintain stock ownership levels high enough to ensure our commitment to creating stockholder value.

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COMPENSATION DISCUSSION AND ANALYSIS

The equity stake of our NEOs and Directors is reflected in the beneficial ownership information contained in this proxy statement on pages 23 and 24. The table below summarizes the stock ownership guidelines for our CEO and each of the NEOs (including their compliance with the guidelines):

Name	Ownership Requirement	Approximate Stock Value Required to be Held	Holds Required Amount	Percent of Required Amount Owned
O. B. Grayson Hall, Jr.	5 X Base Pay	$5,000,000	Yes	159%
David J. Turner, Jr.	3 X Base Pay	$1,896,000	Yes	139%
John B. Owen	3 X Base Pay	$1,941,000	Yes	138%
C. Matthew Lusco	3 X Base Pay	$1,680,000	No	86%
Fournier J. Gale, III	3 X Base Pay	$1,665,000	No	91%

For purposes of meeting the guidelines, the following types of stock ownership are counted: shares directly owned by the executive officer or Director without restriction, restricted stock, stock units (except for those that may be subject to future performance requirements), stock equivalents allocated through any deferred stock investment plan, as well as an executive officer’s shares held in a 401(k) Plan account and notionally held in a Supplemental 401(k) Plan account. Any executive officer who does not meet the ownership guidelines must retain at least 50 percent of the after-tax value of any compensatory equity grant upon vesting until such time as the ownership guidelines are met.

Other Policies Related to Stock Ownership (prohibitions against insider trading, hedging and pledging of Regions securities). The Company has a long-standing General Policy on Insider Trading to guard against improper securities trading. Under the policy, no Director, officer or other associate of Regions who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, buy or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of the material nonpublic information.

In addition, our insider trading policy prohibits speculative trading in our equity securities including prohibitions on short-selling securities, buying call options and selling put options or from entering into hedging strategies that protect against downside risk of Regions stock ownership. Our policies also prohibit

Directors and Section 16 Officers from purchasing Company securities on margin or holding them in a margin account, and prohibit borrowing against any account in which any Company equity securities are held, or pledging Company equity securities as collateral for a loan.

Accounting for Stock-Based Compensation. Regions accounts and reports for stock-based compensation under our long-term incentive plans in accordance with the requirements of Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation. For further disclosure of Regions’ accounting for stock-based compensation, refer to Note 17 “Share-Based Payments” to the consolidated financial statements included in Regions’ Annual Report on Form 10-K for the year ended December 31, 2015.

Internal Revenue Code Section 162(m) (“IRC 162(m)”). As part of its role, the Committee has historically reviewed and considered the deductibility of executive compensation under IRC 162(m), which provides that public companies generally may not deduct compensation of more than $1,000,000 of non-performance-based compensation paid to certain NEOs. While the Committee believes that compensation awarded in 2015 under the terms of our short-term incentive plan, as well as the PSUs and performance-based cash awards under our long-term incentive plans meet the requirements of IRC 162(m), it has reserved the right to pay executives compensation that is not deductible under IRC 162(m).

Change-in-Control, Post-Termination and Other Employment Arrangements

For competitive and fairness reasons, we believe it is important to protect key associates (including the NEOs) in the event of certain terminations of employment during a transition period following a change-in-control of Regions. We believe that stockholders will be best served if the interests of our key associates are aligned with them. The occurrence or potential occurrence of a change-in-control could create uncertainty regarding the continued employment of our NEOs and providing employment protection should eliminate, or at least significantly reduce, any potential reluctance of our executives to pursue potential transactions that may be in the best interests of our stockholders. As a result, we have entered into agreements with all NEOs that govern some of the terms of their employment and compensation in the event of a qualifying termination after a change-in-control of Regions.

Change-in-Control Agreements. The change-in-control agreements entered into with NEOs generally provide that during the two-year period following a change-in-control of Regions, if the NEO’s employment is terminated other than for “cause,” or if the NEO resigns for “good reason,” he would be paid accrued compensation and benefits, plus an amount equal to a specified multiple of base salary and average annual bonus during the three years preceding the year in which the change-in-control occurs.

Mr. Hall, Mr. Owen and Mr. Gale all are entitled to a three times multiple of pay, while Mr. Turner and Mr. Lusco are entitled to a two times multiple of pay upon termination following a change-in-control. If employment is terminated for “cause” or due to death, disability or resignation other than for “good reason,” payments would be limited to accrued compensation and benefits. New

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agreements issued after February 2011 do not include any income tax gross up payments under the excise tax provisions of IRC Section 4999. Mr. Hall, Mr. Owen and Mr. Turner have change-in-control agreements issued in 2007 that provide in the event any payment or benefit would cause the NEO to become subject to the excise tax imposed under IRC Section 4999, additional payments may become due to avoid a negative tax consequence to the executive. Mr. Gale and Mr. Lusco entered into agreements after February 2011, and therefore, are not entitled to receive a payment to compensate for excise taxes. None of the NEOs’ agreements provide any type of severance benefits in connection with termination of employment at any other time. For additional information, including definitions of “cause,” “good reason” and “change-in-control,” see the section entitled Potential Payments by Regions Upon Termination or Change-in-Control on pages 87 through 90 of this 2016 Proxy Statement.

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COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

Compensation Discussion and Analysis

Regions has the primary responsibility for the Compensation Discussion and Analysis (“CD&A”) which is included in this 2016 Proxy Statement.

On behalf of the Board of Directors, the Compensation Committee oversees the development and administration of Regions’ compensation program for officers and key associates of senior management. As part of this responsibility, the

Compensation Committee has reviewed and discussed with Regions’ management the contents of the CD&A. Based on its review and discussion, and subject to the limitations on the role and responsibility of the Compensation Committee, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into Regions’ Annual Report on Form 10-K for the year ended December 31, 2015.

THE COMPENSATION COMMITTEE

Don DeFosset, Chair

David J. Cooper, Sr.

Ruth Ann Marshall

Susan W. Matlock

Lee J. Styslinger III

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COMPENSATION OF EXECUTIVE OFFICERS

The following tables, narratives and footnotes contain compensation information about our Chairman, President and Chief Executive Officer (“CEO”); our Chief Financial Officer (“CFO”); and our three other most highly paid executive officers for the year ended December 31, 2015, our Named Executive Officers (“NEOs”).

Summary Compensation Table

The Summary Compensation Table that follows contains information with respect to our NEOs. Based on the amounts for 2015 in the following table, salary accounted for approximately 13 percent of total compensation (excluding the change in pension value and nonqualified deferred compensation amounts) for our CEO and 26 percent on average among all other NEOs, reflecting our performance-based pay philosophy. Following is a brief summary of the components of Regions pay programs included in each column of the Summary Compensation Table:

Salary – The “Salary” column includes the actual year-to-date base salary amounts for each NEO for the fiscal years indicated. New base salary amounts are generally effective on April 1 of each year. Therefore, although we did not grant salary increases in 2015 for our NEOs, the table does reflect an increase from 2014 to 2015 due to the fact that the 2014 year salaries increased in April of that year.

Bonus – Regions does not generally issue nonperformance-based or discretionary bonuses and this column reflects the absence of any such payments.

Stock Awards – Equity awards granted in 2015 were composed of Performance Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”) and are reported in the Stock Awards column at the grant date fair value. The grant date fair value does not correspond with the amounts that may be eventually realized relative to these awards. Any benefit from these awards depends on the future value of Regions stock and upon the attainment of performance requirements in the case of PSUs. For more detail regarding the stock awards for NEOs, see pages 69 and 70 of the CD&A and the Grants of Plan-Based Awards table on page 82 of this Proxy Statement.

Option Awards – Although our long term incentive plan allows for it, we have not awarded stock options to NEOs for a number of years.

Non-Equity Incentive Plan Compensation – The amounts in the “Non-Equity Incentive Plan Compensation” column represent annual incentives earned for 2015 performance under our annual incentive plan as described beginning on page 66. Also included in this amount is the value of the 2013 Performance Cash Grant for the performance period ended December 31, 2015. While the value of these awards has been determined, they remain subject to service based vesting until April 1, 2016. The value of the Performance Cash awards will be payable as of April 1, 2016.

Change in Pension Value and Nonqualified Deferred Compensation Earnings – This column includes the change in pension value for each NEO which is the difference in the total present value of accrued benefit on December 31, 2015, minus the total present value of accrued benefit on December 31, 2014. For additional information about pension benefits, refer to pages 71 and 72 in the CD&A and to the Pension Benefits section and table on pages 84 and 85. As for nonqualified deferred compensation earnings, none of the NEOs receive above-market or preferential earnings on their nonqualified deferred compensation accounts. More information regarding the provisions of the nonqualified deferred compensation plans in which the NEOs participate can be found on page 86.

All Other Compensation – Amounts in the “All Other Compensation” column represent the aggregate dollar amount for each NEO for perks and other personal benefits. Items may include the value of: excess group liability insurance coverage, group term life insurance coverage, financial planning services, any personal use of corporate aircraft, an enhanced executive physical, home security, as well as matching charitable gift contributions. It also includes the value of Company contributions to our 401(k) and Supplemental 401(k) plans.

Total – This column represents the sum of all columns for each of the NEOs, and includes all amounts earned by the NEO including any amounts that may have been deferred for tax purposes.

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COMPENSATION OF EXECUTIVE OFFICERS

Name & Principal Position (1)	Year		Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
O. B. Grayson Hall, Jr.	2015		1,007,692	—	3,284,720	—	2,506,546	3,764,852	220,857	10,784,667
Chief Executive Officer	2014		993,750	—	3,443,535	—	3,708,902	6,056,343	218,717	14,421,247
	2013		975,000	—	2,930,572	—	1,918,800	4,328,165	161,888	10,314,425
David J. Turner, Jr.	2015		636,862	—	788,340	—	883,295	314,975	98,948	2,722,420
Chief Financial Officer	2014		627,250	—	826,448	—	1,249,044	1,079,650	106,704	3,889,096
	2013		607,250	—	651,240	—	863,024	261,825	85,515	2,468,854
John B. Owen	2015		651,977	—	788,340	—	905,498	1,096,867	100,552	3,543,234
Head of Regional Banking Group	2014		641,500	—	826,448	—	1,281,121	1,847,754	95,254	4,692,077
	2013		618,750	—	651,240	—	879,368	1,142,999	87,144	3,379,501
C. Matthew Lusco	2015		559,269	—	788,340	—	687,487	304,689	83,165	2,422,950
Chief Risk Officer	2014		550,000	—	619,830	—	985,050	1,102,519	98,570	3,355,969
	2013	(1)	—	—	—	—	—	—	—	—
Fournier J. Gale, III	2015		564,308	—	591,250	—	691,991	N/A	106,889	1,954,438
General Counsel & Corporate	2014		555,000	—	619,830	—	990,880	N/A	117,695	2,283,405
Secretary	2013		533,750	—	488,434	—	700,280	N/A	92,866	1,815,330
(1)	Mr. Lusco was not an NEO in 2013.

(2)	As reflected in the following table, amounts in this column are the grant date fair value of awards computed in accordance with FASB ASC Topic 718.

	2015 Annual Equity Grant (PSUs & RSUs)				Total Stock Awards Value ($)
	PSUs ($/units) (a)		RSUs ($/units) (b)
Name	Performance Stock ($)	Performance Stock (#)	Restricted Stock ($)	Restricted Stock (#)
O. B. Grayson Hall, Jr.	1,642,360	173,611	1,642,360	173,611	3,284,720
David J. Turner, Jr.	394,170	41,667	394,170	41,667	788,340
John B. Owen	394,170	41,667	394,170	41,667	788,340
C. Matthew Lusco	394,170	41,667	394,170	41,667	788,340
Fournier J. Gale, III	295,625	31,250	295,625	31,250	591,250
(a)	The amounts in this column reflect the number of units granted and the grant date fair value of PSUs. Actual awards can range from 0% to 150% of target based on performance metrics of absolute and relative Diluted EPS growth and ROATCE established at grant. The maximum award value for the PSUs (determined as described on pages 69 and 70) is $2,463,545 for Mr. Hall, $591,259 for each of Messrs. Turner, Owen and Lusco and $443,438 for Mr. Gale.

(b)	The amounts in this column represent the number of units granted and the grant date fair value of RSUs that cliff vest at the end of the three-year vesting period ending April 2018.

(3)	This amount represents annual cash incentives for 2015 performance plus the value of the 2013 Performance Cash Grant that vested at December 31, 2015 and will be released effective April 1, 2016 as detailed in the following table:

	Nonequity Incentive Plan Compensation
Name	2015 Annual Cash Incentive ($)	Value of 2013 Performance Cash Grant at 12/31/15 ($) (a)	Total ($)
O. B. Grayson Hall, Jr.	1,381,546	1,125,000	2,506,546
David J. Turner, Jr.	633,295	250,000	883,295
John B. Owen	655,498	250,000	905,498
C. Matthew Lusco	499,987	187,500	687,487
Fournier J. Gale, III	504,491	187,500	691,991
(a)	This column reflects 75% of target earned at December 31, 2015. Grants to Mr. Turner, Mr. Owen and Mr. Lusco remain subject to service vesting requirements until April 1, 2016 (the 3rd anniversary of the date of grant) and may be forfeited should they separate from the Company prior to that date.

(4)	This amount includes benefits for Mr. Hall, Mr. Owen and Mr. Lusco described on pages 71, 72 and 84 through 86, which are subject to significant vesting requirements not yet met. Therefore, while accrued, neither part of the change in benefit for Mr. Hall nor all of the change in benefit for Mr. Owen and Mr. Lusco has been earned and would not be payable at the present time if they left the Company.

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(5)	All other compensation consists of the following:

Name	Life Insurance, Perquisites and Other Personal Benefits (a) ($)	Matching Contributions Under Qualified Savings Plans (b) ($)	Matching Contributions Under Nonqualified Savings Plans (b) ($)	Non-Elective Contributions (b) ($)	Total All Other Compensation ($)
O. B. Grayson Hall, Jr.	64,309	10,600	145,948	—	220,857
David J. Turner, Jr.	26,612	10,600	61,736	—	98,948
John B. Owen	26,268	10,600	58,384	5,300	100,552
C. Matthew Lusco	29,843	10,600	37,423	5,300	83,165
Fournier J. Gale, III	34,203	10,600	37,858	24,229	106,889
(a)	The 2015 amount includes the value of items such as group term life insurance premiums, excess group liability coverage, financial planning services, personal use of the corporate aircraft, an enhanced executive physical, home security, matching charitable gift contributions, and Healthmiles Reward. The total value for personal use of the corporate aircraft by Mr. Hall in 2015 was $20,250.

(b)	These amounts include the value of Company contributions to the 401(k) Plan and the Supplemental 401(k) Plan as follows: Mr. Hall — $156,548; Mr. Turner — $72,336; Mr. Owen — $74,284; Mr. Lusco — $53,323; and Mr. Gale — $72,687.

Grants of Plan-Based Awards

Plan-based awards made in 2015 to the NEOs included annual cash incentives, performance-based cash, PSUs and RSUs.

Annual cash incentives were based on an assessment of both corporate performance, as well as individual performance in 2015. Corporate performance measures, including profitability, credit management and customer service, accounted for 80 percent of the incentive, while individual performance in relation to certain strategic priorities accounted for the remaining 20 percent of the incentive.

2015 equity grants were issued under the Regions Financial Corporation 2010 Long Term Incentive Plan (“Regions 2010 LTIP”). The Regions 2010 LTIP, which was approved by stockholders at the 2010 annual meeting, permits grants of awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards, dividend equivalents and other stock-based awards and any other right or interest relating to stock or cash. Awards under the Regions 2010 LTIP may vest over time or upon the achievement of pre-established performance goals. Awards generally vest on termination of employment within 24 months after a change-in-control.

The performance-based cash and PSUs will be issued based on the Company’s absolute and relative Diluted EPS and ROATCE over the three-year period from January 1, 2015, through December 31, 2017. The ultimate value of these performance awards can vary from 0 to 150 percent of target, depending on performance measured against goals as more fully described on pages 69 and 70 of the CD&A. The RSUs generally cliff vest three years from the date of grant; however, up to 40 percent of a grant may be forfeited if certain capital and liquidity performance thresholds are not met. Dividends and dividend equivalents accrued on both the PSUs and RSUs will be paid in cash at vesting based on the number of units actually earned.

For more information regarding the grants of plan-based awards for NEOs, see pages 66 through 71 of the CD&A.

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COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth details regarding non-equity and equity plan-based awards granted to each of the NEOs in 2015:

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
O. B. Grayson Hall, Jr.		(1)	—	1,511,538	3,023,076
	04/01/15	(2)	—	1,666,667	2,500,001	—	173,611	260,417	173,611	—	—	3,284,720
David J. Turner, Jr.		(1)	—	700,548	1,401,096
	04/01/15	(2)	—	400,000	600,000	—	41,667	62,501	41,667	—	—	788,340
John B. Owen		(1)	—	717,175	1,434,349
	04/01/15	(2)	—	400,000	600,000	—	41,667	62,501	41,667	—	—	788,340
C. Matthew Lusco		(1)	—	559,269	1,118,538
	04/01/15	(2)	—	400,000	600,000	—	41,667	62,501	41,667	—	—	788,340
Fournier J. Gale, III		(1)	—	564,308	1,128,616
	04/01/15	(2)	—	300,000	450,000	—	31,250	46,875	31,250	—	—	591,250
(1)	Amounts included in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column reflect the range of possible annual cash incentive payouts for 2015 performance. Actual amounts earned, as determined by the Committee in the first quarter of 2016, are reflected in the 2015 Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

(2)	The performance-based cash awards included in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column and PSUs included in the Estimated Future Payouts Under Equity Incentive Plan Awards column have equally weighted performance requirements based on absolute and relative Diluted EPS growth and ROATCE. In addition, in the event the achievement of the performance criteria for Diluted EPS growth is less than 2% on an absolute basis and in the bottom one-third of the peer group on a relative basis, or the achievement of the performance criteria for ROATCE is less than 9% on an absolute basis and in the bottom one-third of the peer group on a relative basis, the payout will be zero if cumulative net income from continuing operations is less than one-half of the projection for the three-year performance period. The performance period for these awards is January 1, 2015, through December 31, 2017, and will fully vest date on April 1, 2018.

Notwithstanding the achievement of the performance requirements, in order to be eligible to receive any cash payout or shares of stock under these awards, employment must continue through the third anniversary of the grant date, which is April 1, 2018, except in the case of death, disability or retirement.

(3)	In addition to service vesting requirements, the RSUs included in this column are subject to performance-vesting requirements based on the Company’s achievement of certain capital and liquidity performance thresholds during each of the periods from January 1, 2015, to December 31, 2015; January 1, 2016, to December 31, 2016; and January 1, 2017, to December 31, 2017. To the extent that the capital performance threshold and/or the liquidity performance threshold has not been satisfied for each performance period, 20% for each requirement (up to a maximum of 40% total) of the RSUs awarded will be forfeited. For purposes of this award, the Company’s performance will be measured relative to the following capital and liquidity performance thresholds as certified by the Committee:

(i)	“Capital Performance Threshold”: Capital Action Decision Tree Status as defined in the Capital Policy must remain in either “Monitor Capital” or “Capital Deployment” status; and

(ii)	“Liquidity Performance Threshold”: Risk for Primary Liquidity Level must remain at “Moderate” or better as established in the Market & Liquidity Risk Framework document.

Notwithstanding the achievement of the capital and liquidity performance thresholds, in order to be eligible to receive any shares of stock under this award, employment must continue through the third anniversary of the grant date, which is April 1, 2018, except in the case of death, disability or retirement.

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COMPENSATION OF EXECUTIVE OFFICERS

Outstanding Equity Awards at December 31, 2015

Awards in this table include:

•	Grants of stock options made over time that are exercisable and unexercisable.

•	Grants of restricted stock and RSUs.

•	Grants of PSUs made in 2013, 2014 and 2015 that may pay if Regions achieves specific performance criteria.

•	RSU grants made in 2013, 2014 and 2015 will pay in full only if Regions meets certain capital and liquidity thresholds.

The following table sets forth outstanding equity-based awards held by each of the NEOs as of December 31, 2015:

Name		Option Awards (1)					Stock Awards (2)
	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: # of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (a) (#)	Market Value of Shares or Units of Stock That Have Not Vested (a) ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (b) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (b) ($)
O. B. Grayson Hall, Jr.	04/03/06	83,966	—	—	34.46	04/03/16	—	—	—	—
	04/24/07	85,715	—	—	35.07	04/23/17	—	—	—	—
	02/28/08	282,019	—	—	21.94	02/27/18	—	—	—	—
	04/01/13	—	—	—	—	—	182,704	1,753,958	137,028	1,315,469
	04/01/14	—	—	—	—	—	153,046	1,469,242	153,046	1,469,242
	04/01/15	—	—	—	—	—	173,611	1,666,666	173,611	1,666,666
David J. Turner, Jr.	04/03/06	33,810	—	—	34.46	04/03/16	—	—	—	—
	04/24/07	20,000	—	—	35.07	04/23/17	—	—	—	—
	02/28/08	59,822	—	—	21.94	02/27/18	—	—	—	—
	04/01/13	—	—	—	—	—	40,601	389,770	30,451	292,327
	04/01/14	—	—	—	—	—	36,731	352,618	36,731	352,618
	04/01/15	—	—	—	—	—	41,667	400,003	41,667	400,003
John B. Owen	02/28/08	128,191	—	—	21.94	02/27/18	—	—	—	—
	04/01/13	—	—	—	—	—	40,601	389,770	30,451	292,327
	04/01/14	—	—	—	—	—	36,731	352,618	36,731	352,618
	04/01/15	—	—	—	—	—	41,667	400,003	41,667	400,003
C. Matthew Lusco	04/01/13	—	—	—	—	—	30,451	292,330	22,838	219,247
	04/01/14	—	—	—	—	—	27,548	264,461	27,548	264,461
	04/01/15	—	—	—	—	—	41,667	400,003	41,667	400,003
Fournier J. Gale, III	03/01/11	114,065	—	—	7.43	02/28/21	—	—	—	—
	04/01/13	—	—	—	—	—	30,451	292,330	22,838	219,247
	04/01/14	—	—	—	—	—	27,548	264,461	27,548	264,461
	04/01/15	—	—	—	—	—	31,250	300,000	31,250	300,000
(1)	All outstanding stock options vest in equal annual installments on each of the first three anniversaries of the date of grant and, as of December 31, 2015, are all fully vested.

(2)	The vesting of unvested restricted stock and RSUs is as follows:

Grant Date	Vesting Schedule	Restrictions
April 1, 2013	3rd anniversary of grant date	(a) Time vested RSUs, vesting of which is also subject to meeting capital and liquidity thresholds.
April 1, 2014 April 1, 2015

(b)   PSUs may be earned between 0% and 150% subject to achieving required performance levels of equally weighted absolute and relative Diluted EPS growth and ROATCE for the period January 1, 2013, through December 31, 2015, for the grant made April 1, 2013, the period January 1, 2014, through December 31, 2016 for the grant made April 1, 2014 and the period January 1, 2015, through December 31, 2017, for the grant made April 1, 2015.

  ï   2016 Proxy Statement    83

COMPENSATION OF EXECUTIVE OFFICERS

Option Exercises and Stock Vested

The following table sets forth the amounts realized by each of the NEOs as a result of the exercise of options and vesting of stock awards in 2015:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
O. B. Grayson Hall, Jr.	—	—	768,770	7,594,945
David J. Turner, Jr.	—	—	201,393	1,984,672
John B. Owen	—	—	174,272	1,722,683
C. Matthew Lusco	—	—	91,910	917,262
Fournier J. Gale, III	—	—	91,910	917,262

Pension Benefits

The Retirement Plan is a qualified defined benefit plan providing for a lifetime monthly annuity following retirement. Benefits earned by our NEOs under the Retirement Plan are generally based on the following formula:

1.3% of “Average Monthly Earnings” up to Covered Compensation	+	1.8% of “Average Monthly Earnings” in excess of Covered Compensation	X	Years of Service up to a maximum of 30 total years

“Average Monthly Earnings” is defined as the average of the highest five consecutive years of base compensation within the last 10 years of service, and “Covered Compensation” is defined as the estimated average maximum amount of a participant’s earnings on which Social Security benefits will be based assuming that in each year of the participant’s working career, the participant’s wages equaled the Social Security Taxable Wage Base.

Any accrued benefit under the Plan is 100 percent vested at all times as there is no minimum service requirement for vesting. While the Plan does not define a normal retirement date, there is no reduction in benefits due to age after a participant has reached age 62. Upon separation of service, benefits are payable as early as age 55, although between age 55 and 62, benefits are subject to a reduction for early payment.

Only Mr. Hall and Mr. Turner participate in the Retirement Plan.

The Supplemental Retirement Plan (“SERP”) was created to supplement benefits provided through the Retirement Plan. First,

the SERP provides benefits that would otherwise be denied participants under the Retirement Plan because of tax code limitations on qualified plan benefits. In addition to these restorative benefits, the SERP also provides additional benefits that serve to attract and retain high quality senior executive talent for the Company. There are two types of retirement benefits in the SERP: a regular benefit and a targeted benefit.

The regular benefit is available to all eligible SERP participants and is calculated using the same formula as the Retirement Plan with the following differences: (1) instead of averaging earnings over five years of service, it is averaged over the highest three consecutive years of service out of the last 10 years of service; (2) in addition to base pay, it includes annual cash incentives, as well as 50 percent of any salary stock and restricted stock granted during the period of TARP participation; and (3) the maximum years of service used in the calculation of the regular benefit is 35 years of service instead of 30.

Mr. Hall and Mr. Turner participate in the regular benefit. Mr. Lusco does not participate in the Retirement Plan as he was employed by the Company subsequent to its closure, but he does participate in the SERP under the provisions related to the regular benefit, subject to significant vesting requirements. In order to vest in the SERP benefit, Mr. Lusco will be entitled to the benefit following termination of employment after reaching age 62 or upon reaching age 55 with a minimum of 10 years of service except in the case of death, disability or change-in-control. Termination of employment for any other reason prior to the service requirements previously outlined, will result in the forfeiture of his entire SERP benefit, and vested benefits paid prior to age 62 are subject to reductions for early payment.

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COMPENSATION OF EXECUTIVE OFFICERS

The targeted SERP benefit is available to a select group of senior officers as a result of a previously grandfathered arrangement. This targeted SERP benefits provides a benefit using the following formula:

4% of “Average Monthly Earnings” for the first 10 Years of Service	+

1% of “Average

Monthly

Earnings” for every year in

excess of 10 Years of

Service up to a maximum of

an additional 25 years of

service (for a maximum

benefit of 65% of

“Average

Monthly Earnings” with

35 Years of Service)

For purposes of this formula, “Average Monthly Earnings” has the same definition as the regular SERP benefit.

Regions’ targeted benefit is offset by both the benefit under the Retirement Plan, as well as Social Security. The targeted benefit is subject to significant retentive vesting requirements. Participants will receive the benefit following termination of employment after reaching age 60 and completing a minimum of 10 years of service, except in the case of death, disability or change-in-control. Termination of employment for any other reason prior to age 60 and completion of 10 years of service will result in forfeiture of the targeted benefit. If a participant who is eligible for both the regular benefit and the targeted benefit retires prior to meeting the targeted benefits’ vesting requirements, he or she will receive a regular benefit.

Due to his long tenure, Mr. Hall participates in the Retirement Plan, as well as the regular and grandfathered targeted benefit under the SERP. Because he has not attained age 60, he is not vested in the entire accrued benefit reported below. In the event of his retirement prior to meeting the targeted benefits’ vesting requirements, Mr. Hall will receive the only the amount attributable to the regular benefit and amounts attributable to the targeted formula will be forfeited. Mr. Owen participates only in the targeted benefit under the SERP. Since he has neither attained age 60 nor completed the required 10 years of service at this time, he is not vested in any of the benefits accrued to him in the table below, and upon termination of service prior to meeting the vesting requirements would forfeit the entire amount reported below.

The following Pension Benefits table reflects the actuarial present value benefit from the Retirement Plan and the SERP:

			Pension Benefits
Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
O. B. Grayson Hall, Jr.	Regions Financial Corporation Retirement Plan	30	1,504,044	—
	Regions Financial Corporation Post 2006 SERP	34	28,324,475	—
David J. Turner, Jr.	Regions Financial Corporation Retirement Plan	10	366,529	—
	Regions Financial Corporation Post 2006 SERP	10	2,350,328	—
John B. Owen	NA	NA	NA	NA
	Regions Financial Corporation Post 2006 SERP	8	5,923,100	—
C. Matthew Lusco	NA	NA	NA	NA
	Regions Financial Corporation Post 2006 SERP	5	1,407,208	—
Fournier J. Gale, III	NA	NA	NA	NA
	NA	NA	NA	NA
(1)	The Retirement Plan (a qualified pension plan) caps the number of years of credited service for purposes of benefit accrual at 30 years. The SERP (a nonqualified plan) caps the number of years of credited service at 35 years. Mr. Owen and Mr. Lusco do not participate in the Retirement Plan, and Mr. Gale does not participate in the Retirement Plan or the SERP.

(2)	In 2009, future benefit accruals under the Retirement Plan and SERP were suspended for all participants. Even during the suspension, participants continued to earn service toward vesting and eligibility for early retirement benefits. Effective January 1, 2010, benefit accruals were resumed for Retirement Plan and SERP participants.

The present value of the Retirement Plan benefits is calculated as of December 31, 2015, and was determined using a 4.6% discount rate for the qualified plan and the MRP-2007 employee and retiree mortality tables for males and females, no collar with generational projection based on scale MSS-2007. The present value of the accumulated SERP benefits is calculated as of December 31, 2015, and was determined using a 4.21% discount rate, (4% to calculate expected lump sum distribution) and the 2016 Pension Protection Act lump sum mortality table. For purposes of the present value calculation, no pre-retirement mortality was assumed, and the payment date was assumed to be the earliest unreduced retirement date under both plans. The payment age of 62 (life only) was assumed for the Retirement Plan and the payment age was assumed to be age 60 for the SERP for Mr. Hall and Mr. Owen and age 62 for Mr. Turner and Mr. Lusco.

  ï   2016 Proxy Statement    85

COMPENSATION OF EXECUTIVE OFFICERS

Nonqualified Deferred Compensation

Regions maintains the Regions Financial Corporation Supplemental 401(k) Plan (“Supplemental 401(k) Plan”), which is a non-qualified deferred compensation plan. The Supplemental 401(k) Plan is an excess contribution plan primarily open to NEOs and other highly compensated individuals whose compensation exceeds the annual tax code limit on compensation that can be taken into account for purposes of contributions to the 401(k) Plan. Under the Supplemental 401(k) Plan, participants may make contributions of up to 80 percent of base and cash incentive pay on a nonqualified basis. Regions’ contribution under the plan is limited to 4 percent of base and incentive compensation, provided the NEO has elected a deferral rate on base or annual incentive compensation of at least 4 percent for the year. All of the NEOs participated in the Supplemental 401(k) Plan during 2015.

Like the 401(k) Plan, the Supplemental 401(k) Plan provides for a non-contributory Company contribution equal to 2 percent of base and cash incentive compensation for participants who do not participate in the Retirement Plan. As Mr. Gale is not a participant in the Retirement Plan, he receives the 2 percent non-elective Company contribution to the Supplemental 401(k) Plan.

Benefits under this plan are held in notional accounts on the Company’s balance sheet. Earnings and losses are credited to accounts based on notional investment elections made by participants. Notional investments available to participants are generally the same investments available under the 401(k) Plan with the exception of Regions stock and certain mutual funds, not available to the Company for investment. None of these notional investments provide for above market or preferential earnings which require us to report earnings in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 80.

Benefits under the plans are fully vested at all times and are payable only upon separation from service according to the 409A compliant distribution election made by the NEO upon participation in the plan.

The following table sets forth the NEOs’ contributions, Regions’ contributions and the aggregate earnings, withdrawals and balances during 2015 under the nonqualified deferred compensation plans maintained by Regions:

		Non-Qualified Deferred Compensation
Name		Executive Contributions in 2015 ($) (1)	Company Contributions in 2015 ($) (2)	Aggregate Earnings in 2015 ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2015 ($) (4)
O. B. Grayson Hall, Jr.	Supplemental 401(k)	104,908	145,948	(175,764)	—	2,522,710
David J. Turner, Jr.	Supplemental 401(k)	69,806	61,736	(45,994)	—	743,312
John B. Owen	Supplemental 401(k)	139,514	58,384	(27,835)	—	961,475
C. Matthew Lusco	Supplemental 401(k)	45,291	37,423	(9,391)	—	299,590
Fournier J. Gale, III	Supplemental 401(k)	45,701	56,786	(35,772)	—	295,212
(1)	This column represents amounts deferred from the base salary and annual incentive, if applicable. Although deferred, these amounts are included in the “Salary” and “Non-Equity Incentive Plan Compensation,” if applicable, columns of the Summary Compensation Table.

(2)	This column includes Company contributions under the Supplemental 401(k) Plan plus the 2% non-elective contribution for Mr. Gale. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	This column includes earnings/losses from the Supplemental 401(k) Plan.

(4)	The December 31, 2015 balances do not include true-up Company contributions that were made in early 2016 based on 2015 deferral elections. These contributions are included, however, in the column “Company Contributions in 2015.” The aggregate balance at December 31, 2015, includes the balance in the Supplemental 401(k) Plan.

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COMPENSATION OF EXECUTIVE OFFICERS

Potential Payments by Regions Upon Termination or Change-in-Control

Regions maintains certain arrangements, plans and programs under which our NEOs would be eligible to receive severance payments and other benefits upon termination of employment or a change-in-control of Regions.

Employment and/or Change-in-Control Agreements. Regions does not generally enter into employment agreements with any of our executive officers. As a result, no NEO has post-employment benefits that differ from any other associate.

While we haven’t entered into any employment agreements, all of our NEOs hold a change-in-control agreement. Under the change-in-control agreements, certain severance benefits are due if, during the two-year period following a change-in-control, Regions terminates employment without “cause” or the NEO terminates employment with “good reason.”

For Mr. Hall, Mr. Owen and Mr. Gale, if Regions terminates their employment other than for “cause,” or if they resign for “good reason” during the two-year period, they are entitled to enhanced severance in an amount equal to three times base salary and average annual bonus during the three years prior to the year in which the change-in-control occurred. In addition to severance benefits, benefit continuation under our welfare benefits plans is also available for the three-year period following termination. Mr. Turner and Mr. Lusco are covered by a similar change-in-control agreement, but their severance multiple is equal to two times pay and the benefit continuation period is two years following termination. If a NEO’s employment is terminated by Regions for “cause,” or by reason of death, disability or resignation other than for “good reason” during the two-year period, Regions’ liability is limited to accrued but unpaid compensation and benefits.

Three of our NEOs are subject to grandfathered agreements that provide for extra benefits in the event that change-in-control payments become subject to the excise tax under Section 4999 of the IRC. Mr. Hall, Mr. Turner and Mr. Owen have an agreement that requires Regions to make an additional payment covering the excise tax under IRC Section 4999, as well as any income tax on the excise tax payment and any penalty and interest that might be due (sometimes referred to as “Section 280(g) gross up payments”). However, if the payments and benefits provided following a change-in-control do not exceed 110 percent of the greatest amount that could be paid without triggering the excise tax (the “Safe Harbor Amount”), then those payments and benefits will be reduced to that amount.

Mr. Gale’s and Mr. Lusco’s agreements do not provide for Section 280(g) gross up payments. Their agreements stipulate that in the event severance benefits are subject to the terms of Section 4999 of the IRC that amounts payable to them (under their change-in-control agreements or otherwise) would be reduced to the Safe Harbor Amount if that reduction would result in them receiving a greater after tax amount.

Equity-Based Award Plans. Under the terms of our Long Term Incentive Plans, equity-based awards generally vest fully or in part at retirement, death, disability, if employment is terminated without “cause” or if following a change-in-control termination of employment occurs without “cause” or for “good reason” within the 24-month period following the change-in-control (so called double trigger vesting following a change-in-control).

Death – Under the terms of performance-based equity grant award agreements, the performance period lapses at death and release/payment is equal to the target performance value.

Retirement and Disability – At retirement and disability, performance awards continue to vest as scheduled and are released/paid subject to performance at the end of the performance period.

Termination without “cause” – For involuntary termination without “cause,” award continues to vest as scheduled. At the vesting date, grants are released/paid subject to performance achievement at the end of the performance period and are further prorated based on the service between the grant date and the date employment was terminated.

Change-in-control – Upon the occurrence of a change-in-control, the award is fixed at the target value but service vesting requirements continue. In the event termination of employment without “cause” or for “good reason” occurs within a 24-month period following the change-in-control, service vesting requirements are accelerated to the termination of employment.

Pension Benefits. Benefits under the Retirement Plan are fully vested; therefore, upon termination of employment for any reason, each NEO would be entitled to receive the amounts designated as Retirement Plan benefits represented in the “Present Value of Accumulated Benefit” column of the Pension Benefits table on page 85. Mr. Turner is vested in the SERP benefit as well. Mr. Hall is not yet vested in the targeted benefit afforded him, therefore if he leaves the Company prior to his 60th birthday, he would forfeit an amount equal to the difference between the targeted SERP benefit and the regular SERP benefit except in the case of death or disability.

Mr. Owen and Mr. Lusco are not currently vested in any of the amounts presented in the Pension Benefits table except in the case of death or disability.

Upon a change-in-control, vesting of pension benefits is accelerated, and therefore, upon termination of employment following a change-in-control, each NEO will fully vest in these pension benefits and be entitled to the benefits included in the following table as additional change-in-control termination benefits.

Nonqualified Deferred Compensation Plan Benefits. Each NEO is currently fully vested in the amounts reported in the “Aggregate Balance at December 31, 2015” column of the Nonqualified Deferred Compensation table on page 86, and therefore these amounts would be payable to NEOs upon termination of employment for any reason.

Welfare and Other Insurance Benefits. Regions sponsors a number of broad-based health, life and disability benefit programs for its associates, in which NEOs also participate, such as short and long-term disability coverage and group term life insurance coverage.

  ï   2016 Proxy Statement    87

COMPENSATION OF EXECUTIVE OFFICERS

The following table quantifies certain amounts that would be payable to NEOs upon various separation situations. The amounts reflected in the table assume a December 31, 2015 termination of employment:

Name	Voluntary ($)	Involuntary Without Cause ($)	Early Retirement ($)	For Cause ($)	Involuntary Without Cause or for Good Reason Following a CIC ($) (8)	Death ($) (9)	Disability ($)
O. B. Grayson Hall, Jr. (1)
Compensation:
Cash Severance	—	—	—	—	8,094,619	—	—
Long Term Incentive
Restricted Stock/Units (2)	2,933,919	2,933,919	2,933,919	—	4,889,866	4,889,866	2,933,919
Performance Stock Units (2)	—	—	—	—	4,889,866	4,889,866	—
Performance Cash	—	—	—	—	4,833,334	4,833,334	—
Perquisites:
Financial Planning (3)	30,100	30,100	30,100	—	30,100	30,100	30,100
Outplacement (4)	—	—	—	—	60,000	—	—
280G Tax Gross-up (5)	—	—	—	—	12,382,940	—	—
Benefits:
Value of continued welfare benefits (6)	—	—	—	—	24,413	—	—
Value of additional retirement benefits (7)	—	—	—	—	6,615,268	—	—

Total:	2,964,019	2,964,019	2,964,019	—	41,820,406	14,643,166	2,964,019
David J. Turner, Jr.
Compensation:
Cash Severance	—	—	—	—	2,793,627	—	—
Long Term Incentive
Restricted Stock/Units (2)	—	397,790	—	—	1,142,390	1,142,390	685,434
Performance Stock Units (2)	—	—	—	—	1,142,390	1,142,390	—
Performance Cash	—	—	—	—	1,133,333	1,133,333	—
Perquisites:
Financial Planning (3)	—	30,100	NA	—	30,100	30,100	30,100
Outplacement (4)	—	—	—	—	60,000	—	—
280G Tax Gross-up (5)	—	—	—	—	3,269,765	—	—
Benefits:
Value of continued welfare benefits (6)	—	—	—	—	18,161	—	—
Value of additional retirement benefits (7)	—	—	—	—	1,063,164	—	—

Total:	—	427,890	NA	—	10,652,930	3,448,213	715,534
John B. Owen
Compensation:
Cash Severance	—	—	—	—	4,309,742	—	—
Long Term Incentive
Restricted Stock/Units (2)	—	397,790	—	—	1,142,390	1,142,390	685,434
Performance Stock Units (2)	—	—	—	—	1,142,390	1,142,390	—
Performance Cash	—	—	—	—	1,133,333	1,133,333	—
Perquisites:
Financial Planning (3)	—	30,100	NA	—	30,100	30,100	30,100
Outplacement (4)	—	—	—	—	60,000	—	—
280G Tax Gross-up (5)	—	—	—	—	8,939,836	—	—
Benefits:
Value of continued welfare benefits (6)	—	—	—	—	25,594	—	—
Value of additional retirement benefits (7)	—	—	—	—	9,375,116	—	—

Total:	—	427,890	NA	—	26,158,501	3,448,213	715,534

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COMPENSATION OF EXECUTIVE OFFICERS

Name	Voluntary ($)	Involuntary Without Cause ($)	Early Retirement ($)	For Cause ($)	Involuntary Without Cause or for Good Reason Following a CIC ($) (8)	Death ($) (9)	Disability ($)
C. Matthew Lusco
Compensation:
Cash Severance	—	—	—	—	2,336,296	—	—
Long Term Incentive
Restricted Stock/Units (2)	—	313,343	—	—	956,794	956,794	574,076
Performance Stock Units (2)	—	—	—	—	956,794	956,794	—
Performance Cash	—	—	—	—	950,000	950,000	—
Perquisites:
Financial Planning (3)	—	30,100	NA	—	30,100	30,100	30,100
Outplacement (4)					60,000
Benefits:					—	—
Value of continued welfare benefits (6)	—	—	—	—	13,704	—
Value of additional retirement benefits (7)	—	—	—	—	2,418,972	—	—

Total:	—	343,443	—	—	7,722,660	2,893,688	604,176
Fournier J. Gale, III (1)
Compensation:
Cash Severance	—	—	—	—	3,542,752	—	—
Long Term Incentive
Restricted Stock/Units (2)	514,074	514,074	514,074	—	856,790	856,790	514,074
Performance Stock Units (2)	—	—	—	—	856,790	856,790	—
Performance Cash	—	—	—	—	850,000	850,000	—
Perquisites:
Financial Planning (3)	30,100	30,100	30,100	—	30,100	30,100	30,100
Outplacement (4)	—	—	—	—	60,000	—	—
Benefits:
Value of continued welfare benefits (6)	—	—	—	—	24,481	—	—
Value of additional retirement benefits (7)	—	—	—	—	—	—	—

Total:	544,174	544,174	544,174	—	6,220,913	2,593,680	544,174
(1)	Mr. Hall is eligible for early retirement, and Mr. Gale is eligible for normal retirement. For purposes of the various termination columns in the table, with the exception of the “For Cause” column, they were assumed to have taken early/normal retirement and therefore are entitled to receive the benefits shown.

(2)	Based on a fair market value of Regions common stock of $9.60 per share on December 31, 2015.

(3)	The service agreement with Regions’ financial planning provider allows for continuation of service for two years following termination due to retirement, death, disability, change-in-control and involuntary termination without cause.

(4)	The change-in-control agreement provides for reasonable outplacement services for up to two years based on a termination date of December 31, 2015.

(5)	280G tax gross-up represents the amount of the excise tax and related gross-up for excise taxes levied under Section 4999 of the IRC on payment and benefits following a change-in-control (otherwise referred to as “excess parachute payments” under Section 280G of the IRC).

(6)	The change-in-control agreement provides for continuation of medical and dental coverage equal under Regions’ medical and dental plans for a period of three years for Mr. Hall, Mr. Owen and Mr. Gale and for a period of two years for Mr. Turner and Mr. Lusco.

(7)	Mr. Hall, Mr. Turner, Mr. Owen and Mr. Lusco participate in the Retirement Plan and/or the SERP. The change-in-control agreement provides for additional years’ credit for age and service under the Retirement Plan and the SERP that the NEO would have accrued had he remained employed through the second anniversary of the change-in-control. In addition, Mr. Hall and Mr. Owen are each eligible for the alternative target benefit under the SERP, which would normally require the NEO to reach age 60 and have a minimum of 10 years of service. Mr. Lusco is eligible for the regular SERP, which, in his case, would require service to age 62. Under the SERP, in the event of an involuntary termination of employment without cause (or termination for good reason) within 24-months following a change-in-control, unvested benefits become fully vested. Because these benefits are already accrued, they are reflected in the Pension Benefits table on page 85 and do not represent additional expense to the Company. The following chart details the value of the benefit attributable to the additional years of age and service, as well as the amounts already accrued that will vest upon involuntary termination of employment without cause (or termination with good reason) within 24-months of a change-in-control:

	Value for Targeted/Regular Years of Age and Service Credit	Value for Vesting in Targeted/Regular Benefit	Total Additional Value
Name	($)	($)	($)
O. B. Grayson Hall, Jr.	1,578,247	5,037,021	6,615,268
David J. Turner, Jr.	1,063,164	NA	1,063,164
John B. Owen	2,409,407	6,965,709	9,375,116
C. Matthew Lusco	808,053	1,610,919	2,418,972
Fournier J. Gale, III	NA	NA	NA

  ï   2016 Proxy Statement    89

COMPENSATION OF EXECUTIVE OFFICERS

(8)	The following chart summarizes the meaning of “cause,” “good reason/without cause” and “change-in-control” under the change-in-control agreements of the NEOs:

“cause”	(i) willful and continued failure to substantially perform reasonably assigned duties; (ii) breach of fiduciary duty involving personal profit or commission of a felony or a crime involving fraud or moral turpitude, material breach of the agreement; (iii) engaging in illegal conduct or gross misconduct that materially injures Regions; (iv) failure to materially cooperate with an investigation authorized by the Board, a regulatory body, or a governmental department or agency; or (v) disqualification or bar by any governmental or regulatory authority from carrying out duties and responsibilities, or loss of any required licenses.
“good reason” and “without cause”	(i) an adverse change in responsibilities as in effect immediately before the change-in-control; (ii) a material diminution in the budget over which the executive has control; (iii) a material breach of the compensation provisions of the agreement or (iv) requiring the executive to move his principal place of work by more than 50 miles.
“change-in-control”	(i) an acquisition of 20% or more of the combined voting power of Regions voting securities; (ii) a change in a majority of the members of the Board; (iii) the consummation of a merger (unless voting securities of Regions outstanding immediately prior to the merger continued to represent at least 55% of the combined voting power of the voting securities of the surviving company outstanding immediately after such merger); or (iv) stockholder approval of a complete liquidation or dissolution of Regions.

(9)	Death would result in vesting in the enhanced portion of the benefit for Mr. Hall, Mr. Owen and Mr. Lusco as is displayed in the chart in footnote (7) above.

90       ï   2016 Proxy Statement

OTHER MATTERS

OTHER MATTERS

Important Notice Regarding Delivery of Security Holder Documents

The SEC has adopted rules that allow us to send, in a single envelope, our proxy statement and other required annual meeting materials to two or more stockholders sharing the same address. These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a company that would otherwise be mailed in separate envelopes to more than one stockholder at a shared address may be mailed as one copy in one envelope addressed to all stockholders at that address (i.e., “householding”). Stockholders who participate in householding will, however, receive separate proxy cards.

We are using the SEC’s Notice and Access rule again this year as discussed on page 18; however, we are not householding our proxy materials. This means that stockholders of record who share an address will each be mailed a separate Notice of Internet Availability of Proxy Materials.

It should be noted, however, that certain brokerage firms, banks or similar entities holding our common stock for their customers may household proxy materials or notices.

Stockholders sharing an address whose shares of our common stock are held in street name should contact their broker if they now receive (1) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or notices and wish to receive separate copies of these materials in the future.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please email investors@regions.com, or write to Investor Relations, Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203, or call 205-581-7890.

Cost of Proxy Solicitation

We bear the entire cost of soliciting your proxy, including the cost of preparing, assembling, printing, mailing or otherwise distributing the Notice of Internet Availability of Proxy Materials and these proxy materials, as well as soliciting your vote. In addition to solicitation of proxies by mail, we request that banks, brokers and other record holders send proxies and proxy materials or Notice of Internet Availability of Proxy Materials to the beneficial owners of Regions common stock and secure their voting instructions. We will reimburse the record holders for their reasonable expenses in taking those actions.

We also have made arrangements with Innisfree M&A Incorporated to assist us in soliciting proxies and have agreed to pay $15,000 plus reasonable and customary expenses for these services. If necessary, we may also use several of our associates, without additional compensation, to solicit proxies on Regions’ behalf from our stockholders, either personally or by telephone, facsimile, email or letter.

This is the first distribution of proxy solicitation materials to stockholders.

Submission of Stockholder Proposals or Nominations for 2017 Annual Meeting of Stockholders

The 2017 Annual Meeting of Stockholders is expected to be held on April 20, 2017. To be eligible for inclusion in the proxy materials for the 2017 Annual Meeting, a stockholder proposal submitted pursuant to Rule 14a-8 of the Exchange Act must be received by us by November 8, 2016, and must comply in all respects with applicable rules of the SEC. Proposals should be addressed to the Corporate Secretary as follows: Regions Financial Corporation, 1900 Fifth Avenue North, Birmingham, Alabama 35203, Attention: Fournier J. Gale, III, Corporate Secretary.

Regions’ By-Laws include provisions requiring advance notice of a stockholder’s nomination of persons for election to the Board of Directors or the proposal of other business to be considered by the stockholders, even if not to be included in our 2017 Proxy Statement. To be timely outside of Rule 14a-8 of the Exchange Act, such notice must be delivered no earlier than November 8, 2016, and no later than December 8, 2016, for our 2017 Annual Meeting. However, in the event that: (a) the number of Directors to be elected to the Board at the 2017 Annual Meeting is increased by virtue of an increase in the size of the Board, and (b) the Company has not publicly disclosed by January 11, 2017, either (i) all of the nominees for Director at the 2017 Annual

Meeting or (ii) the size of the increased Board, then such notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it has been delivered no later than the close of business on the 10th day following the first date all of such nominees or the size of the increased Board of Directors has been publicly announced or disclosed.

Pursuant to our By-Laws, a stockholder’s notice regarding nomination for election as a Director shall set forth the following information as to each proposed nominee:

•	All information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

•	A statement signed by the candidate confirming that the candidate:

¡	will serve if nominated by the Board and elected by the stockholders;

  ï   2016 Proxy Statement    91

OTHER MATTERS

¡	consents to being named in the proxy statement as a nominee;

¡	will comply with the Company’s Code of Business Conduct and Ethics, General Policy on Insider Trading, Corporate Governance Principles and any other rule, regulation, policy or standard of conduct applicable to the Directors; and

¡	will provide any information required or requested by the Company or its subsidiaries, or banking or other regulators, including, without limitation, all information requested by the form of Directors questionnaire used by the Company.

•	Whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K under the Securities Act of 1933, as amended, (or the corresponding provisions of any successor regulation) and the relevant listing standards of any exchange where the Company’s equity securities are listed.

Any notice regarding nominations for Director or other proposal of business must include the following information:

(a)	As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	The name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner.

•	A representation that the stockholder is a holder of the Company’s voting stock (including the number and class or series of shares held).

•	With respect to nominations, a disclosure of any hedging or other arrangement with respect to any share of the Company’s stock (including any short position on or any borrowing or lending of shares of stock) made by or on behalf of the stockholder (i) to mitigate loss to or manage risk of stock price changes for the stockholder or (ii) to increase or decrease the voting power of the stockholder.

•	With respect to nominations, a description of all arrangements or understandings among the stockholder and the candidate and any other person or persons (naming such person or persons and including any person that may be deemed to be acting in concert with such stockholder under applicable federal or state securities or banking laws) pursuant to which the proposal is made by the stockholder.

(b)	The names and addresses of any other stockholders or beneficial owners known to be supporting such nomination or proposal of business by the proposing stockholder on whose behalf the nomination or proposal is made.

As to the proposal of business that the stockholder proposes to bring forth before the meeting (other than nominations of persons for election to the Board of Directors), such stockholder’s notice must include:

•	The text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders.

•	A brief written statement of the reasons why such stockholder favors the proposal.

•	Any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

Proposals should be addressed to our Corporate Secretary as follows:

Regions Financial Corporation

1900 Fifth Avenue North

Birmingham, Alabama 35203

Attention: Fournier J. Gale, III, Corporate Secretary.

Other Business

Regions does not know of any business to be presented for action at the annual meeting other than those items listed in the Notice of 2016 Annual Meeting of Stockholders on page 1 and referred to herein. If any other matters properly come before the annual meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted in respect thereof by and at the discretion of the persons named as proxies on the electronic proxy or proxy card.

March 8, 2016

By Order of the Board of Directors

Fournier J. Gale, III

Corporate Secretary

92       ï   2016 Proxy Statement

APPENDIX A

APPENDIX A

GAAP TO NON-GAAP AND OTHER RECONCILIATIONS

Adjusted Return on Average Tangible Common Stockholders’ Equity (Non-GAAP)

The table below presents a reconciliation of net income from continuing operations available to common shareholders (GAAP) to adjusted income from continuing operations available to common shareholders for incentive purposes (non-GAAP). Adjusted income from continuing operations available to common shareholders for incentive purposes excludes the items listed in the table below. These selected items are included in financial results presented in accordance with generally accepted accounting principles (GAAP). Regions believes that their exclusion from income from continuing operations available to common shareholders provides a meaningful base for period-to-period comparisons, which management believes will assist stakeholders in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Management and the Compensation Committee utilize these non-GAAP financial measures for the evaluation of performance. Regions believes that presenting these non-GAAP financial measures will permit stakeholders to assess the performance of the Company on the same basis as that applied by management and the Board of Directors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes these selected items does not represent the amount that effectively accrues directly to stockholders.

  ï   2016 Proxy Statement    A-1

APPENDIX A

The following table also provides a calculation of “return on average tangible common stockholders’ equity” and a reconciliation of average stockholders’ equity (GAAP) to average tangible common stockholders’ equity (non-GAAP). Tangible common stockholders’ equity has become a focus of some investors and banking regulators, and management believes it may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Since analysts and banking regulators may assess Regions based on these measures, management believes that it is useful to provide investors the ability to assess Regions on these same bases.

(Unaudited) ($ amounts in millions)		Year Ended December 31, 2015
Net income from continuing operations available to common shareholders (GAAP)		$1,011
Adjustments:
Salaries and employee benefits – severance charges, net of tax		4
Branch consolidation and property and equipment charges, net of tax (1)		26
Professional, legal and regulatory expenses, net of tax (2)		28
Securities gains, net of tax		(18)
Loss on early extinguishment of long-term debt, net of tax (3)		(4)
Insurance proceeds, net of tax (4)		(56)
Leverage lease termination gains, net of tax (5)		(6)
Tax related adjustments (6)		(15)
Adjusted income from continuing operations available to common shareholders for incentive purposes (non-GAAP)	A	$970
Average stockholders’ equity from continuing operations (GAAP)		$16,916
Adjustments:
Average intangible assets (GAAP)		(5,099)
Average deferred tax liability related to intangibles (GAAP)		170
Average preferred equity (GAAP)		(848)
Average tangible common stockholders’ equity from continuing operations (non-GAAP)	B	$11,139
Adjusted return on average tangible common stockholders’ equity from continuing operations (non-GAAP)	A/B	8.70%

(1)	Certain branch consolidation and property and equipment charges were included in the 2015 target. This adjustment reflects the portion of the charges recorded in actual, but not included in the target.

(2)	Regions recorded $50 million of contingent legal and regulatory accruals during the second quarter of 2015, related to previously disclosed matters. Certain prior accruals were settled in the second quarter of 2015 for $2 million less than originally estimated and a corresponding recovery was recognized.

(3)	A greater loss on early extinguishment of long-term debt was included in the 2015 target than recorded in actual. This adjustment reflects the excess portion included in the target.

(4)	Insurance proceeds recognized in 2015 are related to the settlement of the previously disclosed 2010 class-action lawsuit.

(5)	Certain leverage lease termination gains were included in the 2015 target. This adjustment reflects the portion of the gains recorded in actual, but not included in the target.

(6)	Certain income tax benefits were recognized in actual during 2015 that were not included in the 2015 target. This adjustment removes those benefits.

Criticized and Classified Loans

($ amounts in millions)		Year Ended December 31, 2015
Total commercial (1)		$ 3,008
Total investor real estate (1)		363
Total consumer (2)		703
Total criticized and classified loans	A	$ 4,074
Total loans, net of unearned income	B	$ 81,162
Criticized loans/loans	A/B	5.02%

(1)	Amount can be obtained from page 127 of the Regions Annual Report on Form 10-K for the year ended December 31, 2015 as the sum of the applicable subtotals of the special mention, substandard accrual and non-accrual columns.

(2)	Amount is from internal management reports.

A-2       ï   2016 Proxy Statement

REGIONS FINANCIAL CORPORATION ATTN: INVESTOR RELATIONS 1900 5TH AVENUE NORTH BIRMINGHAM, AL 35203

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E00117-P73131	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

REGIONS FINANCIAL CORPORATION	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposals:
Election of Directors		For	Against	Abstain
Proposal 1. Nominees:
1a. 1b. 1c. 1d. 1e. 1f. 1g. 1h. 1i. 1j. 1k.	Carolyn H. Byrd David J. Cooper, Sr. Don DeFosset Eric C. Fast O. B. Grayson Hall, Jr. John D. Johns Ruth Ann Marshall Susan W. Matlock John E. Maupin, Jr. Charles D. McCrary Lee J. Styslinger III	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐
					The Board of Directors recommends you vote FOR the following proposal:	For	Against	Abstain
					Proposal 2. Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2016.	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:
					Proposal 3. Nonbinding Stockholder Approval of Executive Compensation.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

REGIONS FINANCIAL CORPORATION

Annual Meeting of Stockholders

April 21, 2016

9:00 A.M. Central Time

Upper Lobby Auditorium of Regions Bank

1901 Sixth Avenue North

Birmingham, AL 35203

Admission Ticket

to the

Regions Financial Corporation 2016 Annual Meeting of Stockholders

PLEASE BRING THIS ADMISSION TICKET AND A VALID GOVERNMENT-ISSUED PHOTO IDENTIFICATION FOR ADMISSION TO THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report on Form 10-K and Chairman’s Letter are available at www.proxyvote.com.

For security reasons, no large bags, backpacks, briefcases or packages will be permitted in the annual meeting, and security measures will be in effect to provide for the safety of attendees. The use of any electronic devices such as cameras (including mobile phones with photographic capabilities), recording devices, smartphones, tablets, laptops and other similar devices is strictly prohibited.

E00118-P73131

PROXY CARD

REGIONS FINANCIAL CORPORATION

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Fournier J. Gale, III and Hope D. Mehlman, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Regions Financial Corporation held of record by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, April 21, 2016, and at any adjournments thereof. This card also provides voting instructions for shares held in the Regions Financial Corporation 401(k) Plan or the Computershare Investment Plan for Regions Financial Corporation and held of record by the trustees or agents of such plans. This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any directions, then the proxies will vote FOR Proposal 1, Election of all Nominees, FOR Proposal 2, Ratification of Appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2016, and FOR Proposal 3, Nonbinding Stockholder Approval of Executive Compensation. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors, if any nominee named herein becomes unable or unwilling to serve and (ii) on any other matter that may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be signed on reverse side)